Exhibit 99.1

        Annual Report and Form F-2 for fiscal year ended December 31, 1996

                      FEDERAL DEPOSIT INSURANCE CORPORATION
                              WASHINGTON D.C. 20429

                             ----------------------

                                    FORM F-2

                             ----------------------

                         ANNUAL REPORT UNDER SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                   For the fiscal year ended December 31, 1996
                          FDIC Certificate No. 21977-1


                      THE NEW MILFORD BANK & TRUST COMPANY
                   -------------------------------------------
                     (Exact name of bank as specified in its
                                    charter)

                                   CONNECTICUT
          ------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   06-0914281
                     --------------------------------------
                      (I.R.S. Employer Identification No.)

                    55 MAIN STREET, NEW MILFORD, CONNECTICUT
                    ----------------------------------------
                          (Address of principal office)

                                   06776-2400
                              -------------------
                                   (ZIP Code)

                                 (860) 355-1171
                  --------------------------------------------
                 (Bank's telephone number, including area code)

              Securities registered under Section 12(b) of the Act:
                                      NONE

              Securities registered under Section 12(g) of the Act:
                                  COMMON STOCK
                               -----------------
                                (Title of class)

         Indicate by check mark if the bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this Form F-2. [ X ]

         Indicate by check mark if disclosure of delinquent  filers  pursuant to
Item 10 is not contained herein, and will not be contained, to the best of bank's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form F-2 or any amendment of this Form F-2. [ X ]

         Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that NMBT was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

         YES      _X_      NO ____

         The aggregate market value of the voting stock held by nonaffiliates of NMBT as of March 12, 1997 was: $27,639,125.

         The number of shares of NMBT's common stock outstanding as of March 12, 1997 was: 2,588,058 shares, $1.00 par value.

Listed hereunder are documents incorporated by reference and the parts of Form F-2 into which the documents are incorporated:

          (1) Annual Report to Stockholders for the fiscal year ended December 31, 1996 - PART I (Items 1 and 3) & PART II

          (2) Proxy Statement for Annual Meeting on May 27, 1997 - PART I (Item 4) & PART III.

                                     PART I

Item 1. Business.


General:

         The New Milford Bank & Trust Company (NMBT), headquartered in New Milford, Connecticut, is a state-chartered bank and trust company founded in 1975. NMBT's principal business is to provide full banking services to individuals and businesses in western Connecticut. Deposits are insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (FDIC). NMBT's lending activities consist of originating loans collateralized by residential and commercial properties, and extending collateralized and uncollateralized loans to consumers and businesses. NMBT serves its market through a network of nine banking offices located in New Milford, Kent, Bridgewater, New Fairfield and Danbury. NMBT's primary regulators are the FDIC and the State of Connecticut Department of Banking. NMBT is authorized to transact general banking business pursuant to the powers set forth in the Connecticut General Statutes. NMBT is not offering trust services at this time.
         NMBT's  primary  service  area  includes  the  towns  of  New  Milford,
Bridgewater, Kent, Danbury and New Fairfield; its secondary service area includes the towns of Bethel, Brookfield, Newtown, Roxbury, Sherman, Southbury, Warren, Washington and Woodbury.
         While NMBT's business is not seasonal, the populations of a number of the towns in its service areas increase substantially in the summer months, requiring some additional personnel to handle the increased volume of transactions during these months.
         NMBT has no subsidiaries and no operations other than conventional banking operations and has no foreign branches.

Competition:

         NMBT's Main Office and four of its branch offices are located in Litchfield County, Connecticut. The remaining four branch offices are located in Fairfield County, Connecticut. Both Counties are located in the western portion of Connecticut bordering the State of New York. Within this market area, NMBT encounters competition in its banking business from many other financial institutions offering comparable products. These competitors include other commercial banks (both locally based independent banks and local offices of regional banks and major New York and Boston based banks) , as well as mutual and stock savings banks, savings and loan associations, credit unions, mortgage banking companies, and loan production offices of out-of-state banks. In addition, NMBT experiences competition in marketing some of its services from local and national insurance companies and brokerage firms.

Employees:

         As of December 31, 1996, NMBT employed a total of 128 fulltime and 46 part-time employees. (154 employees on a full-time equivalent basis.) NMBT is an equal opportunity employer. NMBT provides a variety of benefit plans including group life, accident, medical, dental and retirement plans to its employees.

Government Policies and Economic' Controls:

         The U.S. federal and state governments may enact laws and amendments to existing laws to regulate further the banking and financial services industries or to reduce finance charges or other fees or charges applicable to such activities. NMBT is subject to such legislative and administrative developments. Accordingly, there can be no assurance as to whether any legislation or regulations will be adopted in the U.S. or its political subdivisions, or in any other jurisdiction in which NMBT operates, that may adversely affect NMBT's financial position or results of its operations.

         The earnings and growth of the banking industry and NMBT are affected by general economic conditions, as well as by the credit policies of monetary authorities, including the Federal Reserve System. An important function of the Federal Reserve System is to regulate the national supply of bank credit to combat recession and curb inflationary pressures. Its policies are used in varying combinations to influence overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans or paid for deposits.

         In view of changing conditions in the national economy and the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve System, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or their effects on the business and earnings of NMBT.

         Additional information required to be disclosed in this Item 1 is set forth in NMBT's 1996 Annual Report to Stockholders (an Exhibit to this F-2) and is incorporated herein by reference.


Item 2. Properties.

         NMBT's main office is located at 55 Main Street, in New Milford, Connecticut. NMBT has eight other offices, all in Connecticut, all with Automatic Teller Machine facilities, and all being full service branch offices, located at:

                  186 Danbury Road in New Milford;

                  100 Park Lane Road in New Milford;

                  45  North  Main  Street  in  Kent;
                  29 Main  Street  South  in Bridgewater;
                  105 Mill Plain Road in Danbury;
                  100 Route 37 in New  Fairfield;
                  30 Germantown  Road in Danbury; and
                  30 Main Street in Danbury.

         NMBT's Main Office is located on The Green in New Milford in a two story building. Owned by NMBT, this facility has eight interior and three drive-in teller stations and parking for approximately thirty automobiles. NMBT's executive offices are in this facility. There are no encumbrances on this facility.

         NMBT's South Seven Office at 186 Danbury Road, in New Milford, which opened in July, 1982, is located in a two story building and has a floor area of approximately 2,950 square feet. Leased by NMBT for a fifteen year term, which expires in 1997, this facility has six interior and two drive-in teller stations and parking for approximately twenty-two automobiles. NMBT pays its pro rata share of real estate taxes and other municipal charges assessed against the facility.

         NMBT's Park Lane Office at 100 Park Lane Road in New Milford, which opened in February, 1988, is located in a 21,000 square foot office building built and owned by NMBT. This facility has eight interior and three drive-in teller stations and parking for approximately 100 automobiles. This building also includes NMBT's administrative, data processing and operations departments. There are no encumbrances on this facility.

         NMBT's Kent Office at 45 North Main Street in Kent is located in a two story building and has a floor area of approximately 1,800 square feet. This facility opened for business in July, 1983. NMBT's current lease term on this facility runs until 1998, and NMBT has one fifteen year renewal option. This facility has five interior and two drive-in teller stations and parking for approximately twenty-two automobiles. NMBT pays its pro rata share of real estate taxes and other municipal charges assessed each year against the facility.

         NMBT's Bridgewater Office at 29 Main Street South in Bridgewater, in a small shopping center, opened for business in February, 1985. The lease was renewed in February, 1995 for a five year term. NMBT pays its pro rata share of taxes and other center expenses. This facility has three indoor teller stations and shares a parking area with other center tenants.

         NMBT's Mill Plain Office at 105 Mill Plain Road in Danbury, which opened in August, 1992, is located in a two story contemporary office building. The branch floor area consists of approximately 2,500 square feet, with an additional 2,500 square feet leased in the lower level. Leased by NMBT for a five year term, with one five year renewal option, this facility has 5 interior teller stations, 2 drive-in teller stations and parking for approximately thirty-five automobiles. NMBT pays its pro rata share of taxes and other municipal charges assessed each year against the facility.

         NMBT's Candlewood Office at 100 Route 37 in New Fairfield was formerly the Main office of Candlewood Bank and Trust Company (Candlewood). NMBT succeeded Candlewood as the lessee as part of NMBT's acquisition of that institution on April 29, 1994. The office is located in a two story office building and has a floor area of approximately 5,500 square feet. This facility has six interior teller stations, two drive-in teller stations and shares parking facilities with other building tenants. The current lease expires September 30, 2006. NMBT pays its pro rata share of taxes assessed against the facility.

         NMBT's Germantown Office at 30 Germantown Road in Danbury was formerly the branch office of Candlewood and the lease for this office was also assumed as part of the acquisition. This office is located in the Germantown Plaza Shopping Center and has a floor area of approximately 1,800 square feet. This facility has four interior teller stations, one drive-in teller station and shares parking spaces with other Center tenants. The present lease term expires in 2005 but may be renewed for one additional five year term. NMBT pays its pro rata share of the Center's taxes and other expenses.

         NMBT's Danbury Towers Office at 30 Main Street, Danbury, opened April 26, 1995. This full service branch is located in a five story contemporary office building called the Danbury Executive Towers, and has a floor area of approximately 3,700 square feet. Subleased by NMBT until December, 1999, this facility has 5 interior teller stations, 2 drive-in teller stations, 15 parking spaces reserved for customers and shares additional available parking spaces with other Towers tenants. NMBT pays its pro rata share of taxes and other municipal charges assessed against the facility.


Item 3. Legal Proceedings.

         The information required by this Item is set forth in NMBT's 1996 Annual Report to Stockholders (an Exhibit to this F-2), on page 34, and is incorporated herein by reference.

Item 4. Security  Ownership of Certain  Beneficial  Owners and  Management.

     The information required by this Item is set forth in a definitive proxy statement (to be filed under Section 335.204(c)) and is incorporated herein by reference.

                                     PART II

Item 5. Market for NMBT's Common Stock and Related Security Holder Matters.

         The information required by this Item is set forth in NMBT's 1996 Annual Report to Stockholders (an Exhibit to this F-2), on pages 1, 12, 19, 20, 24, 25, 26, 28, 31, 32 and 35, and is incorporated herein by reference.


Item 6. Selected Financial Data.

     The information required by this Item is set forth in NMBT's 1996 Annual Report to Stockholders (an Exhibit to this F-2), on page 12, and is incorporated herein by reference.


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

     The information required by this Item is set forth in NMBT's 1996 Annual Report to Stockholders (an Exhibit to this F-2), on pages 13 through 21, Note 4 on pages 29 and 30 and Note 7 on page 31, and is incorporated herein by reference, and on Statistical Disclosure Tables appended to this F-2 Report.


Item 8. Financial Statements and Supplementary Data.

     The information required by this Item is set forth in NMBT's 1996 Annual Report to Stockholders (an Exhibit to this F-2), on pages 22 through 35, and is incorporated herein by reference.

                                    PART III

Item 9. Directors and Executive Officers of NMBT.

     The information required by this Item is set forth in a definitive proxy statement (to be filed under Section 335.204(c)) and is incorporated herein by reference.


Item 10. Management Compensation and Transactions.


     The information required by this Item is set forth in a definitive proxy statement (to be filed under Section 335.204(c)) and is incorporated herein by reference.

                                     PART IV

Item 11. Exhibits, Financial Statements, Schedules, and Reports on Form F-3.

A.   Financial Statements and Schedules

     The following financial statements of NMBT included in the Annual Report of NMBT to its stockholders for the year ended December 31, 1996 are incorporated herein by reference:

     Statements of Condition - December 31, 1996 and 1995
     Statements of Operations - Years Ended December 31, 1996, 1995 and 1994 Statements of Cash Flows - Years Ended December 31, 1996, 1995 and 1994 Statements of Changes in Stockholders' Equity - Years Ended December 31, 1996, 1995 and 1994
     Notes to Financial Statements

     The following financial information is submitted herewith:

     Schedule II - Loans to Officers, Directors,  Principal Security Holders and
     Any Associates of the Foregoing Persons .......... page 2 of Exhibit (5)

     The information required on Schedules I, III, IV and VI is included in the financial statements or notes thereto.

     Schedule V, for which provision is made in the applicable accounting regulations of the Federal Deposit Insurance Corporation, has been omitted because it is inapplicable.

     B. Reports on Form F-3 - (Fourth Quarter of 1996)
        ---------------------------------------------

          None

     C. Exhibits

     (1) Employment Agreement between NMBT and Michael D. Carrigan dated January 17, 1996.

     (2)  Employment  Agreement  between NMBT and Jay C. Lent dated  January 17,
          1996.

     (3) Employment Agreement between NMBT and Peter R. Maher dated January 17, 1996.

     (4)  Bank's 1996 Annual Report to Stockholders.

     (5) DELOITTE & TOUCHE LLP Independent Auditors' Report on financial statement schedule listed in Item 11(A).

     Pursuant to the requirements of section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            THE NEW MILFORD BANK & TRUST COMPANY


Dated:  March 12, 1997                    By /s/ Michael D. Carrigan
                                            ------------------------------------
                                            Michael D. Carrigan
                                            Its President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following on behalf of the registrant and in the capacities and as of the dates indicated.



/s/ Jack W. Straub                   Director                     March 12, 1997
------------------------------
Jack W. Straub

                                     Chief Financial Officer,
/s/ Jay C. Lent                      Executive Vice President,
-------------------------------      and Secretary                March 12, 1997
Jay C. Lent

/s/ Deborah L. Fish                  Vice President,
-------------------------------      Treasurer                    March 12, 1997
Deborah L. Fish

/s/ Kevin L. Dumas
-------------------------------       Director                    March 12, 1997
Kevin L. Dumas

/s/ Louis A. Funk, Jr.
-------------------------------       Director                    March 12, 1997
Louis A. Funk, Jr.

/s/ Lawrence Greenhaus
-------------------------------       Director                    March 12, 1997
Lawrence Greenhaus

/s/ Ruth Henderson
-------------------------------       Director                    March 12, 1997
Ruth Henderson

/s/ Robert W. X. Martin
-------------------------------       Director                    March 12, 1997
Robert W. X. Martin

/s/ Terry C. Pellegrini
-------------------------------       Director                    March 12, 1997
Terry C. Pellegrini

/s/ Walter G. Southworth
-------------------------------       Director                    March 12, 1997
Walter G. Southworth

/s/ Harry H. Taylor, Jr.
-------------------------------       Director                    March 12, 1997
Harry H. Taylor, Jr.

/s/ Edward E. Tierney
-------------------------------       Director                    March 12, 1997
Edward E. Tierney

/s/ Arthur C. Weinshank
-------------------------------       Director                    March 12, 1997
Arthur C. Weinshank

                            ANNUAL REPORT ON FORM F-2
                                   ITEM 11 (A)



                       FINANCIAL STATEMENTS AND SCHEDULES

                          YEAR ENDED DECEMBER 31, 1996

                      THE NEW MILFORD BANK & TRUST COMPANY






                             INSTRUCTION 7 TO ITEM 7

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                       OF FINANCIAL CONDITION AND RESULTS

                                  OF OPERATIONS



                          STATISTICAL DISCLOSURE TABLES

                          YEAR ENDED DECEMBER 31, 1996


                                                                            Page

      Table II - Securities Portfolio                                         14

      Table III - Loan Portfolio                                              15

      Table IV - Summary of Loan Loss Experience                              16

      Table V - Deposits                                                      17

      Table VII - Short-Term Borrowings                                       18

TABLE II.         SECURITIES PORTFOLIO

The following table sets forth the carrying value of securities at the dates indicated:

--------------------------------------------------------------------------------

                                                          December 31,

                                          --------------------------------------
                                            1996           1995          1994
                                          ---------    --------------  ---------
                                                       (In thousands)
U.S. Treasuries, Agencies
and Corporations                           $ 23,702      $ 18,504      $ 26,395
Mortgage-backed securities                 $ 29,512        16,622        10,862
Obligations of states and
political subdivisions                        8,785         3,166           303
                                           --------      --------      --------

Total securities,
at amortized cost                            61,999        38,292        37,560

Federal Home Loan Bank stock                  1,542         1,542         1,542

Unrealized gain (loss)
on securities available
for sale                                        220           372          (243)
                                           --------      --------      --------

Total Carrying value
of securities                              $ 63,761      $ 40,206      $ 38,859
                                           ========      ========      ========

--------------------------------------------------------------------------------

The following table sets forth the maturities of securities, using amortized cost amounts, at December 31, 1996, and the weighted average yield of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Tax-equivalent adjustments (using a 34% rate) have been made in calculating yields on obligations of states and political subdivisions.




                                        Maturity or Expected Principal Repayment
                 ----------------------------------------------------------------------------------------
                                             After One              After Five
                       Within             but Within Five           but Within             After Ten
                      One Year                 Years                 Ten Years               Years
                 -------------------    --------------------    --------------------    -----------------
                 Amount     Yield       Amount     Yield        Amount     Yield       Amount     Yield
                 ---------- --------    ---------- ---------    ---------- --------    ---------- -------
                                            (Dollars in
                                            Thousands)
U.S.
Treasuries,
Agencies and      $ 4,495    6.64%        $13,032   6.27%        $  6,175   7.44%       $     -
Corporations


Mortgage-backed     6,397    7.30%         18,165   7.18%          $4,491   6.75%         459     6.71%
securities1

States and
political            -                      1,760   6.67%           7,025   7.04%              -
subdivisions
                  ---------             ----------              ----------              ---------

Total             $10,892    7.10%        $32,957   6.88%         $17,691   7.09%         $459    6.71%
                  =======    =====        =======   =====         =======   =====         ====    =====

(1) The maturity or expected principal repayment periods for mortgage-backed securities are based on expected average lives rather than contractual terms, factoring in scheduled amortization and estimated prepayment activity on the underlying mortgages. Prepayments were estimated based on interest rate levels existing at year-end 1996. Lower interest rates would be expected to lead to higher prepayment levels and a shorter distribution of principal cash flows, while higher interest rates would be expected to lead to lower prepayment levels and a longer distribution of cash flows.

================================================================================

The following table shows NMBT's loan distribution at the end of each of the last five years:

TABLE III. LOAN PORTFOLIO

                                                 December 31,
--------------------------------------------------------------------------------
                              1996       1995       1994       1993      1992
                            --------   --------   --------   -------    --------
                                                  (In thousands)
Collateralized by
residential
properties                  $138,442   $136,067   $129,743   $105,436   $101,550

Collateralized
by commercial
properties                    46,044     41,815     43,603     26,711     28,910

Construction
and development                5,999      4,891      3,333      3,000      4,642

Commercial and
industrial                    13,203     11,917     10,932      5,946      6,473

Installment and
education                      7,129      2,641      2,548      2,278      2,927

Cash reserve and
credit cards                     870        840        807        830      1,042
                            --------   --------   --------   --------   --------

TOTAL LOANS                 $211,687   $198,171   $190,966   $144,201   $145,544
                            ========   ========   ========   ========   ========

================================================================================

The following tables show the maturity and repricing data for fixed and floating rate loans outstanding as of December 31, 1996 and 1995:

--------------------------------------------------------------------------------

Fixed rate loans:
----------------
                                                               December 31,
Remaining Maturity                                         1996          1995
------------------
                                                         --------       --------
                                                               (In thousands)

Three months or less                                     $  2,049       $    453
Over three months through 12 months                           522          1,319
Over one year through five years                           13,546          6,629
Over five years                                            32,772         29,932
                                                         --------       --------

Total fixed rate loans                                     48,889         38,333
                                                         --------       --------

Floating rate loans:
--------------------
                                                                 December 31,
Repricing Frequency                                          1996           1995
-------------------                                      --------       --------
                                                               (In thousands)

Quarterly or more frequently                               54,190         48,547
Annually or more frequently but less
frequently than quarterly                                  83,835         97,313
Every five years or more frequently, but
less frequently than annually                              20,200          9,455
Less frequently than every five years                         548             --
                                                         --------       --------
     Total floating rate loans                            158,773        155,315
                                                         --------       --------

     Total nonaccrual loans                                 4,025          4,523
                                                         --------       --------

     TOTAL LOANS                                         $211,687       $198,171
                                                         --------       --------

================================================================================

TABLE IV.         SUMMARY OF LOAN LOSS EXPERIENCE

This table summarizes NMBT's loan loss experience for each of the five years ended December 31, 1996:

--------------------------------------------------------------------------------


                                                             Years Ended December 31,
                               -------------------------------------------------------------------------------------
                                   1996              1995              1994              1993              1992
                               --------------    -------------    ---------------    --------------     ------------
                                                              (Dollars In thousands)
Balance at January 1                  $3,553           $3,965             $3,769            $4,901           $1,475

Charge-offs:
   Real estate loans                     614              796              1,095             1,358              989
   Installment loans                      11               12                  4                10               16
   Commercial loans                        4               13                198                66              288
   Other loans                            31               28                 15                31               39
                               --------------    -------------    ---------------    --------------     ------------

                                         660              849              1,312             1,465            1,332

Recoveries
   Real estate loans                      99              222                 42               127               22
   Installment loans                       2                1                  2                 4                5
   Commercial loans                       26               53                 30                44               34
   Other loans                             2                1                  2                 3                1
                               --------------    -------------    ---------------    --------------     ------------

                                         129              277                 76               178               62
                               --------------    -------------    ---------------    --------------     ------------

Net charge-offs                          531              572              1,236             1,287            1,270

Allowance acquired
   from Candlewood                         -                -              1,192                 -                -

Additions charged
   to operations                         390              160                240               155            4,696

Transfer to liability
   for estimated losses
   from off-balance sheet
   credit instruments                    200                -                  -                 -                -
                               --------------    -------------    ---------------    --------------     ------------

Balance at December 31                $3,212           $3,553             $3,965            $3,769           $4,901
                               --------------    -------------    ---------------    --------------     ------------

Ratio of net loan losses
   to total loans                      0.25%            0.29%              0.65%             0.89%            0.87%

====================================================================================================================

TABLE V. DEPOSITS

The average daily amount of deposits and weighted average rates paid on such deposits is summarized for the periods indicated in the following table:

--------------------------------------------------------------------------------

                                              Years Ended December 31,

                                1996                             1995                              1994
                    -----------------------------    ------------------------------    ------------------------------
                      Average         Weighted         Average         Weighted          Average         Weighted
                       Daily           Average          Daily          Average            Daily          Average
                      Amount            Rate           Amount            Rate            Amount           Rate
                    ------------     ------------    ------------    --------------    ------------    --------------
                                                        (Dollars in thousands)

Noninterest-
   bearing:

Demand                 $ 28,681                         $ 22,605                          $ 19,294

Interest-
   bearing:

Checking and
   Savings              135,714            2.02%         134,331             2.17%         132,051             1.79%

Time                     84,423            5.35%          75,924             5.22%          56,115             3.88%
                    ------------                     ------------                      ------------

         Total         $248,818                         $232,860                          $207,460
                    ============                     ============                      ============

=======================================================================================================================

Remaining maturities of time certificates of deposit, of $100,000 or more, all of which have fixed rates, are summarized as follows:

--------------------------------------------------------------------------------

Remaining Maturities:
                                                         December 31, 1996
                                                    ----------------------------
                                                          (In thousands)
Three months or less                                          $   5,358
Over three months through 12 months                               4,623
Over one year                                                     2,426
                                                              ---------

                                       Total                  $  12,407
                                                              =========

======================================================================================================================

TABLE VII. SHORT-TERM BORROWINGS

Advances from Federal Home Loan Bank of Boston were as follows:

--------------------------------------------------------------------------------


                                                       December 31,
                                     -------------------------------------------
    Maturity Date          Rate          1996                1995           1994
---------------------   -----------  ------------    -----------------   -------
                                                  (Dollars in thousands)
January    3, 1995         6.65%     $      -     $ -                    $ 7,304
January   30, 1997         5.46%        4,200                 -                -
June       9, 1997         6.11%        1,685                 -                -
June      11, 1997         6.09%        1,000                 -                -
November   1, 1999         6.05%        3,412                 -                -
June      11, 2001         7.03%          550                 -                -
June      19, 2001         6.65%        3,717                 -                -
                                     ---------    -----------------     --------
                                     $ 14,564                 -         $  7,304
                                     =========    =================     ========
================================================================================

--------------------------------------------------------------------------------


                                              Years ended December 31,
                                      ------------------------------------------
                                          1996          1995              1994
                                      --------- ----------------------- --------
                                                (Dollars in thousands)
Maximum amount outstanding
during period:                         $ 26,058       $ 13,359          $ 10,000

Average amount outstanding
during period:                         $ 12,272       $  2,958          $  3,265

Average interest rate:                    5.92%          6.38%             5.55%

================================================================================

                      THE NEW MILFORD BANK & TRUST COMPANY
               55 MAIN STREET, NEW MILFORD, CONNECTICUT 06776-2400







                                NOTICE OF ANNUAL

                             MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                  MAY 27, 1997,

                                 PROXY STATEMENT

                                       AND

                                   PROSPECTUS








--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. ACCORDINGLY, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON.

--------------------------------------------------------------------------------

                      THE NEW MILFORD BANK & TRUST COMPANY
               55 MAIN STREET, NEW MILFORD, CONNECTICUT 06776-2400

                                                                     May 2, 1997

Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of The New Milford Bank & Trust Company ("NMBT") which will be held at the Park Lane Office, 100 Park Lane, New Milford, Connecticut on Tuesday, May 27, 1997, at 7:00 P.M. local time. We look forward to seeing as many stockholders as possible at this meeting.

         As many of you may already know, I have stepped down as Chairman of the Board effective in January, 1997. However, I will remain an active director until my last term ends in 1998. The Board has unanimously appointed Louis A. Funk, Jr. as the new Chairman. Lou brings a great deal of business and banking experience to the position. He was the chairman of Candlewood Bank and Trust Company prior to our merger with them in 1994.

         This year's meeting is especially important. In addition to the usual matters to be voted upon, which include the election of directors and the appointment of the independent auditors, we are also asking you to consider and vote upon what is referred to in the accompanying proxy statement as the AGREEMENT AND PLAN OF REORGANIZATION, which provides for the reorganization of NMBT as a subsidiary of a newly-formed holding company ("NMBT CORP"). PLEASE BE ASSURED WE ARE NOT BEING ACQUIRED. The accompanying proxy statement also constitutes a prospectus for the shares of common stock of NMBT CORP which will be exchanged for shares of common stock of NMBT which will be held by NMBT CORP. Also note this will not require any action on your part, other than to vote on the matter as indicated on the proxy card. We strongly urge you to vote for the holding company as two-thirds of the shares are required for approval.

         During the past year, the Board of Directors of NMBT initiated the examination of a possible reorganization of NMBT into a holding company structure. The Board considered issues such as the tax and regulatory aspects of such a restructuring, the costs of forming a holding company, and the ability of NMBT to expand through acquisitions. The Board unanimously determined that it would be in the best interest of NMBT and its stockholders to restructure NMBT into a holding company structure. The advantages of a holding company include:

o The ability to acquire additional businesses and banks while preserving local identity;

o The ability to make certain smaller acquisitions without shareholder approval;

o The opportunity to engage in new business ventures closely related to banking;

o Additional flexibility with respect to the capitalization and financing of NMBT;

o  Access  to a  broader  range  of  investors;  and

o Tax advantages by virtue of the consolidated tax rules as they relate to holding companies.

         The aforementioned advantages of a holding company structure clearly outweigh the modest cost of establishing the holding company, including the ongoing filing requirements and regulatory oversight.

         Your vote is very important regardless of the amount of stock you own. We hope you will attend the meeting, but whether or not you plan to be with us, please sign and return the enclosed proxy card as soon as possible so that your shares will be represented.

                                              Sincerely,


                                              /s/ Jack W. Straub
                                              JACK W. STRAUB

                      THE NEW MILFORD BANK & TRUST COMPANY
               55 MAIN STREET, NEW MILFORD, CONNECTICUT 06776-2400

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 27, 1997

                               ------------------

To the Stockholders of The New Milford Bank & Trust Company ("NMBT"):

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NMBT will be held on Tuesday, May 27, 1997 at 7:00 P.M., at NMBT's Park Lane Office, located at 100 Park Lane, New Milford, Connecticut, for the purpose of considering and voting upon the following matters:

     1. Election of Directors. To elect three directors to serve until the Annual Meeting of Stockholders to be held in the year 2000, who, with the seven directors whose terms of office do not expire at this meeting, will constitute NMBT's full Board of Directors.

     2. Holding Company. To approve an Agreement and Plan of Reorganization pursuant to which NMBT will become a wholly owned subsidiary of a newly chartered bank holding company known as "NMBT CORP" and each shareholder of NMBT will become the owner of an equal number of shares of NMBT CORP.

     3. Ratification of Appointment of Auditors. To ratify the directors' appointment of Deloitte & Touche LLP as NMBT's independent auditors for the year ending December 31, 1997.

     4. Other Business. To transact such other business as may properly be brought before the Annual Meeting or any postponements or adjournments thereof.

     The Board of Directors has selected the close of business on April 17, 1997 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Only Stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting of Stockholders or any postponements or adjournments thereof.


                                             By Order of the Board of Directors,

                                             /s/ Jay C. Lent
                                             -----------------------------------
                                             JAY C. LENT
                                             Secretary

New Milford, Connecticut
May 2, 1997

                                    NMBT CORP
                                       AND
                      THE NEW MILFORD BANK & TRUST COMPANY
                      55 MAIN STREET, NEW MILFORD, CT 06776
                                 (860) 355-1171

                         PROXY STATEMENT AND PROSPECTUS
                        2,588,058 SHARES OF COMMON STOCK,
                     PAR VALUE $.01 PER SHARE, OF NMBT CORP

                             -----------------------


     This document serves as a Proxy Statement for the Annual Meeting of Shareholders of The New Milford Bank & Trust Company ("NMBT" or the "Bank") and as a Prospectus of NMBT CORP (the "Company") with respect to shares of Company common stock, par value $.01 per share (the "Company Common Stock") to be offered in connection with a proposed acquisition by the Company of NMBT pursuant to an Agreement and Plan of Reorganization (the "Plan") between NMBT and the Company.

     At the Annual Meeting, shareholders will be asked to vote upon a proposal to approve the Plan by which the Company would acquire all of the outstanding NMBT common stock, par value $1.00 per share (the "Bank Common Stock") in a share-for-share exchange for Company Common Stock. NMBT will thereby become a wholly-owned subsidiary of the Company. Shareholders also will be asked at the Annual Meeting to vote on the re-election of three (3) Directors and the ratification of the appointment of Deloitte & Touche LLP as NMBT's independent auditors for the year ending December 31, 1997. Any shareholders who object to the Plan and who give proper notice thereof on or before the date of the Annual Meeting have the right, under Connecticut law, to receive payment for the value of their stock if they follow the required statutory procedures. See the section entitled "Appraisal Rights of Dissenting Shareholders" for further information concerning the rights of dissenting shareholders.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT AND PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT AND PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC, THE FDIC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. SHARES OF COMPANY COMMON STOCK INVOLVE INVESTMENT RISK. THE SHARES OF THE COMPANY OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, AND ARE NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY, AND ARE NOT GUARANTEED BY THE BANK OR THE COMPANY.

         The date of this Proxy Statement and Prospectus is May 2, 1997.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus.

                                 ANNUAL MEETING

SOLICITATION OF PROXIES

     This Proxy Statement and Prospectus is being furnished to the shareholders of NMBT in connection with the solicitation by the Board of Directors of NMBT of proxies for use at the Annual Meeting of Shareholders of NMBT to be held on Tuesday, May 27, 1997 at 7:00 P.M. at NMBT's Park Lane Office which is located at 100 Park Lane, New Milford, Connecticut, and at any postponement or adjournment thereof. At the Annual Meeting, the Shareholders will consider and vote upon proposals to elect three directors, approve the appointment by the Board of Directors of Deloitte & Touche LLP as NMBT's independent auditors for the year ending December 31, 1997 and approve and adopt an Agreement and Plan of Reorganization pursuant to which NMBT will become a wholly-owned subsidiary of the Company. If the Plan is approved by the holders of shares of the common stock of NMBT, such holders would become the holders of the common stock of the Company through a share-for-share exchange (the "Exchange").


REQUIRED VOTE

     April 17, 1997 has been established by NMBT's Board of Directors as the date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, 2,588,058 shares of NMBT common stock were outstanding. See "Introduction-Voting Securities." A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum of the stockholders. The presence of a quorum and a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is required to elect directors. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of NMBT common stock is required to approve the Plan and the Exchange. With respect to the ratification of the appointment of auditors and the approval of most other actions which may be taken at the Annual Meeting, the presence of a quorum and a number of affirmative votes exceeding negative votes at the Annual Meeting will be required for passage. See "Introduction-Revocability of Proxies and Other Voting Matters."


                                      NMBT

GENERAL

     NMBT, headquartered in New Milford, Connecticut, is a state-chartered bank and trust company founded in 1975. NMBT is principally engaged in providing full banking services to individuals and businesses in Litchfield County and northern Fairfield County, Connecticut. Deposits are insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). NMBT operates a network of nine banking offices located in New Milford, Kent, Bridgewater, New Fairfield and Danbury. NMBT's primary regulators are the FDIC and the State of Connecticut Department of Banking.

     NMBT's business consists primarily of attracting deposits from the general public and originating and investing in loans secured by mortgages on residential, commercial and other real estate for the purpose of purchasing, constructing, improving or refinancing such property. In addition, NMBT invests in loans secured by savings accounts, automobile and other consumer installment loans, and commercial loans. NMBT's principal source of income is the interest that it derives from mortgage loans and other loans, origination and other fees on loans, and interest and dividends on investments. The net income of NMBT results from the income sources cited above, less expenses incurred, which include interest paid on deposits and borrowings and other expenses related to the day-to-day operation of the business. See "The Business of NMBT-General."

EMPLOYEES

     At December 31, 1996, NMBT employed 154 full-time equivalent employees, including officers, none of whom are represented by a collective bargaining group. See "The Business of NMBT-Employees."


COMPETITION

     In general, the banking and financial services industry in Connecticut is highly competitive. Numerous commercial banks, savings banks and savings and loan associations maintain offices in Litchfield County and northern Fairfield County, Connecticut, although the number of such enterprises has decreased recently through consolidations. Commercial banks, savings banks, savings and loan associations, mortgage brokers, finance companies, credit unions, insurance companies, investment firms and private lenders compete with NMBT for deposits, loans and employees. Moreover, many of these competitors have far greater resources than NMBT and are able to conduct more intensive and broader based promotional efforts to reach both commercial and individual customers. See "The Business of NMBT-Competition."


NMBT PROPERTY

     NMBT presently operates in five communities located in Litchfield and northern Fairfield counties in Connecticut through its network of nine banking offices, including its main office which is located at 55 Main Street, New Milford, Connecticut. NMBT presently owns its main office property and one branch location and leases its remaining seven branch locations. See "The Business of NMBT-Bank Property."


                                   THE COMPANY

     The Company was recently organized as a stock corporation under the laws of the State of Delaware to act as a bank holding company for NMBT. The Company will supply notice to the Federal Reserve Board and make application to the Connecticut Banking Department for approval to become a bank holding company and to provide, through NMBT and any other subsidiaries that the Company may acquire, comprehensive banking and permissible nonbanking services in Connecticut. The main address of the Company is 55 Main Street, New Milford, Connecticut.


                              THE PLAN AND EXCHANGE

GENERAL

     Under the terms of the proposed Plan, the Company will acquire in a single transaction all of the issued and outstanding shares of Bank Common Stock, so that immediately thereafter, all shares of Bank Common Stock (other than NMBT Dissenting Shares as defined below) will be converted automatically and without further action by the holders thereof into shares of Company Common Stock. It is presently expected that, if the shareholders approve the Plan, the Plan will become effective during the Summer of 1997. The Plan also provides that, on and after the date the Plan becomes effective, shareholders of NMBT will become shareholders of the Company and shall have no rights as shareholders of NMBT. See "Approval of the Plan and the Exchange-General."


BACKGROUND AND REASONS FOR THE EXCHANGE

     The Board of Directors of NMBT believes that the holding company structure will better suit the current and future interests of NMBT's shareholders. After the Exchange, the Company will be able to acquire additional businesses and banks while preserving their local identity. The Company would also be permitted to engage in, or acquire or enter into, business ventures which may not be permitted to NMBT, including those which the Federal Reserve Board has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto. The formation of the Company will also provide additional flexibility with respect to the capitalization and financing of NMBT and with certain tax advantages resulting from tax rules for consolidated companies. See "Approval of the Plan and the Exchange-Reasons for the Exchange."


EXCHANGE OF NMBT SHARES

     Each holder of shares of Bank Common Stock issued and outstanding immediately prior to the effective date of the Plan's implementation will, upon consummation of the Exchange, become the holder of an equal number of shares of Company Common Stock. Dissenting shareholders of NMBT who follow the statutory procedures described herein under "Appraisal Rights of Dissenting Shareholders" will be paid the value of their shares of Bank Common Stock in cash by NMBT, unless holders of more than 5% of the Bank Common Stock exercise their appraisal rights and the Company exercises its right not to conclude the Exchange. See "Approval of the Plan and the Exchange-Exchange of NMBT Shares."


RIGHTS OF DISSENTING SHAREHOLDERS

     Connecticut law provides an exclusive appraisal right for dissenting shareholders of NMBT. Under Section 36a-181(c) of the Connecticut BHC Act, a holder of Bank Common Stock has the right, provided the conditions specified are met, to be paid the "value" of his or her Bank Common Stock. In order to qualify for such payment, a shareholder of NMBT must, on or before the date of the Annual Meeting, give written notice to NMBT of his or her objection to the Plan and the Exchange. If the requisite number of holders of Bank Common Stock approve the Exchange and the Plan is filed with the Connecticut Secretary of State in accordance with Connecticut law, then a shareholder of record of NMBT desiring to receive the "value" of his or her NMBT common stock and who has timely given his or her written objection must, within ten days after the Plan has been filed with the Connecticut Secretary of State, demand in writing, payment from NMBT of the "value" of his or her shares of NMBT common stock as of the date the Plan becomes effective. NMBT must pay such dissenting shareholder the "value" of his or her shares within three months. See "Appraisal Rights of Dissenting Shareholders."


GOVERNMENTAL AND REGULATORY APPROVALS

     The Exchange is expected to be subject to notice being provided to the Federal Reserve Board and also subject to the prior approval of the Connecticut Banking Commissioner (the "Commissioner"), which approval cannot be given until after the holders of at least two-thirds of the issued and outstanding shares of Bank Common Stock have approved the Plan and the Exchange. The notice to the Federal Reserve Board and an application for the approval of the Commissioner are anticipated to be filed before the Annual Meeting of Shareholders. The Commissioner must determine whether the terms of the Plan are reasonable and in accordance with law and sound public policy. See "Approval of the Plan and the Exchange-Governmental and Regulatory Approvals" and "Certain Legal Matters."


TAX CONSEQUENCES

     The Company expects the Exchange to be a tax free reorganization. See "Approval of the Plan and the Exchange-Federal Income Tax Consequences."


                                  CAPITAL STOCK

COMPANY CAPITAL STOCK

     The Certificate of Incorporation of the Company will authorize the issuance of 8,000,000 shares of common stock, par value $.0l per share (the "Company Common Stock") and 2,000,000 shares of serial preferred stock, par value $.01 per share. There are currently no shares of Company Common Stock issued and outstanding and there are currently no outstanding shares of serial preferred stock. If the Exchange is consummated, there will be outstanding at the time the Plan becomes effective, a number of shares of Company

Common Stock equal to the number of shares of Bank Common Stock then outstanding, less shares for which dissenters' rights have been exercised. See "Company Capital Stock."


NMBT CAPITAL STOCK

     The Articles of Incorporation of NMBT authorizes the issuance of 8,000,000 shares of common stock, par value $1.00 per share and 2,000,000 shares of serial preferred stock, par value $1.00 per share. As of the Record Date, 2,588,058 shares of Bank Common Stock were issued and outstanding and were held by shareholders of record. There are currently no outstanding shares of serial preferred stock.


COMPARISON OF THE RIGHTS OF HOLDERS OF BANK AND COMPANY COMMON STOCK

     As a result of the Exchange, holders of Bank Common Stock, whose rights are presently governed by the provisions of Connecticut corporate law, Connecticut and Federal banking law and the Articles of Incorporation and Bylaws of NMBT, will become shareholders of the Company. Accordingly, their rights will be governed by the provisions of Delaware corporate law, Connecticut and Federal banking law relating to bank holding companies, and the proposed Certificate of Incorporation and Bylaws of the Company. Except for the elimination of preemptive rights for holders of Company Common Stock under the Certificate of Incorporation of the Company, the provisions of the Certificate of Incorporation and Bylaws of the Company are substantially similar to the provisions of the existing Articles of Incorporation and Bylaws of NMBT. See "Comparison of the Rights of Holders of Bank Common Stock and Company Common Stock."

                              AVAILABLE INFORMATION

     NMBT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. In accordance therewith, NMBT files reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information filed by NMBT should be available for inspection and copying, upon payment of prescribed fees, at the public reference facilities maintained by the FDIC at 550 17th Street, Room F-643, N.W., Washington, D.C. 20429 and should be available for inspection in the Public Inspection File maintained by the Public Information Department of the Federal Reserve Bank in New York at 33 Liberty Street, New York, New York 10045. Bank Common Stock is quoted on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the
Symbol: NMBT, and such reports, proxy statements and other information concerning NMBT also are available for inspection at the offices of Nasdaq, 33 Whitehall Street, New York, New York 10004 and for inspection and copying at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     It is expected that the Company will be subject to the informational requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information, when filed, can be inspected and copied at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, Room 1028, Federal Building, 26 Federal Plaza, New York, New York 10006; and Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     NO AGENT, OFFICER OR DIRECTOR OF NMBT OR THE COMPANY OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NMBT OR THE COMPANY.

     THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH, INCLUDING THE PLAN AND THE PROPOSED CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY. UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND PROSPECTUS (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION) WILL BE PROVIDED WITHOUT CHARGE TO SUCH
PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT AND PROSPECTUS IS DELIVERED. REQUESTS FOR COPIES SHOULD BE DIRECTED TO JAY C. LENT, THE NEW MILFORD BANK & TRUST COMPANY, 100 PARK LANE, NEW MILFORD, CONNECTICUT 06776-2400 (TELEPHONE (860) 355-1171). IN ORDER TO ASSUME TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 16, 1997.

                      THE NEW MILFORD BANK & TRUST COMPANY
               55 MAIN STREET, NEW MILFORD, CONNECTICUT 06776-2400


--------------------------------------------------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MAY 27, 1997 AND PROSPECTUS

--------------------------------------------------------------------------------


                                  INTRODUCTION


GENERAL

         This Proxy Statement and Prospectus is being furnished to the shareholders of The New Milford Bank & Trust Company, a Connecticut bank and trust company ("NMBT" or the "Bank"), in connection with the solicitation by the Board of Directors of NMBT of proxies for use at the Annual Meeting of Shareholders of NMBT to be held on Tuesday, May 27, 1997 at 7:00 P.M. at NMBT's Park Lane Office, located at 100 Park Lane, New Milford, Connecticut, and at any postponement or adjournment thereof (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following proposals: (i) to elect three (3) directors for a three year term expiring in the year 2000; (ii) to approve and adopt an Agreement and Plan of Reorganization (the "Plan") pursuant to which NMBT will become a wholly-owned subsidiary of NMBT CORP, a Delaware corporation (the "Company"); and (iii) to approve the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors of NMBT for the year ending December 31, 1997.

         Pursuant to the terms of the Plan, the holders of shares of the common stock of NMBT, par value $1.00 per share ("Bank Common Stock"), would become the holders of the common stock, par value $.0l per share, of the Company ("Company Common Stock"). The share-for-share exchange of Bank Common Stock for Company Common Stock is hereinafter referred to as the "Exchange."

         The principal executive offices of the Company and NMBT are located at 55 Main Street, New Milford, Connecticut 06776-2400. The telephone number of the Company and NMBT is (860) 355-1171.


VOTING SECURITIES

         The Board of Directors has selected the close of business on April 17, 1997 (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the Annual Meeting and each stockholder shall have one vote on all proposals to be presented at the Annual Meeting for each share of Bank Common Stock registered in his or her name. There is no cumulative voting. On the Record Date 2,681,305 shares of Bank Common Stock were authorized and issued, of which 2,588,058 shares were outstanding and held by 2,045 shareholders of record, with 93,247, the balance, held as treasury shares. Treasury shares may not, as a matter of law, be counted or voted at the Annual Meeting.


SOLICITATION OF PROXIES

         The expense of soliciting proxies in the enclosed form will be borne by NMBT. In addition to solicitations by mail, officers and regular employees of NMBT may solicit proxies personally or by telephone, telegraph or other means without additional compensation. NMBT may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of NMBT's stock held of record by such persons.


REVOCABILITY OF PROXIES AND OTHER VOTING MATTERS

     The enclosed proxy may he revoked at any time prior to being voted by the submission of a written revocation or a duly executed proxy bearing a later date, or by the stockholder's withdrawal of a previously submitted proxy and personal vote by ballot at the Annual Meeting. Unless a proxy is revoked and except as specified below, shares represented by a properly executed proxy will be voted in accordance with any voting instructions given on the proxy or, unless contrary instructions are given, will be voted "FOR" all nominees listed in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and in accordance with the determination of a majority of the Board of Directors as to other matters properly brought before the Annual Meeting. On a matter for which the "ABSTAIN" instruction is given by the Stockholder, shares will be voted neither "FOR" nor "AGAINST."

     A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum of the stockholders. The presence of a quorum and a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is required to elect directors. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of NMBT Common Stock is required by the Connecticut Bank Holding Company and Bank Acquisition Act (the "Connecticut BHC Act") to approve the Plan and the Exchange. The various obligations of the Company and NMBT to consummate the Exchange are subject to the condition that such affirmative votes be obtained. With respect to the ratification of the appointment of auditors and the approval of most other actions which may be taken at the Annual Meeting, the presence of a quorum and a number of affirmative votes exceeding negative votes at the Annual Meeting will be required for passage. Abstentions to a proposal are counted for purposes of establishing a quorum. If a quorum is present, however, abstentions have no effect on the outcome of voting. Shares beneficially held in street name are counted for quorum purposes if such shares are voted on at least one matter to be considered at the meeting. Broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for shareholder consideration. Consequently, so long as a quorum is present, such non-votes have no effect on the outcome of any vote.

     The principal officers and directors of NMBT, together with their affiliates, beneficially owned, directly or indirectly, as of April 17, 1997, an aggregate of 377,175 shares of Bank Common Stock (which number does not include outstanding options to purchase Bank Common Stock), constituting approximately 14.6% of such shares outstanding and entitled to vote on that date. Non-employee directors own 358,556 shares of Bank Common Stock or 14% of the total, and principal officers of NMBT own 18,619 of such shares, or less than 1%.

     ADDITIONAL COPIES OF THE 1996 ANNUAL REPORT TO STOCKHOLDERS AND THE 1996 ANNUAL REPORT ON FORM F-2, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES AS FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO:
JAY C. LENT, THE NEW MILFORD BANK & TRUST COMPANY, 100 PARK LANE, NEW MILFORD, CONNECTICUT 06776-2400. THE 1996 ANNUAL REPORT TO STOCKHOLDERS CONSTITUTES THE ANNUAL DISCLOSURE STATEMENT OF THE BANK REQUIRED PURSUANT TO 12 CFR PART 350.

     This Proxy Statement and Prospectus and enclosed Form of Proxy, along with the 1996 Annual Report to Stockholders, are being mailed to stockholders on or about May 2, 1997.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table lists as of April 17, 1997 the only persons or groups believed by NMBT to be beneficial owners of more than five percent of any class of NMBT's voting securities:


                                                     NUMBER OF SHARES BENEFICIALLY OWNED
                                            -------------------------------------------------------
                                                  (A)                (B)                (C)            % OF CLASS
    TITLE OF        NAME AND ADDRESS OF     WITH SOLE POWER   WITH SHARED POWER      TOTAL OF            AS OF
      CLASS           BENEFICIAL OWNER      TO VOTE & INVEST  TO VOTE & INVEST       (A) & (B)      APRIL 17, 1997 (1)
                    -------------------     ----------------  -----------------      ---------      ------------------
Common             Robert W. X. Martin           92,298            55,197             147,495            5.70%
                   42 Marwick Manor
                   New Milford, CT

----------
(1) For purposes of calculation, the percent of class is determined by dividing column (c), total number of shares beneficially owned, by the total number of voting securities issued and outstanding as of April 17, 1997 (2,588,058).

                 STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information as of April 17, 1997 with respect to the shares of the Bank's Common Stock beneficially owned by each director, each executive officer and by all directors and executive officers as a group:

                                                          NUMBER OF SHARES BENEFICIALLY OWNED
                                                   ---------------------------------------------------
                                                         (A)               (B)               (C)          % OF CLASS
              NAMES AND POSITION(S)                WITH SOLE POWER  WITH SHARED POWER     TOTAL OF          AS OF
                    WITH NMBT                      TO VOTE & INVEST  TO VOTE & INVEST     (A) & (B)    APRIL 17, 1997(1)
                    ---------                      ----------------  ----------------     ---------    --------------
Carrigan, Michael D.                               121,501(1)             1,372        122,873(1)        4.54%
    President & CEO
Dumas, Kevin L.                                      3,500               13,317         16,817           0.65%
    Director
Fish, Deborah L.                                     2,000(1)                55          2,055(1)        0.08%
    Vice President & Treasurer
Funk, Louis A., Jr.                                    100                5,500          5,600           0.22%
    Chairman of the Board
Greenhaus, Lawrence                                 12,155                6,241         18,396           0.71%
    Vice Chairman of the Board
Henderson, Ruth                                     41,471                  992         42,463           1.64%
    Director
Lent, Jay C.                                        89,200(1)                 0         89,200(1)        3.33%
    Executive Vice President, Secretary & CFO
Maher, Peter R.                                     47,005(1)            13,986         60,991(1)        2.31%
    Executive Vice President & Chief Lending
Martin, Robert W.X.                                 92,298               55,197        147,495           5.70%
    Director & Assistant Secretary
Pellegrini, Terry C.                                     0                6,019          6,019           0.23%
    Director
Southworth, Walter G.                               45,563                  715         46,278           1.79%
    Director
Straub, Jack W.                                      8,872               36,894         45,766           1.77%
    Director
Taylor, Harry H., Jr.                                  840                2,595          3,435           0.13%
    Director
Tierney, Edward E.                                   3,340               22,478         25,818           1.00%
    Director
Weinshank, Arthur C.                                   469                    0            469           0.02%
    Director
All directors and executive officers as a group    468,314(1)           165,361        633,675(1)       22.28%
    (15 persons)

----------
(1) For purposes of calculation, the percent of class is determined by dividing column (c), total number of shares beneficially owned, by the sum of the total number of voting securities issued and outstanding as of April 17, 1997 (2,588,058), plus the number of shares for which the individual or group is deemed to be the beneficial owner because such individual has or, where appropriate, the individuals comprising the group have the right to acquire such shares through the exercise of stock options. The following individuals and group held such options for the following numbers of shares as of such date: Mr. Carrigan-l18,500; Mr. Lent-89,000; Mr. Maher-47,000; Mrs. Fish-2,000; and all directors & executive officers as a group-256,500. The numbers set forth in the above chart give effect to the options.

                              ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     NMBT's Bylaws provide for not less than eight nor more than twelve directorships, divided into three classes with each class being approximately equal in size. At this Annual Meeting three Class I directors are being nominated to serve for a term of three years until the Annual Meeting to be held in the year 2000 and until their successors are elected and qualified. These three directors, with the seven directors remaining, will constitute the full Board. Edward E. Tierney, an existing Class I Director is not seeking re-election and his position will not be filled after the election. Accordingly, after the Annual Meeting, the Board of Directors shall be deemed to consist of ten elected directors. NMBT's President, Mr. Carrigan, serves as an ex-officio director. Shares represented by every properly executed proxy will be voted at the 1997 Annual Meeting of Stockholders for the election of the proposed slate of directors, except where the right to vote such shares is withheld as provided in the proxy or otherwise instructed. A plurality of the votes cast by the shares entitled to vote at the Annual Meeting is required to elect directors. All nominees are now serving as directors pursuant to their previous election by the stockholders. Each candidate for the Board has been nominated by the Board of Directors. The Board of Directors expect that, and each of the nominees has indicated that he or she will be available, to serve as director, but in the event that any of them should become unavailable, it is intended that a proxy may be voted for a nominee or nominees who would be designated by the Board of Directors.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED NOMINEES.

     The following tables set forth the names of the Board of Directors' nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age at April 17, 1997, principal occupation or employment during the past five years, the periods during which he or she has served as a director of NMBT and positions currently held with NMBT.


                                                                      EXPIRATION
                                                         DIRECTOR     OF CURRENT    POSITION(S) HELD
                    NOMINEES (1)                AGE        SINCE         TERM           WITH NMBT
                    ------------                ---    ------------- ------------   ---------------
CLASS I
Kevin L. Dumas (Owner; CPA firm)                40         1995          1997       Director
Louis A. Funk, Jr. (Retired; Former Vice        54         1995          1997       Director and Chairman
President-Omaha Beef Co.)
Lawrence Greenhaus (Retired Partner-Greenhaus   68         1975          1997       Director and Vice Chairman
Riordan & Co.; CPA firm)

----------
(1) The information in column one represents a brief account of the business experience during the past five years for each nominee and director continuing in office.


                                                                              EXPIRATION
                DIRECTORS CONTINUING                             DIRECTOR     OF CURRENT   POSITION(S) HELD
                     IN OFFICE                          AGE        SINCE         TERM         WITH NMBT
                --------------------                    ---    ------------- ------------  --------------

CLASS II
Robert W.X. Martin (Retired)                            66         1975          1999       Director and
                                                                                            Assistant Secretary
Walter G. Southworth (Retired-former owner              72         1975          1999       Director
      Walter G. Southworth, Inc.; retail automobile
       sales)
Harry H. Taylor, Jr. (Owner-H.H. Taylor & Sons;         66         1993          1999       Director
       building materials and hardware)


                                                                              EXPIRATION
                DIRECTORS CONTINUING                             DIRECTOR     OF CURRENT         POSITION(S) HELD
                     IN OFFICE (1)                      AGE        SINCE         TERM              WITH NMBT
                --------------------                    ---    ------------- ------------        --------------

CLASS III
Ruth Henderson (President-Silo, Inc.,                   67         1975          1998                 Director
      gallery/store/cooking school)
Terry C. Pellegrini (Partner-Moots, Pellegrini,         53         1994          1998                 Director
      Mannion & Spillane; law firm)
Jack W. Straub (Retired)                                73         1975          1998                 Director
Arthur C. Weinshank (Partner-Cramer &                   46         1995          1998                 Director
       Anderson; law firm)

----------
(1) The information in column one represents a brief account of the business experience during the past five years for each nominee and director continuing in office.


DIRECTORS' AFFILIATIONS

     There are no reportable business or personal relationships or affiliations between any director or nominee and NMBT or its management. No nominee for director serves as a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934.


COMPENSATION OF DIRECTORS

     Annual Fees and Meeting Fees. In 1996, each director who was not an employee of NMBT received an annual directors' retainer fee of $8,500; a stipend of $250 for each board meeting attended; and a stipend of $75 for each committee meeting attended. During 1996, the then Chairman of the Board, Jack W. Straub, received an additional stipend of $20,000. The Assistant Secretary received an additional stipend of $2,500. Any director who is an employee of NMBT receives no additional compensation for his or her service as a member of the Board or any Board committee.

     Stock Option Grants. NMBT has two stock option plans which were approved by the stockholders. The option plans are for the benefit of directors, officers and employees of NMBT. The option plans currently permit grants to directors as specified in the plans. No option grants, however, have been made to non-officer directors under either stock option plan.

     Directors Fee Deferral Plan. In 1997, the Board of Directors approved a Directors Fee Deferral Plan whereby Directors may defer their annual fees or a 25%, 50% or 75% portion thereof, until reaching the age of seventy. The deferred benefits are paid over a 15 year period commencing in the month following a Director attaining seventy years of age. A lump sum payment, however, is due any Director terminated as a result of a change of control, within thirty days of the termination. If a Director dies prior to attaining age seventy, any deferred benefit relative to that Director is paid to the deceased Director's estate or designated beneficiary. The Board of Directors had previously adopted a deferred compensation plan for its Directors and certain selected executive officers (See "Compensation Pursuant to Plans-Officers' and Directors' Deferred Compensation Agreements").


BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors met 15 times during 1996. No director, nominee or continuing director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of the Board on which he or she served (during the period for which he or she was a director and for which he or she served on any such committees).

     To assist in the discharge of its responsibilities, the Board has subcommittees which include an Advisory and Nominating Committee, an Audit Committee, an Investment Committee, a Loan Committee and a Personnel Committee.

     The Advisory and Nominating Committee, consisting of Directors Carrigan, Henderson, Southworth, Straub, Taylor (the Committee's Chairman) and Weinshank, met 2 times during 1996. This Committee recommends candidates for election by stockholders or for appointment by the Board of Directors to fill any vacancy.

     The Audit Committee, consisting of Directors, Dumas (the Committee's Chairman), Greenhaus, Martin, Straub, Tierney and Taylor met 10 times during 1996. This Committee recommends engagement of the independent auditors, reviews the arrangement and scope of the audit, considers comments made by the independent auditors regarding internal accounting controls, oversees the internal auditing function, reviews internal accounting procedures and controls with NMBT's financial staff and reviews non-audit services provided by NMBT's independent auditors.

     The Investment Committee, consisting of Directors Carrigan, Dumas, Southworth, Weinshank, Straub and Tierney (the Committee's Chairman), met 4 times during 1996. The Investment Committee is responsible for overseeing the adoption, revision and implementation of NMBT's written investment and funds management policies.

     The Loan Committee, consisting of Directors Carrigan, Funk, Greenhaus (the Committee's Chairman), Martin, Straub and Tierney, met 13 times during 1996. The Loan Committee is responsible for overseeing the adoption, revision and implementation of NMBT's written loan policies.

     The Personnel Committee, consisting of Directors Dumas, Funk (the Committee's Chairman), Martin, Southworth, Straub and Weinshank, met 7 times during 1996. This Committee reviews NMBT's personnel needs with senior management, reviews and approves recommendations on salary adjustments for NMBT's officers and employees for submission to the Board of Directors, makes recommendations to the Board of Directors concerning the granting of stock options to NMBT's officers and employees, and oversees NMBT's benefits and retirement plans.

                                   MANAGEMENT


EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers of NMBT. Messrs. Carrigan, Lent and Maher serve pursuant to employment agreements. See "Management-Employment Contracts."


                                AGE AT
      NAME                  APRIL 17, 1997            POSITION(S) HELD
      ----                  --------------            ----------------
Michael D. Carrigan               45          President   and  Chief   Executive
                                              Officer
Jay C. Lent                       38          Executive  Vice  President,  Chief
                                              Financial Officer and Secretary
Peter R. Maher                    44          Executive Vice President and Chief
                                              Lending Officer
Deborah L. Fish                   46          Vice President and Treasurer


     Michael D. Carrigan joined NMBT on January 4, 1993, as Executive Vice President and assumed the responsibilities of President and Chief Executive Officer on May 6, 1993. He was formerly an Executive Vice President, Senior Lending Officer with UST Bank/Connecticut. His background includes over 20 years of commercial lending and loan administration experience.

     Jay C. Lent joined NMBT on October 22, 1990, as Executive Vice President and Chief Financial Officer. In June, 1993, Mr. Lent was named Secretary of NMBT. Previously, Mr. Lent was a Senior Manager with Coopers & Lybrand, an international accounting and consulting firm for eight years. He has also served as Senior Vice President and Chief Financial Officer with First Regional Bancorp, a bank holding company headquartered in Hartford, Connecticut.

     Peter R. Maher joined NMBT on April 19,1993, as Senior Vice President and Chief Lending Officer. In August, 1995 Mr. Maher was named Executive Vice President and Chief Lending Officer. Mr. Maher has over 20 years of banking experience, including commercial and consumer lending, branch administration and bank operations. Prior to joining NMBT, Mr. Maher was a Senior Vice President with UST Bank/Connecticut.

     Deborah L. Fish joined NMBT in 1976 and has held various positions with NMBT since that time. She was named Treasurer of NMBT in 1986 and Vice President in 1987.


EMPLOYMENT CONTRACTS

     NMBT has employment agreements with Messrs. Carrigan, Lent and Maher. Their annual salary for the period ending December 31, 1997 is $155,000, $130,000 and $105,000 respectively. The employment agreements provide for a term of one year expiring December 31, 1997. The agreements also provide for one year extensions unless terminated in accordance with the terms contained therein. Any increases in salary paid during extension periods are determined at the discretion of the Board of Directors.

     Mr. Carrigan's agreement provides for the payment of cash severance equal to three times his average annual gross income for the previous five years, less one dollar, upon his voluntary termination for "good reason" (as defined therein) or involuntary termination other than for "cause" (as defined therein) within twelve months following a "change of control" (as defined therein). If employment is terminated for "cause" or if Mr. Carrigan voluntarily terminates his employment other than in connection with a "change in control," Mr. Carrigan would be entitled to receive compensation only through the date of termination. If his employment is terminated for any reason other than "for cause," disability, death or a "change in control," then Mr. Carrigan shall be paid the greater of (i) his salary for the months remaining in the "term" (as defined therein) of employment, (ii) an amount equal to his then current monthly salary multiplied by the number of years (not to exceed twelve) of his employment, or (iii) his salary for six months.

     The agreements for Messrs. Lent and Maher, while substantially similar in form to Mr. Carrigan's, provide for the payment of cash severance equal to one times their average annual gross income for the previous five years, less one dollar, upon their voluntary termination for "good reason" (as defined therein) or involuntary termination within twelve months following a "change of control" (as defined therein).


EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation for NMBT's highest paid executive officers and directors whose compensation for 1996 exceeded $100,000:


                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                      ANNUAL COMPENSATION      COMPENSATION AWARDS
                                        FISCAL                                      SECURITIES          ALL OTHER
    NAME AND PRINCIPAL POSITION(S)       YEAR       SALARY ($)     BONUS ($)  UNDERLYING OPTIONS (#)   COMPENSATION ($)
    ------------------------------       ----       ----------     ---------  ----------------------  ----------------
Michael D. Carrigan                      1996        $145,000        $50,000            ---                $9,147
     President, Chief Executive          1995         135,000         40,000            ---                 9,697
     Officer and Director                1994         115,000         40,000        100,000                 9,796

Jay C. Lent                              1996         125,000         30,000            ---                 8,801
     Executive Vice President, Chief     1995         120,000         30,000            ---                10,297
     Financial Officer and Secretary     1994         105,000         30,000        100,000                 8,474

Peter R. Maher                           1996         100,000         30,000            ---                 7,835
     Executive Vice President and        1995          85,000         25,000         10,000                 7,565
     Chief Lending Officer               1994          75,000         15,000         30,000                 3,280

                         COMPENSATION PURSUANT TO PLANS

PENSION PLAN

         On June 1, 1991, NMBT instituted a qualified defined contribution pension plan pursuant to section 401(k) of the Internal Revenue Code. Eligible employees, those who have completed a minimum of one year of credited service, may defer up to fifteen percent of their annual salary by contributions to the qualified plan. NMBT matches the first 4% of an employee's contribution dollar for dollar. NMBT has the discretion to make additional annual contributions to the plan. An employee is vested in any amount deferred by the employee which is contributed to the plan. NMBT's matching and discretionary contributions vest over a 5-year period at the rate of 20% per year. Upon retirement or termination of employment, a participant's vested account proceeds will be distributed in a lump sum. The plan provides, in accordance with applicable laws and regulations, for certain "hardship" withdrawals prior to termination of employment or retirement.

         The following table sets forth the years of credited service and NMBT's contributions to the 401(k) Plan on behalf of each executive officer whose aggregate cash compensation was more than $100,000, and as to all eligible participating employees as a group during the prior three fiscal years:


NAME OF EXECUTIVE OR NUMBER OF         YEARS OF        FISCAL   EMPLOYER CONTRIBUTIONS TO
ELIGIBLE PARTICIPATING EMPLOYEES   CREDITED SERVICE    YEAR         THE 401(K) PLAN
--------------------------------   ----------------    -----         ---------------

Michael D. Carrigan                       3            1996                 $9,147
                                                       1995                  9,697
                                                       1994                  9,796

Jay C. Lent                               6            1996                  8,801
                                                       1995                 10,297
                                                       1994                  8,474

Peter R. Maher                            3            1996                  7,835
                                                       1995                  7,565
                                                       1994                  3,280
All eligible participating
employees as a group
                     (131)                             1996                227,909
                     (128)                             1995                206,105
                     (127)                             1994                164,079


STOCK OPTION PLANS

     In 1988, the Board of Directors and the stockholders adopted, and the Connecticut Banking Commissioner approved, a Non-Statutory Stock Option Plan for the benefit of directors, officers and employees of NMBT (the "1988 Plan") and reserved 93,786 shares for issuance under the Plan. The 1988 Plan authorizes the granting of stock options and stock appreciation rights (SARs). Options granted under the 1988 Plan must be granted by the Board of Directors at a price at or above 85% of the fair market value of a single share of NMBT's stock. To date options have been granted to purchase common stock at the fair market value at the date of the grant. The term of each option may not exceed five years from the date of grant. The number of SARs granted to a participant may be equal to or less than the number of shares that the participant is entitled to receive pursuant to the related option, and is reduced either by the exercise thereof or by the number of shares of stock purchased by a participant pursuant to the related options. No SARs have been granted under the 1988 Plan. After March 29, 1998, the termination date of the 1988 Plan, no further options can be granted under the 1988 Plan. During 1996, NMBT granted no options under the 1988 Plan.

     In 1994, the Board of Directors and the stockholders adopted the 1994 Non-Qualified Stock Option Plan for employees, officers and directors of The New Milford Bank & Trust Company (the "1994 Plan") and reserved 300,000 shares for issuance under the 1994 Plan. The term of each option under the 1994 Plan may not exceed ten years from the date of its grant.

     The provisions of the 1994 Plan are identical to the provisions of the 1988 Plan, except that (1) the exercise price of options granted under the 1994 Plan may not be lower than the fair market value of the shares on the date the options are granted, (2) a participant may exercise the options for a six-month (rather than a three-month) period following the participant's retirement or death, and (3) the maximum option term is ten years, rather than five years, from the date of grant. The 1994 Plan, like the 1988 Plan, authorizes the granting of non-qualified stock options and SARs as a means of providing an incentive to and encouraging ownership of NMBT's common stock by employees, officers and directors; of rewarding exemplary personnel; of assisting in NMBT's recruitment of highly qualified personnel; and of providing a mechanism of offering incentives to employees to continually strive to improve NMBT's products and services and their contribution to NMBT's performance.

     During 1996, NMBT granted 7,500 options under the 1994 Plan at $11.875 per share. These options were granted at their fair market value on their date of grant, September 24, 1996. These options are exercisable immediately and for a period beginning September 24, 1996 and ending August 9, 2004.


OPTION GRANTS

     No executive officer whose aggregate compensation was more than $100,000 received any grants of options under the 1994 Plan during the fiscal year ended December 31, 1996. No options were granted under the 1988 Plan during 1996. None of the options granted in 1996 under the 1994 Plan were exercised during 1996.


OPTION EXERCISES

     The following table sets forth as to each executive officer whose aggregate compensation was more than $100,000, certain information concerning the exercise of stock options during the fiscal year ended December 31, 1996, and the value of all unexercised options held by such individuals at such date:


AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                   NUMBER OF
                                                                                     SHARES            VALUE OF
                                                                                   UNDERLYING         UNEXERCISED
                                                                                   UNEXERCISED       IN-THE-MONEY
                                                                                   OPTIONS AT         OPTIONS AT
                                                  SHARES                           FISCAL YEAR        FISCAL YEAR
                                                ACQUIRES ON          VALUE             END                END
NAME                                             EXERCISE           REALIZED      EXERCISABLE       EXERCISABLE(2)
----                                            -----------       ----------      -----------       --------------
Michael D. Carrigan                               4,000           $19,000(1)         118,500            $782,750
Jay C. Lent                                      11,000            59,875(1)          89,000             589,625
Peter R. Maher                                                                        47,000             271,750

----------
(1)  Market value of common stock at date of exercise, less the exercise price.
(2) Based on the $12.50 closing price of NMBT's common stock as reported on The Nasdaq SmallCap Market on December 31, 1996, minus the exercise price.


OFFICERS' AND DIRECTORS' DEFERRED COMPENSATION AGREEMENTS

     In 1985 and 1986, the Board of Directors of NMBT approved Deferred Compensation Agreements for its directors and selected executive officers. These agreements permitted the directors and selected executive officers to defer a portion of their cash compensation for a period of four years during which time such deferred amounts were invested by NMBT in life insurance contracts on the lives of the directors and executives. NMBT is the beneficiary of such insurance contracts. Directors were also permitted to enter into similar agreements with NMBT to defer a portion of their annual retainer fees for a period of four years during which time such deferred amounts were invested by NMBT in life insurance contracts on the lives of such directors. The amounts to be received by the directors are not limited to the amounts initially deferred by the directors and invested in the life insurance contracts. NMBT is the beneficiary on such policies which will provide NMBT with the funds to pay the benefits owed by NMBT to the director upon the director's death, disability or when the director reaches age 65, 68 or 70 (normal retirement age).

     Distributions under the plan are payable by NMBT as either a lump sum, in a maximum of ten equal annual installments, or in either 120 or 180 equal monthly installments depending upon the basis for the distribution. In cases of death, attaining normal retirement age or other terminations, lump sum distributions or installment payments are authorized. Hardship distributions may also be requested. Retirement distributions would occur upon the director's attaining normal retirement age. NMBT's aggregate distributions in 1996 pursuant to this plan totaled $144,577. As of December 31, 1996, the amount of deferred compensation accrued under these agreements aggregated $1,123,636.

     Although NMBT may be obligated for certain cash payments prior to the receipt of proceeds from the purchased life insurance policies under its Deferral Compensation Agreements approved in 1985 and 1986, the actuaries have calculated that NMBT should ultimately be reimbursed in whole from such life insurance proceeds.

     In 1997, the Board of Directors adopted a Supplemental Executive Retirement and Deferred Compensation Plan to provide its senior executive officers with additional retirement and tax deferral benefits to the extent benefits under the qualified retirement plans of NMBT are limited by applicable law or regulation. The Supplemental Plan will permit additional deferral of compensation and matching contributions (as determined by NMBT's Personnel Committee) to the extent the supplemental deferral had been made into NMBT's 401(k) Plan.


CERTAIN TRANSACTIONS

         NMBT has had and expects to have in the future banking transactions in the ordinary course of business with directors, officers, stockholders and their associates. These transactions are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risk of collectibility or present other unfavorable features at the time such loans are made. The highest aggregate amount of loans to all officers and directors of NMBT and their associates as a group was $2,985,027 on December 16, 1996, or 13.23% of stockholders' equity. There were no standby letters of credit to related parties outstanding at year end.


                      APPROVAL OF THE PLAN AND THE EXCHANGE
                                 (PROPOSAL TWO)

      Set forth below is a brief description of the Exchange, a summary of the Plan, and certain background information. The summary of the Plan attempts to summarize all material matters but does not purport to be complete and is qualified in its entirety by reference to the Plan.


GENERAL

     Under the terms of the Plan, at the Effective Time (as defined below), the Company will acquire in a single transaction all of the issued and outstanding shares of Bank Common Stock, so that immediately thereafter, all shares of Bank Common Stock (other than NMBT Dissenting Shares as defined below) will be converted automatically and without further action by the holders thereof into shares of Company Common Stock. The Effective Time will occur upon the filing of the Plan in the office of the Secretary of State of Connecticut, which date shall not be before the date on which the last of the conditions to Exchange as specified in the Plan has been satisfied or otherwise fulfilled or compliance therewith has been waived. It is presently expected that the Effective Time will occur during the Summer of 1997.

     The Plan also provides that, on and after the Effective Time, shareholders of NMBT will become shareholders of the Company and shall have no rights as shareholders of NMBT. The Plan provides that, at the Effective Time, certificates representing Bank Common Stock immediately prior to the Effective Time will be converted into certificates representing shares of Company Common Stock without the necessity of any physical exchange of stock certificates, and the holders thereof shall have all rights as shareholders of the Company. See "Approval of the Plan and the Exchange-Exchange of NMBT Shares."

     As used herein, the term "NMBT Dissenting Shares" means shares of Bank Common Stock owned by a shareholder of NMBT who, pursuant to the appraisal provisions ("Appraisal Rights") of Section 36a-181(c) of the Connecticut BHC
Act: (1) has on or before the date of the Annual Meeting given to NMBT his or her written objection to the Exchange; and (ii) within ten days after the Plan has been filed with the Secretary of the State of the State of Connecticut, has demanded in writing payment from NMBT of the "value" of his or her shares of Bank Common Stock as of the Effective Time. If NMBT and the shareholder are unable to agree upon the value of his or her shares, such value will be determined by a committee of three disinterested persons, one to be chosen by such shareholder, one by NMBT and the third by the two thus selected.


BACKGROUND OF THE EXCHANGE

     During the past year, the Board of Directors of NMBT initiated an examination of the possible reorganization of NMBT as a subsidiary of a newly-formed holding company. The Board considered issues such as the tax consequences of such a restructuring, the increased regulatory oversight by the Federal Reserve Board and the additional reporting requirements and related expenses, as well as the costs to NMBT of the formation of a holding company and the ability of NMBT to expand through acquisitions. The Board determined that it would be in the best interest of NMBT and its shareholders to restructure NMBT into a holding company structure for the reasons set forth below.


REASONS FOR THE EXCHANGE

     The Board of Directors of NMBT believes that the holding company structure will better suit the current and future interests of NMBT's shareholders. After the Exchange, the Company will be able to effect certain smaller acquisitions without shareholder approval and acquire additional businesses and banks while preserving their local identity. The Company would also be permitted to engage in, or acquire or enter into, business ventures which may not be permitted to NMBT, including those which the Federal Reserve Board has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto. The formation of the Company will also provide additional flexibility with respect to the capitalization and financing of the Bank and with certain tax advantages resulting from tax rules for consolidated companies.

     The Company's management intends to explore possible acquisitions of other banks if the Exchange is approved. Neither NMBT nor the Company is presently engaged in any negotiations, arrangements or understandings to acquire any other bank or to enter into any other business venture, and neither has specific plans for diversification. There is no assurance that the Company will ultimately acquire any banks other than NMBT or make any acquisitions of any other financial institutions. In addition, there is no assurance that the Company will diversify its operations or that any diversification, if undertaken, will be successful.


VOTE REQUIRED

     Under Section 36a-l81 of the Connecticut General Statutes, approval of the Plan requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Bank Common Stock.

     THE PLAN MUST BE APPROVED BY A TWO-THIRDS MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF BANK COMMON STOCK. THE BOARD OF DIRECTORS OF NMBT UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE PLAN.

     The terms of the Exchange were determined unilaterally by the Boards of Directors of NMBT and of the Company and are not the result of arms-length negotiations. The Plan was approved unanimously by the directors of the Company and NMBT.

EXCHANGE OF NMBT SHARES

     Each holder of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time will, upon consummation of the Exchange, become the holder of an equal number of shares of Company Common Stock. Dissenting shareholders of NMBT who follow the statutory procedures described herein under "Appraisal Rights of Dissenting Shareholders" will be paid the value of their shares of Bank Common Stock in cash by NMBT, unless holders of more than 5% of the Bank Common Stock exercise Appraisal Rights and the Company exercises its right not to conclude the Exchange.

     Pursuant to the terms of the Plan, any shareholder of NMBT who, on or before the date of the Annual Meeting, gave written notice to NMBT of his or her intent to demand payment for the value of his or her Bank Common Stock pursuant to the requirements of Section 36a- 181(c) of the Connecticut Act and who later perfects his or her right by demanding such payment shall have no further rights as a shareholder of NMBT, and the certificates held by such dissenting shareholder shall represent only the right to receive the value of the Bank Common Stock.

     The Company has elected to designate the outstanding certificates representing Bank Common Stock as certificates representing Company Common Stock after the Exchange, thereby eliminating the necessity for a physical exchange. Therefore, at the Effective Time certificates representing shares of Bank Common Stock shall be deemed to represent an equal number of shares of Company Common Stock, except for certificates representing NMBT Dissenting Shares and certificates of Bank Common Stock issued to the Company to reflect Company ownership in the Bank. After the Effective Time, shareholders shall be entitled, but not required, to exchange their present certificates for new certificates representing shares of Company Common Stock. Shareholders will be notified by the transfer agent for NMBT and the Company as to the procedure for the voluntary exchange of Bank Common Stock certificates for Company Common Stock certificates. Shareholders will not be required to complete such exchange. Their present stock certificates will for all purposes after the Effective Time represent the same number of shares of Company Common Stock, and the holders of those certificates will have all rights of shareholders of the Company.


     SHAREHOLDERS OF NMBT MAY, BUT WILL NOT BE REQUIRED TO, EXCHANGE THEIR PRESENT CERTIFICATES FOR NEW CERTIFICATES REPRESENTING COMPANY COMMON STOCK AFTER THE EXCHANGE IS CONSUMMATED.


GOVERNMENTAL AND REGULATORY APPROVALS

     It is expected that the Exchange will qualify as a transaction which requires notice to the Federal Reserve Board since it involves the acquisition by the Company of 100% of the voting shares of a bank. Such notice is anticipated to be filed prior to the Annual Meeting.

     The Exchange is also subject to the prior approval of the Connecticut Banking Commissioner (the "Commissioner"), which approval cannot be given until after the holders of at least two-thirds of the issued and outstanding shares of Bank Common Stock have approved the Plan and the Exchange. An application for the approval of the Commissioner is anticipated to be filed before the Annual Meeting of Shareholders. The Commissioner must determine whether the terms of the Plan are reasonable and in accordance with law and sound public policy. See "Certain Legal Matters."

FEDERAL INCOME TAX CONSEQUENCES

     NMBT and the Company will request a ruling from the Internal Revenue Service, or will obtain an opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to the Bank, that the Federal income tax consequences of the Exchange will be substantially as follows:

          (a) The Exchange will be governed by Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

          (b) Shareholders of NMBT will recognize neither gain nor loss under the provisions of the Code on receiving shares of Company Common Stock in exchange for their Bank Common Stock (except for those shareholders who receive payment for the value of their Bank Common Stock from NMBT in accordance with section 36a-181(c) of the Connecticut BHC Act);

          (c) The adjusted basis of each share of Company Common Stock received by each former shareholder of NMBT by reason of the Exchange will be the same as the adjusted basis of the Bank Common Stock exchanged therefor;

          (d) The holding period of each share of Company Common Stock received by each former shareholder of NMBT by reason of the Exchange will include the holding period of the Bank Common Stock exchanged therefor, provided that such Bank Common Stock was held as a capital asset at the time of the Exchange; and

          (e) Neither the Company nor the Bank will recognize any gain or loss as a result of the Merger.

     Shareholders of NMBT who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of Bank Common Stock will recognize taxable income or loss for Federal income tax purposes in connection with the transaction. The amount of that income or loss and the tax treatment of that income or loss (that is, whether it constitutes ordinary income or loss, short-term capital gain or loss or long-term capital gain or loss) will turn upon a number of factual considerations pertinent to the individual shareholder.

     Shareholders of NMBT considering exercising their dissenters' appraisal rights with respect to their shares of Bank Common Stock should consult their personal income tax advisors for specific advice with respect to the Federal income tax consequences of that exercise.

     IT IS RECOMMENDED THAT EACH SHAREHOLDER OF NMBT CONFER WITH HIS OR HER OWN TAX OR FINANCIAL ADVISOR AS TO THE TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING THE CONSEQUENCES UNDER STATE AND LOCAL LAW


CONDITIONS TO THE EXCHANGE

     The obligations of the Company and NMBT to cause the Exchange to be consummated are subject to the satisfaction, prior to or at the Effective Time, of the following conditions: (1) receipt of all regulatory approvals and authorizations, including, without limitation, the approvals of (i) all state securities law agencies that have jurisdiction over the offers and sales of the Company Common Stock pursuant to the Exchange, (ii) the Federal Reserve Board under the Bank Holding Company Act of 1956 (the "Federal BHC Act") and (iii) the Commissioner under the Connecticut BHC Act, and all other consents; approvals and permissions necessary to permit consummation of the Exchange shall have been received and shall be in full force and effect; (2) the requirements for exemption from registration under the Securities Act of 1933, as amended ("1933 Act") shall have been met, (3) the Proxy Statement and Prospectus shall have been filed in accordance with the rules and regulations of the FDIC and shall have been mailed to the shareholders of NMBT in accordance with such rules and regulations; (4) at the Annual Meeting, the Plan shall have been approved by the affirmative vote of the holders of at least two-thirds of all outstanding shares of Bank Common Stock; (5) NMBT and the Company shall have received a ruling from the Internal Revenue Service satisfactory to them with respect to the tax consequences of the Exchange or, in lieu of such ruling, an opinion satisfactory to them with respect to such tax consequences of the Exchange; and (6) the Company Common Stock shall have been substituted for Bank Common Stock on the Nasdaq Stock Market upon issuance of the Company Common Stock.

     In addition to those conditions outlined above, the obligations of the Company under the Plan are subject (unless waived by the Company) to the fulfillment prior to or at the Effective Time of the following conditions: (1) the number of shares of Bank Common Stock as to which the holders thereof shall have exercised their dissenters' appraisal rights pursuant to Section 36a-181(c) of the Connecticut BHC Act shall not exceed the lesser of (i) 5% of the number of shares of Bank Common Stock issued and outstanding at the Effective Time or
(ii) such number of shares as (a) the Company's independent auditors determine will prevent the Exchange from being treated as a "pooling of interest" or (b) the Company's special legal counsel determines would prevent the Company Common Stock from being exempt from registration under the 1933 Act; and (2) each of the "affiliates" of NMBT shall have delivered to the Company a letter agreement with respect to restrictions on resale of the Company Common Stock received by such affiliates. See "Approval of the Plan and the Exchange --Resale of Company Common Stock."

AMENDMENT

     The Plan may not be altered, changed or amended in any way except by a writing approved by the respective Boards of Directors of the Company and NMBT executed by a person or person so authorized by them. Any material amendment to the Plan made subsequent to any approval of the Plan by the shareholders of NMBT would require further shareholder approval.

TERMINATION AND ABANDONMENT

     The Plan may be terminated before the Effective Time of the Plan, notwithstanding any approval by the shareholders of NMBT: (1) by the mutual agreement of the Boards of Directors of the Company and NMBT; (2) by NMBT if the Board of Directors determines for any reason that the consummation of the transactions in the Plan would be inadvisable or not in the best interests of the Bank or its shareholders; or (3) by the Company if the number of shares of Bank Common Stock as to which the rights to receive payment under Section 36a-181(c) of the Connecticut BHC Act is exercised exceeds the lesser of (i) 5% of the issued and outstanding shares of Bank Common Stock or (ii) such number of shares as (a) the Company's independent auditors determine will prevent the Exchange from being treated as "pooling of interest" or (b) the Company's special legal counsel determines would prevent the Company Common Stock from being exempt from registration under the 1933 Act.

ACCOUNTING TREATMENT

     The Company and NMBT intend that the Exchange be accounted for in the same manner as a "pooling of interest" in accordance with generally accepted accounting principles. Under this concept, the assets, liabilities and shareholders equity of NMBT, as reported on its balance sheet, will be combined with the assets, liabilities and shareholders' equity of the Company.

NMBT STOCK OPTIONS

     All employee and director options and rights to acquire Bank Common Stock which are issued pursuant to the Bank's 1988 and 1994 Non-Statutory Stock Option Plans (collectively referred to as the "Bank Common Stock Plans") and which are outstanding at the Effective Time will be assumed by the Company at the Effective Time, and such options and rights will become options and rights to acquire the equivalent number of shares of Company Common Stock. The Bank Common Stock Plans shall be continued in accordance with their terms and conditions as in effect immediately prior to the Effective Time, except that, at the Effective Time, the Bank Common Stock Plans shall be amended to provide that all options and rights to be granted, pursuant to the Bank Common Stock Plans, after the Effective Time will be options and rights to acquire Company Common Stock. After the Effective Time, the Committee will continue to administer the Bank Common Stock Plans and will retain such rights as necessary to administer the Bank Common Stock Plans and continue to grant options, while the Company will assume the obligations under the Bank Common Stock Plans to issue Company Common Stock in the event of the exercise of any options granted pursuant to the NMBT Option Plans. As of April 17, 1997, options to purchase 293,600 shares of Bank Common Stock were currently exercisable and outstanding.


EXPENSES

     NMBT's expenses incident to the consummation of the Exchange are to be paid by NMBT and the Company's expenses are to be paid by the Company.


RESALE OF COMPANY COMMON STOCK

     Company Common stock to be received by shareholders of NMBT may be freely sold, except for shares to be received by those shareholders of NMBT, including its directors, who may be deemed "affiliates" of the Company (i.e., persons controlling, controlled by or under common control with the Company). Sales of Company Common Stock by those persons may be made only in compliance with the provisions of Rules 144 and 145 under the 1933 Act or in a manner otherwise in compliance with such act. In general, such affiliates could resell Company Common Stock under Rules 144 and 145 only in brokers' transactions or in transactions directly with a market maker, and only if the number of shares sold by each affiliate (or, if two or more affiliates agree to act together, then the aggregate number of shares sold by them) during any period of three months does not exceed the greater of 1% of the outstanding Company Common Stock or the average weekly volume of trading in Company Common Stock in the four weeks preceding the sale.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization at December 31, 1996 of NMBT and the Company and the proforma combined capitalization of NMBT and the Company as if the Exchange had occurred as of such date after giving effect to the adjustments set forth therein.


                                                                                    NMBT       Proforma          Proforma
                                                                        NMBT        CORP       Adjustments       Combined
                                                                     ---------   ----------    ------------      --------
Stockholder's Equity
Common Stock, $1.00 par value per share
    Shares authorized: 8,000,000
    Shares issued: 2,681,305
    Shares outstanding: 2,588,058                                     $  2,681      $    -       $(2,681)        $     -
Common Stock, $0.01 par value per share
    Shares authorized: 8,000,000
    Shares issued: 2,681,305
    Shares outstanding: 2,588,058                                                                     27              27
Additional paid-in capital                                              15,266       _____         2,654          17,920
Retained earnings                                                        5,195       _____         _____           5,195
Unrealized gain (loss) on securities available for sale, net of tax        146       _____         _____             146
Treasury stock, at cost                                                   (723)      _____         _____            (723)
                                                                     ---------   ----------    ------------      -------
      Total stockholders' equity                                     $  22,565      $_____        $_____         $22,565
                                                                     ---------   ----------    ------------      -------
Book value per common share outstanding                              $    8.72                                   $  8.72
                                                                     =========                                   ========

     The Bank will incur certain legal, printing and other expenses in connection with the Exchange. Such expenses will be capitalized by the Bank and will be amortized by a reduction in the consolidated earnings of the Company and the Bank over a period of five years following the consummation of the Exchange.

                   APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

     Connecticut law provides an exclusive appraisal right for dissenting shareholders of NMBT. Under Section 36a-181(c) of the Connecticut BHC Act, a holder of Bank Common Stock has the right, provided the conditions specified are met, to be paid the "value" of his or her Bank Common Stock. In order to qualify for such payment, a shareholder of NMBT must, on or before the date of the Annual Meeting, give written notice to NMBT of his or her objection to the Plan and the Exchange. If the requisite number of holders of Bank Common Stock approve the Exchange and the Plan is filed with the Connecticut Secretary of State in accordance with Connecticut law, then a shareholder of record of NMBT desiring to receive the "value" of his or her Bank Common Stock and who has timely given his or her written objection must, within ten days after the Plan has been filed with the Connecticut Secretary of State, demand in writing payment from NMBT of the "value" of his or her shares of Bank Common Stock as of the Effective Date. NMBT must pay such dissenting shareholder the "value" of his or her shares within three months.

     In case of disagreement between NMBT and the dissenting shareholder with respect to the "value" of his or her shares, such "value" shall be ascertained by three disinterested persons, one to be chosen by the dissenting shareholder, one by NMBT and the third by the two thus selected. If the award determined by the three disinterested persons is not paid within sixty days from its date, the award shall become a debt of NMBT and the dissenting shareholder may collect it as such and, upon receiving payment therefor, must transfer his Bank Common Stock to NMBT.

     Pursuant to the terms of the Plan, at the Effective Time, any shareholder of NMBT, who, on or before the date of the Annual Meeting, gave written notice to NMBT of his or her intent to demand payment for the value of his or her Bank Common Stock pursuant to the requirements of Section 36a-181(c) of the Connecticut BHC Act shall have no further rights as a shareholder of NMBT, and the certificates held by such dissenting shareholder shall represent only the right to receive the value of the Bank Common Stock.

     The foregoing summary of the rights of dissenting shareholders under Connecticut law is qualified in its entirety by reference to Section 36a- 181(c) of the Connecticut General Statutes, the text of which is set forth in Appendix A.

     The receipt of cash pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for Federal income tax purposes. See "Approval of the Plan and the Exchange-Federal Income Tax Consequences."

     Any shareholder of NMBT who desires to exercise his or her appraisal rights should carefully review Section 36a-181(c) of the Connecticut BHC Act and is urged to consult his or her legal advisor before electing or attempting to exercise such rights. A shareholder's failure to vote against the Plan and the Exchange will not constitute a waiver of his or her appraisal rights. However, each shareholder of NMBT who fails to object in writing to the Plan and the Exchange on or before the date of the Annual Meeting and to demand in writing payment of the "value" of his or her Bank Common Stock within ten days after the Plan has been filed with the Connecticut Secretary of State will be deemed to have assented to the Plan and the Exchange, whether or not he or she voted to approve the Plan and the Exchange, and will be entitled to receive a certificate representing shares of Company Common Stock in the manner and on the terms specified in the Plan. An objection must be in addition to and separate from any proxy or vote against the Plan and the exchange and should be submitted to NMBT, 100 Park Lane, New Milford, Connecticut 06776-2400, Attention: Jay C. Lent. NMBT presently intends to inform dissenting shareholders of its intentions to file the Plan with the Connecticut Secretary of State and the date when the Plan will be so filed.

     A VOTE AGAINST THE PLAN AND THE EXCHANGE WILL NOT SATISFY THE REQUIREMENTS THAT A DISSENTING SHAREHOLDER DELIVER HIS OR HER WRITTEN OBJECTION TO THE EXCHANGE PRIOR TO OR ON THE DATE OF THE ANNUAL MEETING.


                              CERTAIN LEGAL MATTERS

     The Exchange is subject to the requirements of Federal and Connecticut banking statutes, rules and regulations, which provide that certain acquisitions may not be consummated without notice to the Federal Reserve Board and the approval of the Commissioner.

THE BANK HOLDING COMPANY ACT

     The Company was organized to act as a "bank holding company" as such term is defined in the Bank Holding Company Act of 1956, as amended (the "Federal BHC Act"). Under the Federal BHC Act, approval of the Federal Reserve Board is required for the Company to become a bank holding company and before the Exchange contemplated by the Plan can be consummated. If certain conditions are met in connection with the Exchange, a notice to the Federal Reserve Board rather than an application is required. As it is anticipated the

Exchange will so qualify, the Company will prepare and submit to the Federal Reserve Board a notice to become a bank holding company. The Federal Reserve Board may object to the notice, in which case an application for approval will be required to be filed.

     In the event approval is required and if the Federal Reserve Board approves the Exchange, the Attorney General of the United States nevertheless may, at any time within 30 days after such approval, bring an action challenging the Exchange under the Federal antitrust laws, in which case the effectiveness of the Federal Reserve Board's approval would be stayed pending a final ruling by an appropriate United States District Court and any possible appeal. Failure of the Attorney General to challenge the Exchange does not, however, exempt the Company from complying with both state and Federal antitrust laws after the Exchange has been consummated, or immunize the Exchange from future challenge by the Attorney General or a private litigant under Section 2 of the Sherman Act. Any action or failure to act by the Attorney General with regard to the Exchange also does not immunize the Exchange from challenge by a private litigant under
Section 7 of the Clayton Act prior to consummation for the Exchange and prior to termination of the 30 day period in which the Attorney General may bring an action challenging the Exchange or, if such an action is commenced, prior to termination of any such action.

CONNECTICUT BANK HOLDING COMPANY AND BANK ACQUISITION ACT

     Under the Connecticut BHC Act, the Plan must be approved by the Commissioner and filed by him with the Connecticut Secretary of the State. It is a condition to the obligations of the Company and NMBT to consummate the Exchange, that such approval of the Plan follow the Annual Meeting.


                              COMPANY CAPITAL STOCK

     At the Effective Time, the Certificate of Incorporation of the Company will authorize the issuance of 8,000,000 shares of common stock per share, par value $.01 per share (the "Company Common Stock") and 2,000,000 shares of serial preferred stock $.0l par value per share. There are currently no shares of Company Common Stock issued and outstanding and there are currently no outstanding shares of serial preferred stock.

     If the Exchange is consummated, there will be outstanding at the Effective Time a number of shares of Company Common Stock equal to the number of shares of Bank Common Stock then outstanding, less shares for which dissenters' appraisal rights have been exercised. Additional shares of Company Common Stock will be reserved for issuance upon the exercise of options and other rights outstanding and to be granted under the Bank Common Stock Plans. All such options and rights will be assumed by the Company once the Exchange is consummated. See "Approval of the Plan and the Exchange--NMBT Stock Options."

     Once the Exchange is consummated, options outstanding under the Bank Common Stock Plans to purchase Bank Common Stock will become options to purchase Company Common Stock.

     If the Exchange were consummated as of April 17, 1997, 2,588,058 shares of Company Common Stock would be issued and outstanding and a maximum of 393,786 shares would be reserved for issuance upon exercise of options outstanding and to be granted under the Bank Common Stock Plans.

     All shares of Company Common Stock issued upon consummation of the Exchange or exercise of options and other rights will be, when issued as described herein, fully paid and non- assessable.

     Company Common Stock may not be used as collateral to secure loans from NMBT. Unless prior approval of the Federal Reserve Board is obtained, the Company may not redeem shares of Company Common

Stock in amounts exceeding 10% of its consolidated net worth in any twelve month period. See "Comparison of the Rights of Holders of Bank Common Stock and Company Common Stock-Repurchase of Shares."

     Certain provisions of the Certificate of Incorporation and Bylaws of the Company may make the accomplishment of certain mergers, tender offers and other business combinations and the removal of incumbent management more difficult. Such provisions affect the rights of holders of Company Common Stock, and the amendment of such provisions is subject to "super-majority" voting requirements. Such rights are similar to the rights set forth in the Bank's Articles of Incorporation and Bylaws. See "Comparison of the Rights of Holders of Bank Common Stock and Company Common Stock."

VOTING RIGHTS

     Each holder of Company Common Stock is entitled to one vote for each share held. The shares of Company Common Stock do not have cumulative voting rights. Cumulative voting rights means that holders of more than 50% of shares voting for the election of directors have the ability to elect 100% of the directors then standing for election if they choose to do so, and in such event the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

PREEMPTIVE RIGHTS

     Under the Company's Certificate of Incorporation, shareholders of the Company do not have preemptive rights to subscribe for or purchase shares of any class of capital stock now or hereafter authorized or securities convertible into shares of any class of capital stock of the Company. Without preemptive rights, a shareholder's ownership is subject to dilution if additional shares are issued.

DIVIDEND RIGHTS

     The holders of Company Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of the Company. Dividends may be declared and paid by the Company only out of funds legally available therefor. Under Delaware law, dividends may generally be declared by the Board of Directors of a corporation and paid in cash, property or in shares of such corporation, to the extent of its surplus as defined therein. For the foreseeable future, the sole source of amounts available to the Company for the declaration of dividends will be dividends declared and paid by NMBT on Bank Common Stock after consummation of the Exchange. Any amounts received by the Company will be used to pay the operating expenses of the Company, and for other activities in which it may engage, including the acquisition of other financial institutions, before any dividends can be paid on Company Common Stock. It is anticipated that the only operating expenses of the Company will be administrative expenses of its officers, which in large part will be allocated to and reimbursed by NMBT. For a description of limitations on the ability of NMBT to declare and pay any dividends on Bank Common Stock, see "Bank Capital Stock-Dividends." The present intention of the Board of Directors of the Company is to declare and pay cash dividends on a quarterly basis. The payment and size of any dividend will depend on the future earnings of the Company and NMBT. Under the Certificate of Incorporation of the Company, the Company has the authority to issue preferred stock with dividend rights superior to the Company Common Stock that may adversely affect the amount or frequency of Company Common Stock dividends, although the Company has no plans at this time to issue such preferred stock.

LIQUIDATION RIGHTS

     In the unlikely event of liquidation of the Company, holders of Company Common Stock are entitled to share pro rata in the net assets of the Company remaining after payment of all amounts due creditors. In the event of the concurrent liquidation of the Company and NMBT, the net assets available for payment to holders of Company Common Stock would be the net assets remaining after payment of all amounts due creditors of the Company and NMBT.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. will be the transfer agent and registrar for Company Common Stock.

SERIAL PREFERRED STOCK

     The Board of Directors of the Company may, without the action of the Company's shareholders, issue preferred stock from time to time in one or more series with distinctive serial designations.

     The Board of Directors is authorized to determine, among other things, with respect to each series which may be issued: (1) the dividend rate and conditions and dividend preferences, if any; (2) whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; (3) whether, and to what extent, the holder of such series would enjoy voting rights, if any, in addition to those prescribed by law; (4) whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred stock; (5) whether, and upon what terms, such series would be redeemable; (6) whether or not a sinking fund would be provided for the redemption of such series and, if so, the terms and conditions thereof; and (7) the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company. With regard to dividends, redemption rights and liquidation preference, any particular series of preferred stock may rank junior to, on a parity with or senior to any other series of preferred stock and Company Common Stock.

     It is not possible to state the actual effect of the authorization of the preferred stock upon the rights of holders of shares of Company Common Stock until the Board of Directors determines the specific rights of the holders of a series of preferred stock. However, such effects might include: (1) restriction on the payment of dividends on Company Common Stock if dividends on preferred stock have not been paid; (2) dilution of the voting power of Company Common Stock to the extent that the preferred stock has voting rights; (3) dilution of the equity interest of Company Common Stock to the extent that the preferred stock is converted into Company Common Stock; or (4) Company Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the preferred stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Accordingly, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company.

     The Company has no present plans to issue or authorize the issuance of any shares of preferred stock.

MARKET

     Because no shares of Company Common Stock have been issued, other than the shares issued in connection with the formation of the Company, no market for Company Common Stock has been established, and there have been no transactions therein. The Company will file an application to substitute Company Common Stock for Bank Common Stock on the Nasdaq Stock Market. See "Bank Capital Stock-Market."

                               BANK CAPITAL STOCK

     The Articles of Incorporation of NMBT authorizes the issuance of 8,000,000 shares of common stock, par value $1.00 per share and 2,000,000 shares of serial preferred stock, par value $1.00 per share. As of the Record Date, 2,588,058 shares of Bank Common Stock were issued and outstanding and were held by 2,045 shareholders of record. There are currently no outstanding shares of serial preferred stock.

MARKET

Bank Common Stock is traded over-the-counter and is quoted on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol "NMBT."

     The following table sets forth, for the periods indicated, market price information regarding Bank Common Stock, and dividends paid. Stock price information includes average bid and ask prices as quoted on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market for the period from January 1, 1994 through April 17, 1997. There is no assurance that trading in the Company Common Stock will be at prices similar to those at which Bank Common Stock has been traded.

                                                AVERAGE BID AND
                                                   ASK PRICES
                                                ---------------
                                                 BID        ASK   DIVIDENDS PAID
                                               ------      ------ ------------

1994:
First Quarter................................  $5.375       $6.125        None
Second Quarter...............................   4.875        6.125        None
Third Quarter................................   5.375        6.250        None
Fourth Quarter...............................   5.625        6.500        None

1995:
First Quarter................................   5.750        6.500       0.030
Second Quarter...............................   7.125        8.250       0.030
Third Quarter................................   7.500        8.750       0.035
Fourth Quarter...............................   8.500        9.750       0.035

1996:
First Quarter................................   9.500       10.500       0.040
Second Quarter...............................   9.625       10.750       0.040
Third Quarter................................  10.125       11.125       0.045
Fourth Quarter...............................  11.500       12.500       0.045

1997:
First Quarter................................  11.125       12.125       0.050
Second Quarter (through April 17, 1997)......  11.250       12.500          (1)


----------
(1) A dividend of $0.05 for the second quarter was declared on April 16, 1997 and is payable on May 7, 1997.

     An application will be filed to substitute Company Common Stock for Bank Common Stock in the Nasdaq SmallCap Market tier of the Nasdaq Stock Market. It is anticipated that approval for this substitution will be received prior to consummation of the Exchange.

     The closing price of Bank Common Stock as reported by the Nasdaq SmallCap Market tier of the Nasdaq Stock Market was $12.00 on April 17, 1997.

DIVIDENDS

     Holders of Bank Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Cash dividends may only be paid out of current or accumulated net profits. Under Connecticut law, a Connecticut-chartered capital stock bank may not pay out in dividends in any calendar year an amount exceeding the total of its net profits of that year combined with its retained net profits of the preceding two years, unless such larger dividend is specifically approved by the Commissioner. These restrictions will remain applicable to NMBT after the Exchange is consummated. See "Comparison of the Rights of Holders of Bank Common Stock and Company Common Stock-Dividends."

     NMBT paid cash dividends of $0.13 and $0.17 per share during fiscal 1995 and 1996, respectively. From 1991 to 1994 the Bank did not pay any cash dividends.

     After the Exchange is consummated, NMBT expects to continue to pay regular quarterly cash dividends to the Company. There is no assurance, however, that NMBT will generate sufficient revenue to declare and pay regular cash dividends to the Company. Such dividends will be used for the Company's operating expenses and for other activities in which it may engage (including the acquisition of other financial institutions) and depending on its financial condition, for the payment of cash dividends.

                   COMPARISON OF THE RIGHTS OF HOLDERS OF BANK
                      COMMON STOCK AND COMPANY COMMON STOCK

GENERAL

     As a result of the Exchange, holders of Bank Common Stock, whose rights are presently governed by the provisions of Connecticut corporate law, Connecticut and Federal banking law and the Articles of Incorporation and Bylaws of NMBT, will become shareholders of the Company. Accordingly, their rights will be governed by the provisions of Delaware corporate law, Connecticut and Federal banking law relating to bank holding companies, and the proposed Certificate of Incorporation and Bylaws of the Company. Except for the elimination of preemptive rights for holders of Company Common Stock under the Certificate of Incorporation of the Company, the provisions of the proposed Certificate of Incorporation and Bylaws of the Company are substantially similar to the provisions of the Articles of Incorporation and Bylaws of NMBT.

     Certain similar provisions in NMBT's Articles and the Company's Certificate of Incorporation are intended to enhance the negotiating ability of the Board of Directors in order to serve the best interests of the shareholders and may make it more difficult for third parties to acquire or to exercise control of NMBT and the Company. The Board of Directors of NMBT is not aware at this time of any attempt by any person or entity to gain control of NMBT or the Company.

     The following discussion is only a summary and is not intended in any way to be a complete description of all of the provisions of the Connecticut and Federal statutes or the Articles and Certificate of Incorporation and Bylaws of NMBT and the Company which may affect the rights of shareholders. It is qualified in its entirety by reference to the Connecticut Stock Corporation Act, the General Corporation Law of the State of Delaware, the banking laws of the United States and the State of Connecticut, and the Articles and Certificate of Incorporation and Bylaws of NMBT and the Company (which are available on request from NMBT).

CAPITALIZATION

     NMBT has authorized capital stock consisting of 8,000,000 shares of common stock, par value $1.00 per share, 2,000,000 shares of serial preferred stock par value $1.00 per share (the "Serial Preferred Stock"). The same number of shares of common stock and serial preferred stock will be authorized for issuance under the Company's proposed Certificate of Incorporation; however, the par value of the Company Common Stock and serial preferred stock will be $0.01 per share.

     As of April 17, 1997, there were 2,588,058 shares of Bank Common Stock and no shares of serial preferred stock issued and outstanding.

     Under Connecticut banking law, the Commissioner must approve an increase or decrease in NMBT's authorized capital stock or the par value thereof. In addition, the authorized capital stock of NMBT may not be reduced below the minimum requirements for a new capital stock bank, unless otherwise approved by the Commissioner. No such restrictions or need for Commissioner approval apply to changes in the capitalization of the Company.

     Authorized but unissued shares of capital stock may be used for various purposes, including stock splits and dividends, potential acquisitions, public offerings, stock option and employee stock plans and dividend reinvestment plans. Authorized but unissued shares of capital stock, or securities convertible into or exchangeable for such capital stock, could also be issued by the Board of Directors in a manner which could make a change in control more difficult. Under certain circumstances, such shares could be sold privately to purchasers who might support the Board of Directors in opposing a takeover bid which the Board determines not to be in the best interest of the shareholders.

     The Board of Directors of NMBT has no present plans to issue any shares of Bank Common Stock, except for shares that NMBT may issue prior to the Exchange pursuant to the Bank Common Stock Plans. The Board of Directors of the Company has no present plans to issue any shares of Company Common Stock beyond the number to be issued in connection with the Exchange, except for shares that will be issued pursuant to the Bank Common Stock Plans after the Exchange is consummated and such plans are assumed by the Company.

VOTING AND OTHER RIGHTS

     Subject to the voting rights of any new series of preferred stock upon issuance, the holders of Bank Common Stock possess the exclusive voting rights of the Bank. Each holder of Bank Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. All of the issued and outstanding shares of Bank Common Stock are fully paid and nonassessable. The Articles of Incorporation of NMBT does not provide for any conversion rights, sinking fund provisions, redemption provisions or restrictions on alienability with respect to the Bank Common Stock.

     Holders of Company Common Stock will possess the same voting rights as holders of Bank Common Stock. See "Company Capital Stock--Voting Rights."

DIVIDENDS

     Holders of Bank Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Cash dividends may be paid out of current or accumulated net profits and not out of the capital surplus account.

     Under Connecticut law, a Connecticut-chartered bank and trust company may not pay out in dividends in any calendar year an amount exceeding its current or accumulated net profits, unless the dividend is specifically approved by the Commissioner. Further, NMBT may not pay cash dividends if its net worth would thereby be reduced below the amount required by the Connecticut Banking Commissioner or the EDIC. See "Bank Capital Stock-Dividends."

     Delaware law also prohibits the Company from paying dividends except from its surplus as defined therein. See "Company Capital Stock--Dividend Rights."

     The present intention of the Board of Directors of NMBT is to declare and pay cash dividends on a quarterly basis. The Company expects to continue NMBT's dividend policy, taking into account factors including, but not limited to, net income, capital requirements, financial condition, alternative investment options, tax implications, prevailing economic conditions, industry practices, the needs of the Company, and other factors deemed relevant at the time. See "Bank Capital Stock-Dividends."

PREEMPTIVE RIGHTS

     Shares of Bank Common Stock may be issued from time to time by a majority vote of the Board of Directors for such consideration as the Board may determine. Holders of Bank Common Stock are entitled to preemptive rights with respect to any shares of Bank Common Stock which may be issued. The serial preferred stock of the Bank does not have preemptive rights.

     Holders of Company Common Stock will not have preemptive rights. See "Company Capital Stock-Preemptive Rights."

SHAREHOLDERS' MEETINGS

     The annual meeting of the shareholders of NMBT is generally held during April or May or such date as is determined by the Board of Directors in order to elect directors and transact any other business properly before the meeting. The presence in person or by proxy of holders of shares entitled to cast a majority of the votes of all outstanding shares of Bank Common Stock constitutes a quorum at any shareholders' meeting. The proposed Bylaws of the Company contain similar provisions relating to the annual meeting and quorum requirements.

     The Company's Bylaws provide that, unless a special meeting of shareholders is otherwise required by law, such meeting can only be called by a majority of the Board of Directors. Moreover, the Company's proposed Certificate of Incorporation permits the shareholders to act only at a duly called annual or special meeting and not by any written consent of the shareholders. This provision will effectively prevent any shareholder action prior to the next annual meeting unless a majority of the Board of Directors agrees to call a shareholders' meeting prior to that date.

     The Articles of Incorporation and Bylaws of the Bank contain similar provisions relating to shareholders' meetings.

BOARD OF DIRECTOR PROVISION

     Certain provisions of the Company's proposed Certificate of Incorporation and Bylaws impede changes in majority control of the Board of Directors. The Company's proposed Certificate of Incorporation provides that the Board of Directors of the Company will consist of not less than five nor more than twelve members and will be divided into three classes, with directors in each class elected for three-year terms. The Company's Bylaws provide that the number of positions on the Board of Directors will be fixed by resolution of the Board of Directors or, in the absence of such resolution, will be the number of directors elected at the last annual meeting plus the number of incumbent directors whose terms did not expire at such annual meeting. The Board of Directors may increase the number of directors by no more than two in each fiscal year, and may decrease the number of directors at any time (but to not less than five directors). No decrease in the number of directors will shorten the term of any incumbent director. The Company's proposed Certificate of Incorporation and Bylaws also impose restrictions on the ability of shareholders to nominate candidates for the Board of Directors, requiring, in general, not less than sixty (60) nor more than ninety (90) days prior written notice of such nominations.

     The Company's proposed Certificate of Incorporation and Bylaws provide that vacancies created by an increase in the number of directorships can be filled for the unexpired term by the Board of Directors. Vacancies occurring for any other reason, such as death or resignation, would be filled by the remaining directors. The effect of these provisions would prevent a new majority shareholder from increasing the size of the Board of Directors and from then filling the vacancies created by such increase. They would also prevent a new majority shareholder from filling any vacancies on the Board of Directors arising by resignation, death or other reason.

     No person will be eligible for election or re-election as director if he or she has reached age seventy (70) at the time of such election. Any director who reaches age seventy (70) at any subsequent time during his or her term of office is required to vacate office at the expiration of such director's term. However, no person who served as a director in June of 1994 is prevented from being re-elected as a director until he or she has reached his or her 72nd birthday. The office of any person who has reached his or her 72nd birthday and who was serving as a director as of that date becomes vacant at the Annual Meeting of Stockholders at which such Director's term expires.

     The Company's proposed Certificate of Incorporation and Bylaws provide that any director of the Company may be removed from office at anytime with or without cause by the affirmative vote of seventy-five (75%) percent of the entire Board of Directors at any meeting of the Board of Directors called for that purpose. Any director of the Company may also be removed from office with cause by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of the Company's capital stock entitled to vote thereon. If there is a shareholder who owns ten (10%) percent or more of the Company's capital stock entitled to vote in an election for directors (a "Related Person"), such removal must also be approved by seventy-five (75%) percent of the Company's capital stock entitled to vote thereon held by shareholders other than the Related Person.

     The Articles of Incorporation and Bylaws of NMBT contain similar provisions relating to classification of the Board of Directors, the filling of vacancies on the Board of Directors, limitations on the maximum age of directors, and the removal of directors with or without cause. The Company Bylaws differs from the Bank's Bylaws in that the minimum number of Directors is five (5) as opposed to eight (8) in the Bank's Bylaws.

FAIR PRICE PROVISION

     The Company's proposed Certificate of Incorporation also requires that, unless otherwise required by law, certain "business combinations" with a holder of ten (10%) percent or more (hereinafter referred to as a "Related Person") of the Company's capital stock entitled to vote in the election of directors (hereinafter referred to as the "Company Voting Stock") must be approved by 80% of the Company Voting Stock and by a majority vote of such stock held by persons other than a Related Person ("80% Vote"). The purpose of this provision is to discourage front load or two-tier acquisitions. In this type of acquisition, one price is offered in a tender offer for a controlling block of stock and then a much lower price and/or less desirable form of consideration is offered for the remainder of the outstanding stock.

     The term "business combination" encompasses six categories of transactions. The first includes any merger, consolidation or share exchange by the Company or any subsidiary with any Related Person or affiliate thereof. The second category includes any sale, lease, exchange, mortgage or other disposition of assets to an Interested Shareholder within any twelve month period which is not in the usual and regular course of business, if the assets have a book value of 10% or more of either the total market value of the outstanding stock of the Company or the Company's net worth as of the end of the most recent fiscal quarter. The third category is the issuance or transfer to a Related Person, on a non-pro rata basis, of stock, or securities convertible into stock, having a market value equal to five percent (5%) or more of the total market value of all shares of stock of the Company. The fourth category is a liquidation or dissolution proposed by or on behalf of an Interested Shareholder or related person. The fifth category is any reclassification of securities or recapitalization which increases an Interested Shareholder's proportionate ownership of the Company's equity or convertible securities. The sixth category is the purchase or other acquisition by the Company of assets of a Related Person having a book value of ten (10%) percent or more of either the total market value of the Company or the Company's net worth as of the end of the most recent fiscal quarter.

The Company's Certificate of Incorporation exempts from the 80% Vote described above any business combination with a Related Person if the transaction is approved by the Company's Board of Directors before the Related Person first becomes a Related Person.

     The Company's Certificate of Incorporation also exempts from the 80% Vote, business combinations which satisfy certain "fair price" and procedural provisions. Five basic conditions must be met in order for this exemption to apply. The first condition is that the ratio of consideration for stock in the business combination to the market value of the stock is at least as great as the ratio of the highest per share consideration which the Related Person paid for stock to the market value of stock immediately prior to the initial acquisition of stock by the Related Person. The second condition requires that shareholders whose stock is acquired in the second or later stage of an acquisition must receive at least as much as the highest price the Related Person paid for shares within the prior two years, and in some cases a higher price, as determined by various formulas specified in the exemptive provision. These prices may bear no relation to the then-current market value of the Company's stock. The third condition is that the consideration in the business combination must be in the same form of consideration as the Related Person previously paid. This requirement prevents the use of cash in the "first tier" of an acquisition and less valuable securities in the "second tier." The fourth condition is designed to ensure that a Related Person has not, through the exercise of influence over the Company, enhanced his position or brought about actions detrimental to the other shareholders. Thus, any omission of preferred stock dividends, or the receipt by the Related Person of specified financial or tax benefits (such as loans, advances, pledges or guarantees provided by the Company), will prevent the use of the "fair price" exemption. The fifth condition requires that a proxy or information statement complying with the provisions of the Exchange Act be mailed to the Company's shareholders at least thirty (30) days prior to the consummation of the business combination, whether or not such proxy or information statement is required under the Exchange Act.

     In the event that the requisite approval of the Board of Directors was given on the "fair price" or the procedural requirements were met with respect to a particular business combination, the other voting requirements of the Certificate of Incorporation, discussed in the next section, and the normal voting requirements of Delaware law would apply to the Company and the normal requirements of Connecticut law would apply to the Bank. A merger, consolidation or sale of substantially all of the assets would require the approval of a majority of the outstanding shares of Company Common Stock under Delaware law and a two-thirds vote of the outstanding shares of Bank Common Stock under Connecticut law. A reclassification of securities involving an amendment to the Certificate of Incorporation would require the approval of the holders of a majority of the Company Capital Stock entitled to vote thereon under Delaware law and the same vote of Bank Common Stock under Connecticut law. A sale of less than substantially all of the assets or a reclassification of the Company's securities not involving an amendment to its Certificate of Incorporation would not require shareholder approval under Connecticut or Delaware law. Certain small acquisitions by the Bank would require a stockholder vote, which would not be required for the Company's stockholders, after the Exchange due to the resulting holding company structure.

     The Certificate of Incorporation of the Bank contains similar provisions relating to certain business combinations with Related Persons, except that the vote required under the Bank's Articles of Incorporation would be two-thirds of the Bank Common Stock and two-thirds of such stock held by persons other than the Related Person rather than the 80% Vote. However Sections 33-840 through 33-843 of the Connecticut General Statutes, which are applicable to the Bank, provide for an 80% vote, so that substantially the same requirements for a business combination involving the Bank would be required for a business combination of the Company.

BOARD OF DIRECTORS APPROVAL OF A BUSINESS COMBINATION OR STOCK PURCHASE

     The Company's proposed Certificate of Incorporation prevents a Related Person from engaging in any "business combination" with the Company for a period of five (5) years following the date on which it first became a Related Person (i.e., the date on which it first acquired ten percent (10%) or more of the Company's Voting Stock) unless it is approved by two-thirds of the Company Voting Stock and a majority of such stock held by persons other than a Related Person. A "business combination" is defined in the same way as for purposes of the fair price provision discussed above. Nevertheless, a business combination with a Related Person may occur before the termination of the five (5) year period if two-thirds of the Board of Directors of the Company gives their approval, before the date on which the Related Person becomes a Related Person, to either the proposed business combination or the proposed acquisition of the Company Voting Stock. The purpose of this provision is to effectively require any potential acquiror of the Company to seek the approval of the Board of Directors of the Company before launching a takeover attempt.

     In the event that the requisite prior Board of Director approval is obtained with respect to a particular business combination, the normal voting requirements of Delaware law would apply to the Company and the normal requirements of Connecticut law would apply to the Bank as set forth in the preceding section.

     The Articles of Incorporation of the Bank do not contain a provision corresponding to the foregoing. However, comparable provisions are set forth in sections 33-843 through 33-845 et seq. of the Connecticut General Statutes, which do apply to the Bank with the exception that Connecticut law prohibits a business combination, rather than allowing one with a two-thirds vote, absent the required Board approval.

ANTI-GREENMAIL PROVISION

     The Company's proposed Certificate of Incorporation requires, under certain circumstances, the affirmative vote of holders of not less than a majority of the outstanding shares of the Company's capital stock, voting together as a class, but excluding any stock owned by an Interested Securityholder (as hereinafter defined), before the Company may, directly or indirectly, purchase any of its equity securities from such Interested Securityholder (as hereinafter defined) who has beneficially owned such security less than two years prior to the date of said purchase. An "Interested Securityholder" is generally defined as the holder, directly or indirectly, of 3% or more of the class of the Company's securities to be acquired. No such vote is required, however, if the Company makes a transfer or exchange offer to the Interested Securityholder and to all other shareholders on the same terms and conditions and in compliance with the Federal securities laws.

     The Articles of Incorporation of the Bank contain a similar anti-greenmail provision relating to purchases of Bank capital stock from an Interested Securityholder.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's proposed Certificate of Incorporation and the Company's Bylaws provide that the Company will indemnify its officers, directors, employees and other persons to the fullest extent permitted by the Delaware Corporation Law ("DCL"). Section 145 of the DCL contains the indemnification provisions applicable to corporations. Under that statute, the amount of corporate indemnification differs, depending on whether or not liability arises as a result of an action brought by or in the right of a corporation. An action brought by or in the right of a corporation is called a "corporate suit," while an action not brought by or in the right of a corporation is called a "third party suit."

     Delaware law provides that a corporation shall indemnify a director or officer, and his legal representatives, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred with regard to any third party suit if: (a) the person is successful on the merits in defending the action or; (b) the Board of Directors, independent legal counsel or the shareholders conclude that the person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and that, with respect to a criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was lawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nob contendere does not, in and of itself, create a presumption that the person did not act in good faith or in a manner he or she reasonably believed to be in the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

     The statutes also provide that a corporation shall indemnify a director or officer, and his or her legal representatives, for reasonable expenses incurred in connection with a corporate suit under similar circumstances provided, however, the corporation may not provide indemnification if such person is adjudged to be liable to the corporation unless the court, upon application, determines that it is fair and reasonable for the corporation to indemnify such person.

     The Company's proposed Certificate of Incorporation limits, to an amount not greater than the compensation received by the director for the year in which a violation occurred; the personal liability of directors to the Company or to its shareholders for monetary damages arising due to the breach of the directors' fiduciary duty. Such limitation shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Articles of Incorporation and Bylaws of the Bank contain similar provisions relating to the indemnification of directors and officers.

     Recent changes in Federal banking law have given the FDIC express authority to regulate indemnification payments which benefit directors and executive officers. In general such regulation prohibits banks or bank holding companies from indemnifying officers and directors, along with other affiliates, for costs incurred with regard to an administrative or civil enforcement action by a Federal banking agency which results in a final order or settlement pursuant to which such person is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of a bank or is subject to a cease and desist order.

CERTIFICATE OF INCORPORATION AMENDMENTS

     In general, approval of an amendment to the Company's proposed Certificate of Incorporation will require the approval of the holders of only a majority of the outstanding shares of the Company's Capital Stock entitled to vote thereon. The proposed Certificate of Incorporation requires that any amendment of the provisions of the Company's proposed Certificate of Incorporation relating to various Board of Director provisions, the "antigreenmail" provisions, meetings of shareholders, and the procedure for the amendment of the foregoing provisions be approved by two-thirds of the outstanding shares of the Company's capital stock entitled to vote thereon and if there is a Related Person, the amendment must also be approved by a majority of the Company's capital stock entitled to vote thereon held by shareholders other than the Related Person. Amendment of the provisions relating to business combinations requires a vote of eighty (80%) percent of the outstanding shares of the Company's capital stock entitled to vote thereon and, if there is a Related Person, the amendment must also be approved by a majority of the Company's capital stock entitled to vote thereon held by shareholders other than the Related Person.

     The Articles of Incorporation of the Bank contain similar provisions relating to the amendment of the Bank's Articles of Incorporation, except that amendment of the business combination provisions would require a two-thirds rather than an eighty (80%) percent vote.

BYLAW AMENDMENTS

     Portions of the Company's proposed Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the Company's capital stock entitled to vote thereon or by the affirmative vote of two-thirds of the number of positions on the Board of Directors. However, certain provisions of the Bylaws relating to the fixing of the number of directorships, shareholder nomination of candidates for director, the removal of directors with cause, the filling of vacancies on the Board of Directors, the calling of special meetings of shareholders and the procedure for the amendment of the Bylaws may be amended only by the affirmative vote of two-thirds of the outstanding shares of the Company's capital stock entitled to vote thereon. If there is a Related Person, the Bylaw amendment must also be approved by two-thirds of the Company's capital stock entitled to vote thereon held by shareholders other than the Related Person.

     The Bylaws of the Bank contain similar provisions relating to the amendment of the Bank's Bylaws.

LIQUIDATION

     In the event of the dissolution of the Company, the holders of Company Common Stock would be entitled to receive, after payment of all of its debts, liabilities, and of all sums to which holders of any preferred stock may be entitled, all of the remaining assets of the Company. A voluntary dissolution of the Company may be effected by the affirmative vote of a majority of the
outstanding  Company  Common  Stock.  See  "Company  Capital   Stock-Liquidation
Rights."

     Similar provisions would apply to the dissolution of the Bank provided that the shareholders vote to approve dissolution would be two-thirds rather than a majority.

REPURCHASE OF SHARES

     Under Delaware law the Company may not redeem or repurchase shares of its stock when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation.

     Connecticut law limits redemptions and repurchases of a corporation's shares of stock to unreserved and unrestricted earned surplus. No redemption or repurchase of shares of a corporation's stock may be made if the corporation is, or would thereby be rendered insolvent. These provisions of Connecticut law apply to the Bank. In addition, repurchases of shares by NMBT are subject to FDIC regulation and approval.

     The Federal Reserve Board limits the amount of securities that a bank holding company may redeem in any one year without obtaining the prior approval of the Federal Reserve Board if the gross consideration paid for the redemption, when aggregated with the net consideration paid by the corporation for all such redemptions in the preceding twelve months, is equal to 10% or more of the corporation's consolidated net worth. For purposes of this regulation, "net consideration" is defined as gross consideration paid by the corporation for redemption of its equity securities during the twelve month period, less the gross consideration received for all its equity securities during the period other than as part of a new issue.

DISSENTER'S RIGHTS

     Pursuant to Connecticut law, holders of Bank Common Stock have dissenters' rights with respect to certain fundamental corporate changes requiring a stockholder vote, including mergers and transactions such as the Exchange. Pursuant to such rights the Bank's stockholders may, upon compliance with certain notice requirements, cause the Bank to pay such stockholder the fair value of his or her shares of stock rather than participating in the proposed transaction. Delaware law provides similar rights to holders of Company Common Stock with respect to mergers, except that no such rights are available for shares of a class of stock which are either (i) listed on a national securities exchange or the National Market System of the Nasdaq Stock Market or (ii) held of record by more than 2,000 holders. Based upon the current record holders of shares of Bank Common Stock, the holders of Company Common Stock would not be entitled to dissenters' rights under Delaware law after the Exchange.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon  Shareholder  Services,   L.L.C.  is  the  transfer  agent  and
registrar for the Bank Common Stock, and will be the transfer agent and registrar for the Company Common Stock.

PREFERRED STOCK

     The preferred stock which will be authorized under the proposed Certificate of Incorporation of the Company will be issuable in one or more series. The Board of Directors of the Company, subject to certain limitations, will be authorized to provide for the issuance of one or more new series of preferred stock and to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights and other terms of the series without further action of the shareholders. The Board of Directors of the Company may issue such preferred stock from time to time in transactions that may not require the approval of the Company's shareholders, and the preferences, designations, and voting rights of such preferred stock may materially limit or qualify the rights of the outstanding shares of Company Common Stock.

     The preferred stock authorized under the Articles of Incorporation of the Bank is subject to the same of conditions as are applicable to the preferred stock which will be authorized under the proposed Certificate of Incorporation of the Company.

OTHER PROVISIONS

     Under Connecticut law, NMBT is prohibited from accepting a pledge of Bank Common Stock as collateral to secure a loan, except where necessary to prevent a loss upon a debt previously contracted by NMBT in good faith, and NMBT may not repurchase or otherwise retire shares of Bank Common Stock without prior written approval from the Connecticut Banking Commissioner.

     The use of Company Common Stock as collateral to secure loans from NMBT generally will be prohibited under Connecticut law and will be subject to restrictions as to amount by the provisions of Section 23(a) of the Federal Reserve Act.

     Certain of the above-described provisions of the Certificate and Articles of Incorporation and Bylaws of the Company and NMBT, separately and in conjunction with each other, may have the effect of making the accomplishment of certain mergers, tender offers, and other extraordinary corporate transactions and the removal of incumbent management more difficult. They may also have the effect of preventing shareholders from participating in a tender offer for their common stock even when they may desire to do so.


REGULATION AND SUPERVISION

REGULATION

     As a Connecticut-chartered bank and trust company whose deposits are insured by the FDIC, the Bank is subject to extensive regulation and supervision by both the Connecticut Banking Commissioner and the FDIC. The Bank is also subject to various regulatory requirements of the Federal Reserve Board applicable to FDICinsured financial institutions. Such governmental regulation is primarily intended to protect depositors, not stockholders.


CONNECTICUT REGULATION

     As a state-chartered bank and trust company, the Bank is subject to the applicable provisions of Connecticut law and the regulations adopted thereunder by the Commissioner. The Commissioner administers Connecticut banking laws, which contain comprehensive provisions for the regulation of banks. The Bank derives its lending and investment powers from these laws, and is subject to periodic examination by and reporting to the Commissioner.

     Banks in Connecticut are empowered by statute, subject to limitations expressed therein, to accept savings and time deposits, to accept checking accounts, to pay interest on such deposits and accounts, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and debt obligations of banks and corporations, to issue credit cards, to establish an insurance department to issue (but not underwrite) life insurance and sell (but not underwrite) annuities directly or through an affiliate, and to offer various other banking services to their customers.

     Under applicable Connecticut law, a Connecticut bank may also invest, subject to certain rating requirements, up to 25% of its assets in debt obligations. In addition to the otherwise authorized investments, a Connecticut bank may invest, subject to certain limitations, up to 25% of its total assets in equity investment securities of corporations incorporated and doing a major portion of their business in the United States, and up to 8% of its total assets in any investments, except securities of banks, out of state banks and bank holding companies, provided the investment is prudent in the opinion of the bank. A Connecticut bank also has authority to invest in 10% or more of the equity securities of banks, bank holding companies and certain corporations. Certain of the investment powers authorized under Connecticut law have been restricted by Federal law to permit only investments that would be permissible for national banks. See "FDIC Regulation-Restriction on Activities."

     The approval of, or prior notice to, the Commissioner is required, among other things, to establish, relocate or close branches, merge with another bank, form a bank holding company or to undertake certain other activities.

     As of March 19, 1990, the Connecticut Interstate Banking Act (the "Interstate Banking Act") permits Connecticut banks and bank holding companies, with the approval of the Connecticut Banking Commissioner, to engage in stock acquisitions of banks and bank holding companies in other states with reciprocal legislation. Before the Interstate Banking Act was adopted in March 1990, Connecticut banks and bank holding companies were allowed, as of June 1983, to engage in stock acquisitions with banks and bank holding companies only in other New England states with reciprocal legislation, all of which have such legislation. The Interstate Banking Act had a moratorium on the granting of permanent certificates of authority for the establishment of new banks in Connecticut by out-of-state banks and bank holding companies as well as Connecticut banks and bank holding companies, which moratorium expired on February 1, 1992. The effect of the moratorium was to preclude out-of-state institutions from establishing full banking operations in Connecticut, except through the acquisition of Connecticut institutions. Several interstate mergers involving large Connecticut banks with offices in the Bank's service area and banks headquartered in Massachusetts or Rhode Island have been completed since 1983, which has resulted in increased competition for the Bank. The adoption of the Interstate Banking Act in March 1990 (allowing stock acquisitions by institutions outside of New England) may have a similar effect on increasing competition for the Bank.

     The Connecticut state legislature passed an Act Concerning Interstate Banking and Branching in June 1995. This Act changes Connecticut's interstate banking law in response to the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, specifically opting in to the interstate merger provisions in the Federal law. Significant changes include: (i) authorizing out-of-state banks to directly establish de novo branches in Connecticut without first acquiring an existing whole bank or branch, with the Commissioner's approval; (ii) adopting a five-year age requirement for in-state targets of in-state and interstate mergers, consolidations and acquisitions, including acquisitions of branches and a substantial part of a bank's assets; and (iii) a 30% limit on the resulting concentration of deposits in such in-state and interstate mergers, consolidations and acquisitions.

FDIC REGULATION

     The deposit accounts of the Bank are insured by the FDIC to a maximum of $100,000 for each insured depositor. As an insured bank, the Bank is subject to extensive supervision and examination by the FDIC, and also is subject to FDIC regulations regarding many aspects of its business, including types of deposit instruments offered, permissible methods for acquisition of funds, and activities of subsidiaries and affiliates of the Bank. The FDIC periodically makes its own examination of insured institutions.

     Capital Requirements. In April 1990, the FDIC adopted the minimum capital requirements which require a minimum leverage capital ratio (calculated using Tier 1 capital, as defined below, compared to total assets) of 3% for certain banks which have the highest composite examination ratings and that are not anticipating or experiencing significant growth. All other banks that are not highly rated or which are anticipating or experiencing significant growth must maintain a minimum capital ratio at least 100 to 200 basis points above 3%, with a minimum of 4%. As of December 31, 1996, the Bank's leverage capital ratio was 7.2%.

     In addition, the FDIC has issued regulations providing for capital guidelines based upon the ratio of a bank's capital to total assets adjusted for risk. Under such FDIC regulations, a bank's risk-based capital ratio is calculated by dividing (i) its qualifying total capital base (being the numerator of the ratio) by (ii) its riskweighted assets (being the denominator of the ratio).

     The elements which comprise the qualifying total capital base are: (1) Tier 1 capital elements (which include stockholders' equity, certain preferred stock, and minority interests in equity capital accounts of consolidated subsidiaries); and (2) Tier 2 capital elements (which include certain preferred stock, a limited amount of allowances for loan and lease losses, convertible debt securities and subordinated debt, subject to certain adjustments). At least 50% of the qualifying total capital must consist of Tier 1 capital.

     Under the risk-based capital framework, a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories according to the obligor or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar amount in each category is then multiplied by the risk weight assigned to that category and the amounts aggregated resulting in total risk-weighted assets. Banks are required to meet a minimum ratio of qualifying total capital to risk-weighted assets of 8 percent, of which at least one-half should be in the form of Tier 1 capital. The Bank's Tier 1 risk-based capital ratio was 11.7% and its total risk-based capital ratio was 13% as of December 31, 1996.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each Federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of nontraditional activities; and reflect the actual performance and expected risk of loss on multi-family residential loans. The FDIC has recently published a final rule, effective January 1, 1997, for the purpose of revising its risk-based capital standards. Such rules amend the capital standards to specify that the FDIC will include in its evaluations of the Bank's capital adequacy an assessment of the exposure to declines in the economic value of the Bank's capital due to changes in interest rates. The rule requires banks whose interest rate risk exceeds certain criteria to establish an explicit minimum capital charge for interest rate risk, based on the level of the Bank's measured interest rate risk exposure pursuant to internal testing methods conducted in accordance with guidelines set forth in the rule. Such rule is not expected to increase the regulatory capital requirements which are applicable to the Bank.

     FDICIA. FDICIA, which was enacted on December 19, 1991, recapitalized the Bank Insurance Fund ("BIF") and imposed a number of regulatory reforms on insured banks and savings associations, including reductions in insurance coverage for certain kinds of deposits, increases in consumer-oriented requirements, such as truth in savings disclosures on deposit accounts similar to existing truth in lending disclosure requirements, the establishment of risk-based premiums for deposit insurance, increased financial reporting requirements and related requirements and responsibilities of directors' audit committees, and major revisions in the supervision and examination processes. FDICIA also mandates the adoption of new regulations concerning capital, internal controls, safety and soundness standards, prompt regulatory corrective action (including placing severely undercapitalized institutions into conservatorship or receivership), real estate lending standards and foreign banks. Many of these regulations have been, or are in the process of being, adopted, and may result in increased expenses of the Bank relating to compliance therewith.

     Brokered Deposits. Under FDICIA, a bank cannot accept, renew or roll over brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank is defined to be well capitalized for purposes of this restriction if it maintains a Leverage Ratio of at least 5.00%, a Tier 1 Risk-Based Capital Ratio of 6.00% and a Total Risk-Based Capital Ratio of at least 10.00% and is not otherwise in a "troubled condition" as specified by its appropriate Federal regulatory agency. A bank is defined to be adequately capitalized if it meets all minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Undercapitalized is defined as any institution which fails to meet the minimum capital requirement prescribed by its appropriate Federal banking agency.

     Federal Reserve Borrowings. Loans to undercapitalized depository institutions are severely restricted by FDICIA. A Federal Reserve Bank may not make advances to an undercapitalized institution (including institutions with the lowest regulatory rating) for more than 60 days in any 120-day period without a viability certification by a Federal banking agency or by the Chairman of the Federal Reserve Board (after an examination by the Federal Reserve Board). If an institution is deemed critically undercapitalized, an extension of Federal Reserve Bank credit cannot continue for five days without demand for payment unless the Federal Reserve Board is willing to accept responsibility for any resulting loss to the FDIC. As a practical matter, this provision is likely to mean that Federal Reserve Bank credit will not be extended beyond the limitations in this provision.

     Safety and Soundness Standards. FDICIA, as amended, requires that each of the Federal bank regulatory agencies prescribe by regulations or guidelines depository institution standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and employee compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, such Federal banking regulatory agencies are also required to adopt for all depository institutions such standards regarding asset quality, earnings and stock valuation as the agencies determine to be appropriate. Finally, each Federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal stockholders of insured depository institutions that would prohibit compensation and benefits that are excessive or that could lead to material financial loss for the institution. An institution that fails to comply with such standards may be required to submit a plan designed to achieve such compliance. If no such plan is submitted or a failure to implement such a plan exists, the depository institution would become subject to additional regulatory action or enforcement proceedings.

     The FDIC issued final regulations pursuant to FDICIA on July 10, 1995 which provided guidelines for all standards except asset quality and earnings. On August 27, 1996 the FDIC issued final regulations setting forth guidelines for the monitoring of asset quality and earnings.

     FDICIA also requires each appropriate Federal banking agency to adopt uniform regulations prescribing standards for extensions of credit (i) secured by real estate, or (ii) made for the purpose of financing the construction of improvements on real estate. In prescribing these standards, the banking agencies must consider the risk posed to the deposit insurance funds by real estate loans, the need for safe and sound operation of insured depository institutions and the availability of credit. The FDIC and the other Federal banking agencies have announced uniform regulations, effective March 19, 1993. The regulations require each bank to establish and maintain written internal real estate lending standards consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The policy must also be consistent with the FDIC's guidelines, which include loan-to-value ratios for the following types of real estate loans: raw land (65%); land development (75%); nonresidential construction (80%); and improved property (85%). One-to-four family mortgages and home equity loans do not have maximum loan-to-value ratio limits, but those with a greater than 90% loan-to-value ratio at origination are expected to be backed by private mortgage insurance or readily marketable collateral. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitation so long as such exceptions are appropriately reviewed and justified. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

     Restriction on Activities. FDICIA also generally limits the activities and equity investments of FDICinsured, state-chartered banks to those that are permissible for national banks. In October 1992, the FDIC issued final regulations to implement the restrictions on equity investments and indicated its intention to propose regulations addressing the activities limitations at a later date. Under the regulations dealing with equity investments, an insured state bank generally may not acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's assets,
(iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors' and officers' liability insurance and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. FDICIA does provide, however, that an insured state bank may retain and acquire common or preferred stock of corporations listed on a national securities exchange or shares in registered mutual funds to the extent that the aggregate amount of such investments do not exceed 100% of the bank's capital, if such bank (i) is located in a state which, as of September 30, 1991, allowed such investments, and (ii) maintained an investment in such securities during the period beginning September 30, 1990 and ending November 26, 1991 and (iii) applies for and receives approval from the FDIC. Any approval by the FDIC under the regulations dealing with equity investments may be subject to whatever conditions or restrictions the FDIC determines is necessary or appropriate. If the insured state bank does not receive approval of a notice to retain and acquire listed stock and registered shares, the bank must, as quickly and prudently as possible but in no event later than December 19, 1996, divest the listed stock and/or registered shares for which approval to retain was denied.

     Audit Requirements. FDICIA requires that, insured depository institutions in excess of $500 million in assets have an annual audit by an independent public accountant and establish an independent audit committee made up of outside directors. Such institutions must also establish and maintain internal control systems and procedures to ensure compliance with laws and regulations concerning safety and soundness. Such institutions are also required to prepare an annual management report concerning the institution's internal control structure, procedures for financial reporting and compliance with laws relating to safety and soundness. Independent auditors are also required to attest to the management report.

     Deposit Premiums. As mandated by FDICIA and revised by regulations adopted by the FDIC on November 26, 1996, the FDIC established a system of risk-based deposit insurance assessments. Both BIF and SAIF insured institutions pay between 0% to .27% of domestic insured deposits for deposit insurance, depending on their risk classification. The risk-based assessment system is based on capital ratios and on supervisory evaluations of the risk posed by the institution to the FDIC insurance fund. Institutions are assigned to one of three capital groups, "well capitalized," "adequately capitalized" and "undercapitalized," which categories correspond to those defined under the prompt corrective action regulations described below. These three groups are then divided into subgroups based on supervisory examinations by the FDIC. Insured institutions are thus classified in one of nine risk categories, ranging from a 1A, the lowest risk, to a 3C, the highest risk. The Deposit Insurance Act of 1996 authorizes the Financing Corporation ("FICO") to assess fees based on deposits of insured institutions. Such fees are not tied to the risk based classification system and for BIF insured institutions will be for 1.296 basis points of deposits for fiscal 1997.

     The FDIC may terminate the deposit insurance of any insured depository institution if, among other things, it determines, after notice and hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed by, or under an agreement with, the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.

     Prompt Corrective Action. The prompt corrective action requirements of FDICIA provide for the classification of banks into one of five categories according to capital levels. With respect to banks not meeting their minimum capital levels, and depending on the extent to which a bank is undercapitalized, Federal bank regulators are required to take certain enumerated corrective actions against such undercapitalized banks, ranging from requiring an acceptable capital restoration plan to placing a bank into conservatorship or receivership in the case of a "critically undercapitalized" institution. A bank will be categorized as "critically undercapitalized" if its tangible capital to total assets ratio is below 2%. In general, all undercapitalized banks are subject to restrictions on asset growth, acquisitions, branching and business expansion and are subject to increased monitoring by the appropriate regulator. The regulators may, or, as a bank's capital ratio decreases, are required, to take further actions, including imposing restrictions on rates of interest paid on deposits, transactions with affiliates, engaging in material transactions not in the ordinary course of business, or payments to senior officers or requiring an institution to raise additional capital, hold new elections for directors, dismiss directors or officers, accept an acquisition offer, or divest any subsidiaries.

     Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") was enacted to encourage every financial institution to help meet the credit needs of its entire community, including low and moderate income neighborhoods, consistent with the institution's safe and sound operation. Under the CRA, state and Federal regulators are required, when examining financial institutions and when considering applications for approval of certain merger, acquisition or other transactions, to take into account the institution's record in helping to meet the credit needs of its entire community, including low and moderate income neighborhoods. Under the new CRA regulations, effective as of July 1, 1995, state and Federal regulators, in evaluating an institution's CRA record, will take into account the results of various performance tests. These performance tests include evaluations of the following criteria: (i) lending; (ii) investment; (iii) service; and (iv) community development. In addition, an institution can elect to have its performance evaluated on the basis of a preapproved strategic plan. Following its most recent CRA examination as of October 1996 the Bank received an "outstanding" rating regarding its compliance with CRA.

FEDERAL RESERVE BOARD

     Pursuant to the Deregulation Act, the Federal Reserve Board adopted regulations that require the Bank to maintain reserves against its transaction accounts and non-personal time deposits. These regulations generally require that reserves of 3% must be maintained against transaction accounts totaling $49.3 million or less and a reserve of 10% of the amount exceeding $49.3 million. As of December 27, 1990, the Federal Reserve Board eliminated the requirements that a reserve of 3% be maintained on non-personal time deposits with original maturities of less than one and one-half years. The effect of such elimination has resulted in increases liquidity for the Bank. However, as the amount of non-personal time deposits with original maturities of less than one and one-half years at the Bank is small, such increased liquidity has not been substantial.

EFFECTS OF GOVERNMENT POLICY

     Banking is a business that depends on interest rate differentials. One of the most significant factors affecting the earnings of NMBT is the difference between the interest rate paid by NMBT on its deposits and borrowings and the interest rates received by NMBT on loans extended to its various customers and securities held in its portfolio. The value and yields of its assets and the rate paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of NMBT will be influenced by general economic conditions, the monetary and fiscal policies of the Federal government, and policies of regulatory agencies, particularly the Federal Reserve Board, which implement national monetary policy. The nature and impact of any future changes in monetary policies cannot be predicted.

     The present bank regulatory scheme is undergoing significant change, both as it affects the banking industry itself and as it affects competition between banks and nonbanking financial institutions. There has been significant regulatory change in the bank merger and acquisition area, in the products and services banks can offer, and in the nonbanking activities in which bank holding companies can engage. In part, as a result of these changes, banks are now actively competing with other types of depository institutions and with nonbank financial institutions, such as money market funds, brokerage firms, insurance companies, and other financial services enterprises. It is not possible at this time to assess what impact these changes in the regulatory scheme will ultimately have on NMBT.

     Moreover, certain legislative and regulatory proposals that could affect NMBT and the banking industry in general are pending, or may be introduced, before the United States Congress, the Connecticut General Assembly and various governmental agencies. These proposals include measures that may further alter the structure, regulation, and competitive relationship of financial institutions and that may subject NMBT and the Company to increased regulation, disclosure, and reporting requirements. In addition, the various banking regulatory agencies frequently propose rules and regulations to implement and enforce already existing legislation. It cannot be predicted whether or in what form any legislation or regulations will be enacted or the extent to which the business of NMBT and the Company will be affected thereby.


                           THE BUSINESS OF THE COMPANY

     The Company was previously organized as a stock corporation under the laws of the State of Delaware to act as a bank holding company for NMBT. The Company will apply to the Federal Reserve Board and the Commissioner for approval to become a bank holding company and to provide, through NMBT and any other subsidiaries that the Company may acquire, comprehensive banking and permissible nonbanking services in Connecticut. As of the Effective Time, the Company will have no significant assets other than the shares of Bank Common Stock acquired through the Exchange. The Company's revenues immediately after the Effective Time will be comprised primarily of dividends declared and paid to the Company by NMBT and such amounts will be used by the Company to pay operating expenses and dividends, if declared.


                              THE BUSINESS OF NMBT

GENERAL

     NMBT, headquartered in New Milford, Connecticut, is a state-chartered bank and trust company that was originally founded in 1975. The Bank's principal business is to provide full banking services to individuals and businesses in Litchfleld County and northern Fairfield County, Connecticut. Deposits are insured up to applicable limits by the Bank Insurance Fund of the FDIC. The Bank serves its market through a network of nine banking offices located in New Milford, Kent, Bridgewater, New Fairfield and Danbury. The Bank's primary regulators are the FDIC and the State of Connecticut Department of Banking.

     The Bank's business consists primarily of attracting deposits from the general public and originating and investing in loans secured by mortgages on residential, commercial and other real estate for the purpose of purchasing, constructing, improving or refinancing such property. In addition, the Bank invests in loans secured by savings accounts, automobile and other consumer installment loans, and commercial loans. The Bank also invests in United States treasury and other Federal agency obligations as well as obligations of state and political subdivisions, and other marketable investment securities. The funding of such activity is generated from deposits, borrowings from the Federal Home Loan Bank of Boston (the "FHLBB"), reverse repurchase agreements, the proceeds from the sale of loans, and amortization and prepayment of outstanding loans. The Bank's principal source of income is the interest that it derives from mortgage loans and other loans, origination and other fees on loans, and interest and dividends on investments. The net income of the Bank results from the income sources cited above, less expenses incurred, which include interest paid on deposits and borrowings and other expenses related to the day-to-day operation of the Bank's business.

     On April 29, 1994, the Bank acquired all the outstanding common stock of Candlewood Bank and Trust Company, a Connecticut state bank and trust company headquartered in New Fairfield, Connecticut ("Candlewood"). Candlewood operated two full service branches, one in New Fairfield and one on the east side of Danbury. Candlewood was merged with and into the Bank. The Bank acquired approximately $54 million in assets (not including approximately $1.5 million of intangible assets resulting from the excess of the purchase price over the fair value of net assets acquired).

     The Bank operates under the General Statutes of the State of Connecticut and is a member of the FHLBB, which is a part of the Federal Home Loan Bank System. The Bank is subject to regulation, examination and supervision by the Banking Commissioner of the State of Connecticut, and the FDIC and is subject to various regulatory requirements of the Federal Reserve Board.

     Further information concerning NMBT's Business including lending and investment activities and deposits and other sources of funds, all is contained in the Bank's Annual Report to security holders which accompanies this Proxy Statement and Prospectus.

EMPLOYEES

     At December 31, 1996, the Bank employed 154 full-time equivalent employees, including officers, none of whom is represented by a collective bargaining group. Medical and hospitalization plans comparable to those provided generally in the industry are available to the Bank's employees. The Bank considers its relationship with its employees to be excellent.

COMPETITION

     In general, competition in the financial services industry in Connecticut is strong. Numerous commercial banks, savings banks and savings and loan associations maintain offices in the western Connecticut area although their numbers have been decreasing recently through consolidations as is discussed further below. Commercial banks, savings banks, savings and loan associations, mortgage brokers, finance companies, credit unions, insurance companies, investment firms and private lenders compete with the Bank for deposits, loans and employees. Many of these competitors have far greater resources than the Bank and are able to conduct more intensive and broader based promotional efforts to reach both commercial and individual customers.

     Changes in the financial services industry resulting from fluctuating interest rates, technological changes and deregulation have resulted in an increase in competition, cost of funds, merger activity, failures among banking institutions and customer awareness of product and service differences among competitors.

     Commencing in 1993, the banking industry has experienced increased consolidation as a result of acquisitions of banks by other banks and financial institutions. During 1991 and 1992, and to a lesser extent in 1993, the banking industry, particularly in Connecticut, experienced consolidation due to the failure of various banks, some of which operated in the Bank's market area. Although it is not possible to predict, the consolidation of financial institutions will likely continue and particularly affect banks, including the Bank.

     Connecticut has enacted legislation which liberalized banking powers and has put thrift institutions on equal footing with other banks, thereby improving their competitive position. In addition, in March 1990, the Connecticut General Assembly enacted the Interstate Banking Act which permits mergers or acquisitions of Connecticut banks and bank holding companies with banks and bank holding companies in other states so long as such states have reciprocal legislation. Many of these states currently have such legislation. Connecticut banking law also permits non-Connecticut bank holding companies to open up to two offices annually in Connecticut that may engage in a banking business other than the providing of deposit services, and several New

York and other out-of-state bank holding companies have done so. It is possible that such legislative authority will increase the number or the size of financial institutions competing with the Bank for deposits and loans in its market place, although it is impossible to predict the effect of such legislation. See "Regulation and Supervision."

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") became Federal law in October 1994. The Interstate Banking Act authorizes a number of interstate banking transactions and activities, including, among others, the following: (i) after one year from the date the Interstate Banking Act became law, a bank holding company will be allowed to acquire banks in states outside of the holding company's home state;
(ii) beginning on June 1, 1997 (or earlier, if allowed by state law), an insured bank may acquire a bank outside of the acquiring bank's home state unless the home state of a bank involved in the transaction passes a law before June 1, 1997 prohibiting such transactions with out-of-state banks; (iii) an insured bank may acquire a branch of a bank located outside of the acquiring bank's home state if the law of the state where the branch is located allows such out-of-state acquisitions; and (iv) an insured bank will be able to establish new branches in states outside of the bank's home state if the state in which the bank desires to establish a branch has a law permitting out-of-state banks to establish branches. The effect of the Interstate Banking Act may be to increase competition for the Bank. See "Regulation and Supervision-Connecticut Regulation."

BANK PROPERTY

     NMBT presently operates in five communities located in Litchfield and northern Fairfield counties in Connecticut through its network of nine banking offices, including its main office located at 55 Main Street, New Milford, Connecticut.

     The Bank presently owns the main office property and one branch location and leases its remaining seven (7) branch locations.

     All Bank or subsidiary-owned property is free of material encumbrances and considered suitably equipped for its current use. Neither the location of any particular office nor the unexpired term of any lease is deemed material to the business of NMBT. It is not currently anticipated that the Company will utilize any property not currently utilized by the Bank. In the event the Company or the Bank would require additional property, as a result of the additional requirements of the Company, then the Company would bear the expenses for such property.


                                 FINANCIAL DATA

     Certain financial information concerning NMBT, including Financial Statements, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations are contained in the Bank's Annual Report to security holders which accompanies this Proxy Statement and Prospectus. It is not expected that the Company's utilization of Bank property will be more than nominal. If such utilization increases materially, the Company will bear the expenses. Such financial information is not deemed to be material for the exercise of prudent judgment in regard to the vote on the Exchange and is therefore not included herein.

                            MANAGEMENT OF THE COMPANY

GENERAL INFORMATION

     The proposed Certificate of Incorporation and the Bylaws of the Company provide for the election of directors by the shareholders. For this purpose, the Board of Directors will be divided into three classes of directors. The term of office of the members of the class expire, and a successor class will be elected, at each annual meeting of shareholders. See "Comparison of the Rights of Holders of Bank Common Stock and Company Common Stock-Board of Director Provisions."

BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company consists of the same individuals who comprise NMBT's Board of Directors with one exception. Namely, Edward E. Tierney who is not a director of the Company is a director of NMBT; however his term expires at the Annual Meeting and he is not a nominee for re-election. See "Election of Directors."

     The directors of the Company shall hold office for a term of three (3) years and until their successors are elected and qualified. As of the Effective Time, it is anticipated that the Board of Directors of the Company will be divided into three substantially equal classes of directors. See "Election of Directors."

     For information regarding the age, positions held with NMBT, principal occupation and directorships held during the past five years, term as a director with NMBT, shares and percentage of Bank Common Stock beneficially owned, compensation and related transactions for each individual who is or will become a director of the Company, see "Election of Directors."

     The executive officers of the Company are appointed by the Board of Directors of the Company. The executive officers of the Company will be Michael
D. Carrigan, President and Chief Executive Officer, and Jay C. Lent, Executive Vice President, Chief Financial Officer and Secretary, and Deborah L. Fish, Treasurer.

     The executive officers of the Bank who will become executive officers of the Company will not receive any additional compensation for serving as officers of the Company. Directors of the Company will not receive additional compensation for attendance at any board or committee meeting of the Company, unless such meeting occurs on a date other than the date of a Bank Board of Directors or committee meeting. In such event, all directors (except those who are also officers of the Company) will receive $250 for each Board of Directors meeting they attend and $75 for each committee meeting they attend.

     To the extent that Company utilization of Bank personnel is material, the Company will bear the expenses of such utilization.


                     RATIFICATION OF DIRECTORS' APPOINTMENT
                             OF INDEPENDENT AUDITORS
                                (PROPOSAL THREE)

     The Board of Directors has appointed the firm of Deloitte & Touche LLP as NMBT's independent auditors to serve for the fiscal year ending December 31, 1997. A representative of Deloitte & Touche LLP will be available to answer appropriate questions at the Annual Meeting and will be afforded the opportunity to make a statement, if he wishes to do so. Deloitte & Touche LLP is an internationally known firm and known as one of the "Big Six" accounting firms. NMBT is being served by the Stamford, Connecticut office.

     In 1996, Deloitte & Touche LLP provided NMBT certain services, in addition to conducting the annual audit of NMBT's financial statements. These services consisted primarily of income tax advice, corporate tax return preparation and audits and tax filings relative to NMBT's pension plans. The Audit Committee of the Board of Directors approved these services and considered their possible effect on the independence of Deloitte & Touche LLP before these services were rendered.


REQUIRED VOTE FOR RATIFICATION OF INDEPENDENT AUDITORS

     To ratify the directors' appointment of the independent auditors, the number of affirmative votes must exceed the negative votes cast at the Annual Meeting either in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION.


COMPLIANCE WITH FEDERAL SECURITIES LAWS

     The Federal Securities Laws and regulations, as adopted by the Federal Deposit Insurance Corporation, and as such applicable to NMBT, require NMBT's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of NMBT's equity securities, to file with the Federal Deposit Insurance Corporation initial reports of ownership and reports of changes in ownership of any securities of NMBT.

     To NMBT's knowledge, based solely on review of the copies of such reports furnished to NMBT and written representations that no other reports were required during the year ended December 31, 1996, all NMBT's executive officers and directors made all required filings.

STOCKHOLDERS' PROPOSALS FOR 1997 MEETING

     Any proposal which a stockholder intends to present to the 1998 Annual Meeting of Stockholders, must be received by the Secretary of NMBT on or before January 24, 1998 in order to be considered for inclusion in NMBT's Proxy Statement and Form of Proxy relating to the 1998 Annual Meeting. In the event that the Exchange is consummated, the 1998 annual meeting of stockholders will relate to the Company rather than NMBT.

ALL OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that which has been referred to herein. As to other business, if any, that may properly come before the meeting, the persons named in the accompanying Form of Proxy will vote such Proxy in accordance with the determination of a majority of the Board of Directors.

                                             By Order of the Board of Directors,

                                             /s/ Jay C. Lent
                                             -----------------------------------
                                             JAY C. LENT
                                             Secretary
New Milford, Connecticut
May 2, 1997

                                                                      APPENDIX A

CONNECTICUT GENERAL STATUTE--SECTION 36A-181(C)

     Upon the effective date of the plan and the organization provided for therein, the shareholders of the Connecticut bank shall, except to the extent that they have received other securities of the parent corporation or cash in lieu of fractional shares, be holders of the voting securities of the parent corporation. Unless such plan otherwise provides, the Connecticut bank may require each shareholder to surrender such shareholder's certificates of stock in the Connecticut bank and, in that event, no shareholder, until such surrender of the shareholder's certificates, shall be entitled to vote thereon or to collect dividends declared thereon or to receive cash in lieu of fractional shares or the shares or other securities of the parent corporation. Any shareholder of the Connecticut bank whose stock has been so acquired who, on or before the date of such shareholders' meeting, gave written notice to the Connecticut bank of such shareholder's objection thereto, may, within ten days after the plan of organization has been filed in the office of the Secretary of the State, demand in writing from the Connecticut bank payment for such shareholder's stock and the Connecticut bank shall, within three months thereafter, pay such shareholder the value of such shareholder's stock at the date upon which such organization became effective. In case of disagreement as to the value of the stock of the Connecticut bank to be acquired, such value shall be ascertained by three disinterested persons to be chosen one by the shareholder, one by the Connecticut bank and the third by the two thus selected, and, if their award is not paid within sixty days from its date, it shall become a debt of the Connecticut bank and may be collected as such and such shareholder, upon receiving payment therefor, shall transfer such shareholder's stock to the Connecticut bank.

                                  ANNUAL REPORT
                                      1996






                                      NMBT




                     [Pages  referenced in the New Milford Bank
                     & Trust Company's Form F-2 for the fiscal year ended December 31, 1996]

FINANCIAL HIGHLIGHTS




                                                             DECEMBER 31,
--------------------------------------------------------------------------------------
Dollars in thousands, except per share data         1996        1995        1994
--------------------------------------------------------------------------------------

FOR THE YEAR ENDED:

Net interest and dividend income                  $   12,306  $  11,379    $  10,040
Noninterest income                                     1,640      1,275        1,214
Noninterest expense                                   10,385      9,798        9,336
Net income                                             2,792      2,159        1,339
--------------------------------------------------------------------------------------

AT YEAR END:

Assets                                            $  305,545  $ 269,176    $ 252,485
Loans                                                211,686    198,158      190,911
Deposits                                             266,161    247,067      225,758
Stockholders' equity                                  22,565     20,157       17,546
--------------------------------------------------------------------------------------

PER SHARE:

Net income                                        $     1.04  $    0.83    $    0.53
Book value                                              8.72       7.87         6.93
Closing bid price                                      11.75       9.25         5.50
Closing ask price                                      12.50      10.25         6.50
--------------------------------------------------------------------------------------

SELECTED RATIOS:

Return on average assets                                0.98%      0.84%        0.58%
Return on average equity                               13.23%     11.56%        7.83%
Loan loss allowance to nonperforming loans             79.79%     78.57%       78.41%
Nonperforming assets to total assets                    1.48%      2.17%        2.62%
--------------------------------------------------------------------------------------


Quarterly
     NET INCOME Trends
     (Dollars in thousands)

                                                                   NMBT
                                                   1994            1995           1996
                                                  --------        --------       --------
First Quarter...............................      $    248        $    444       $    594
Second Quarter..............................      $    283        $    466       $    675
Third Quarter...............................      $    370        $    597       $    731
Fourth Quarter..............................      $    438        $    652       $    792


FINANCIAL REVIEW


The following financial data is presented for analytical purposes. Balances are as of and for the years ended December 31.

Dollars in thousands, except for per
 share data
-----------------------------------------------------------------------------------------------------
                                        1996          1995         1994          1993          1992
                                      ---------     --------     --------      --------      --------
STATEMENTS OF CONDITION:
Assets                                 $305,545     $269,176     $252,485      $202,244      $205,356
Securities                               63,761       40,206       38,859        41,111        45,000
Loans, net                              208,474      194,605      186,946       140,392       140,544
Deposits                                266,161      247,067      225,758       176,324       180,701
Stockholders' equity                     22,565       20,157       17,546        16,775        15,358

STATEMENTS OF OPERATIONS:

Interest and dividend income           $ 20,300     $ 18,463     $ 14,797      $ 12,673      $ 15,415
Interest expense                          7,994        7,084        4,757         4,965         7,567
Net interest income                      12,306       11,379       10,040         7,708         7,848
Provision for loan losses                   390          160          240           155         4,696
Noninterest income                        1,640        1,275        1,214         1,154         2,057
Noninterest expense                      10,385        9,798        9,336         7,899         8,719
Income (loss) before income taxes         3,171        2,696        1,678           808        (3,510)
Provision for income taxes                  379          537          339            52           630
Net income (loss)                         2,792        2,159        1,339           756        (4,140)

COMMON STOCK DATA:

Book value per share                   $   8.72     $   7.87     $   6.93      $   6.63      $   6.07
Tangible book value per share              8.43         7.48         6.40          6.63          6.07
Net income (loss) per share                1.04         0.83         0.53          0.30         (1.61)
Cash dividends per share                   0.17         0.13         0.00          0.00          0.00

SELECTED RATIOS:

Return on average assets                   0.98%        0.84%        0.58%         0.37%        (1.96%)
Return on average equity                  13.23%       11.56%        7.83%         4.74%       (23.51%)
Net interest spread                        4.33%        4.50%        4.50%         3.87%         3.70%
Net interest margin                        4.73%        4.82%        4.74%         4.12%         4.06%
Stockholders' equity to total assets       7.39%        7.49%        6.95%         8.29%         7.48%
Nonperforming assets to total assets       1.48%        2.17%        2.62%         3.76%         4.43%


Book Value per share                   $   8.72     $   7.87     $   6.93      $   6.63      $   6.07
Total Assets (Dollars in thousands)    $305,545     $269,176     $252,485      $202,244      $205,356

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL
     The New Milford Bank & Trust Company (NMBT), headquartered in New Milford, Connecticut, is a state-chartered bank and trust company that was originally founded in 1975. NMBT's principal business is to provide full banking services to individuals and businesses in western Connecticut. Deposits are insured up to applicable limits by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC). NMBT's lending activities consist of originating loans collateralized by residential and commercial properties, and extending collateralized and uncollateralized loans to consumers and businesses. NMBT serves its market through a network of nine banking offices located in New Milford, Kent, Bridgewater, New Fairfield, and Danbury. NMBT's primary regulators are the FDIC and the Connecticut Department of Banking (CDB).
     On January 15, 1997, the Board of Directors approved the formation of a holding company to be presented for approval at the May 27, 1997 stockholders' meeting. The formation of the holding company requires approval of the stockholders, as well as the Federal Reserve Bank of Boston (FRB), FDIC and the CDB. If approved, the name of the holding company will be "NMBT Corp.". NMBT Corp. will hold 100% of the issued and outstanding common stock of NMBT. Whether or not the holding company is approved, the Board of Directors also approved the name of the Bank be changed effective with the stockholders' meeting to "NMBT".
     As of December 31, 1996, NMBT had total assets of $305.55 million, up from $269.18 million as of December 31, 1995. The growth in assets is the product of strong loan growth and an increase in securities, which assets were funded by an increase in deposits coupled with a modest leverage strategy. Loans grew $13.53 million, mainly in higher-yielding commercial and installment loans with almost all of the growth variable rate in nature. During 1996, NMBT's Board of Directors declared four quarterly cash dividends totaling $0.44 million, or $0.17 per share.

RESULTS OF OPERATIONS
SUMMARY
     NMBT's results of operations are largely dependent upon net interest income, which is the difference between interest and dividend income on earning assets, such as loans and securities, and interest expense on deposits and borrowings. Interest and dividend income on loans, securities and interest-bearing deposits is a function of the average balances outstanding during the period and the average yields earned. Interest expense on deposits and borrowings is similarly a function of average balances outstanding and the average rates paid. NMBT's results of operations are also affected by: the provision for loan losses, noninterest income, such as service charges on deposits and other fee-based revenues; noninterest expense; and income taxes.
     NMBT's operating results have benefited considerably in the past three years from continued improvements in overall asset quality and reduced noninterest expense as a percent of net revenues. NMBT recorded net income of $2.79 million or $1.04 per share for 1996, compared to net income of $2.16 million or $0.83 per share for 1995, and net income of $1.34 million or $0.53 per share for 1994. The 29% rise in net income from 1995 to 1996 results primarily from the substantial increase in interest-earning assets, which assets were funded by a favorable mix of low cost deposits and FHLB advances, and continued improvement in operating efficiency. The 61% rise in net income from 1994 to 1995 results primarily from an increased net interest spread and an increase in interest-earning assets, coupled with improved operating efficiency.

COMPARISON  OF YEARS ENDED  DECEMBER 31,
1996 AND 1995
NET  INTEREST  INCOME
     Net interest income (interest income less interest expense) increased $0.93 million, or 8.1% from 1995 to 1996. The net interest

MANAGEMENT'S DISCUSSION AND ANALYSIS

margin decreased during that same time frame from 4.82% in 1995 to 4.73% in 1996. The increase in net interest income is the product of strong loan growth and an increase in securities, which assets were funded by a $19.09 million, or 7.7%, increase in deposits coupled with a modest leverage strategy using $14.56 million in Federal Home Loan Bank of Boston (FHLB) advances. Loans grew $13.53 million, fueled mainly by commercial and installment loans, almost all variable rate in nature. This caused net interest income to accelerate at a pace which outdistanced the nominal contraction in the net interest margin. The decrease in the margin was primarily the result of increased competition and the addition of FHLB advances to fund the modest leverage strategy. These FHLB advances were used to fund securities at an average spread between 1% and 2%, thereby lowering the overall margin.
     Beginning in 1996, the FDIC has all but eliminated the federal deposit premiums banks pay to insure deposits. This elimination of FDIC premiums for most of the nation's banks may encourage banks to raise core deposit rates without negatively impacting earnings. If disintermediation accelerates, financial institutions may be forced to raise core deposit rates to maintain deposits. This could negatively impact NMBT's net interest income and margin.

NONINTEREST INCOME
     Noninterest income increased from $1.28 million in 1995 to $1.64 million in 1996, principally due to increases in service charge and other fee income, and expanded mortgage banking activities since management began a program selling principally all fixed rate mortgages servicing-retained in May, 1994.

NONINTEREST EXPENSE
     Noninterest expense increased $0.60 million or 6.1% to $10.39 million in 1996, up from $9.80 million in 1995. The increase was primarily attributable to increased general operating expense, which included, among other normal expense increases reflective of volume, a one-time charge of $0.12 million for a reduction in the assumed discount rate used to record the deferred compensation liability, an increase of $0.08 million in advertising expenditures, $0.10 million for settlement of litigation and associated legal fees, and $0.02 million related to a robbery. Overall operating efficiency improved from 1995 to 1996 as a result of management's continued focus on cost control, continued efficiencies derived from the second full year of combined operating results after the Candlewood merger, migration to part-time workers, technological upgrades in data processing, and the reduction of nonperforming assets. All of these factors served to control noninterest expense and kept their increase below the increase in asset growth and revenues.

COMPARISON  OF YEARS ENDED
DECEMBER 31, 1995 AND 1994
NET INTEREST INCOME
     Net interest income increased $1.34 million, or 13.3% from 1994 to 1995. The net interest margin also improved from 4.74% in 1994 to 4.82% in 1995. A portion of the increase resulted from the opening of the Danbury Towers office on April 26, 1995, which added approximately $11 million to deposits as of December 31, 1995, half of which were checking accounts. Overall, deposits increased $21.3 million from 1994 to 1995 allowing management to pay off higher cost FHLB advances with the deposit funds, reducing the overall cost of funds. Interest expense increased at a slower rate than interest income from 1994 to 1995 mainly due to the influx of deposits mentioned above, which increase in funding was more than adequate to pay off higher cost advances, fund new loan growth and increase securities.

NONINTEREST INCOME
     Noninterest income increased from $1.21 million in 1994 to $1.28 million in 1995, primarily because 1995 reflects a full year of service charge and fee income from the Candlewood deposits acquired in the 1994 merger, as compared to only eight months of similar noninterest income in 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS

NONINTEREST EXPENSE
     Noninterest expense increased $0.46 million or 4.9% to $9.80 million in 1995, up from $9.34 million in 1994. The increase is primarily attributable to the merger with Candlewood, for which 1995 reflects a full year of combined operating expense, versus only eight months in 1994. In addition, NMBT opened a de novo full service branch (Danbury Towers) in April, 1995, which served to increase 1995 operating expense when compared to 1994. Overall operating efficiency improved from 1994 to 1995 as a result of management's continued focus on cost control, staff reductions, efficiencies derived from the first full year of combined operating results after the Candlewood merger, migration to more part-time workers, and the reduction of nonperforming assets. All of these factors served to control noninterest expense and kept their increase below the increase in revenues.

PROVISION FOR LOAN LOSSES
     The provision for loan losses totaled $0.39 million for 1996, compared to $0.16 million for 1995 and $0.24 million in 1994. Management believes the overall level of the allowance for loan losses was adequate at December 31, 1996 and 1995. The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses. The amount of future provisions will be a function of the regular monthly review of the allowance for loan losses, which considers the risk characteristics of the loan portfolio and economic conditions existing at the time.
     Net loan charge-offs for fiscal 1996 were $0.53 million, versus $0.57 million in 1995 and $1.24 million in 1994. The increased provision for loan losses in 1996 reflects growth in the commercial and installment loan portfolios during 1996. The reduced provision for loan losses in fiscal 1995 reflected management's analysis of the risk elements of the loan portfolio, current delinquency rates and payment trends (including the reduced level of charge-offs in 1995 compared to 1994). In 1996, 99% of nonperforming loans were collateralized by real estate, with 55% collateralized by residential mortgages.

PROVISION FOR INCOME TAXES
     The 1996 provision for income taxes was $0.38 million, compared with $0.54 million in 1995 and $0.34 million in 1994. NMBT's effective tax rate in 1996 was 12%, as compared to 20% in 1995 and 1994. The 1996 provision for income taxes was lower than the 1995 provision due to the recognition of deferred tax benefits in the fourth quarter of 1996. The deferred tax benefits resulted from a reduction in NMBT's valuation allowance on its deferred tax asset which reflects NMBT's improved financial performance, marked by improving core earnings, consistent reductions in nonperforming assets, and a positive outlook for earnings in the near future. Recognition of these future tax benefits in 1996 requires that earnings in future periods be tax effected at the statutory federal and state rates, adjusted for any permanent differences. As a result, NMBT's 1997 fiscal year quarterly earnings will, in all likelihood, be reported on a fully-taxable basis with an effective tax rate of approximately 40% of pre-tax income. The 1995 and 1994 provisions were also positively impacted by the recognition of deferred tax benefits.

MANAGEMENT'S DISCUSSION AND ANALYSIS

ASSET/LIABILITY MANAGEMENT
     Financial institutions such as NMBT are subject to interest rate risk when their interest-bearing liabilities, consisting principally of deposits, FHLB advances and other borrowings, mature or reprice more rapidly or on a different basis than their interest-earning assets, which consist predominantly of investment securities and intermediate or longer-term commercial and real estate loans. Interest rate risk is increased by the difference in aggregate amounts of interest-earning assets and interest-bearing liabilities. While having liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, such an asset/liability structure may result in declining net earnings during periods of rising interest rates, unless offset by increasing noninterest income. One of NMBT's primary financial objectives is to manage the interest rate risk inherent in its business by reducing the sensitivity of its earnings to interest rate fluctuations, improving its interest rate margin, improving the ratio of its interest-earning assets to interest-bearing liabilities, and achieving a better matching of the maturities and interest rate sensitivities of its assets and liabilities. A better matching is achieved through originating adjustable rate or short-term mortgage and commercial loans, obtaining longer duration sources of funds, and selling long-term, fixed rate loans. These efforts can be expected to result in shifts in NMBT's one-year gap from time to time to reflect management's forecasts of the interest rate environment.
     One method of monitoring interest rate risk is through the analysis of gap positions. Gap is the difference between the amount of assets and the amount of liabilities that mature or are repriced during a given time frame. A positive gap results when more assets than liabilities mature or are repriced in a given time frame. Conversely, a negative gap results when more liabilities than assets mature or are repriced during a given time frame. Gap positions can be quickly modified by management as warranted by market conditions. The Board of Directors is briefed on tactical and strategic issues inherent in NMBT's interest rate risk profile.
     The one-year gap's negative position was implemented from 1994 to 1996 to reflect management's forecast for a stabilized interest rate environment and a desire to reduce NMBT's exposure to rising interest rates. Management maintains a negative gap to counter the effect of placing all checking and savings accounts in the one-month repricing category. The majority of these deposits have proven to not be rate sensitive. We expect rates to continue to remain stable in 1997. The increase in the negative gap during 1996 was mainly attributable to the leverage strategy, whereby longer-term assets were funded with shorter-term FHLB advances. The reduction in the negative gap during 1995 resulted primarily from continuing to emphasize origination of adjustable rate loans and selling all long-term, fixed rate residential mortgages.
     NMBT has an Asset/Liability Management Committee (ALCO), which is responsible for implementing the funds management policy adopted by the Board. Among other things, NMBT's policy statement sets forth the limits established by the Board of Directors on acceptable ratios of rate sensitive assets (RSA) to rate sensitive liabilities (RSL), and gap to total assets, based on specified changes



================================================================================
GAP ANALYSIS

                                                                                      DECEMBER 31,
                                                                          --------------------------------------
Dollars in thousands                                                        1996          1995           1994
----------------------------------------------------------------------------------------------------------------
Interest-earning assets maturing or repricing within one year             $194,162      $180,638       $166,898
Interest-bearing liabilities maturing or repricing within one year         219,291       198,014        196,019
----------------------------------------------------------------------------------------------------------------
One-year maturity or repricing gap                                        ($25,129)     ($17,376)      ($29,121)
----------------------------------------------------------------------------------------------------------------
Rate sensitive assets (RSA) divided by rate sensitive liabilities (RSL)      88.54%        91.23%         85.14%
Gap as a percent of total assets                                             (8.22%)       (6.45%)       (11.53%)

MANAGEMENT'S DISCUSSION AND ANALYSIS

in interest rates. ALCO reviews, among other things, economic conditions, the interest rate outlook, the demand for loans, the availability of deposits and NMBT's current operating results, liquidity, capital and interest rate risk exposure. Based on such reviews, ALCO formulates a strategy that is intended to implement the objectives set forth in NMBT's investment and loan policies, without exceeding the limits set forth in the funds management policy.
     NMBT's ALCO uses interest rate sensitivity gap analysis, and balance sheet and income statement simulation models, to project multiple interest rate scenarios to measure the potential effects of funding and investments on NMBT's interest rate sensitivity profile. Management currently anticipates that it will maintain a negative one-year gap throughout 1997 to reflect, among other things, the lag in repricing of checking and savings deposits, which deposits are all considered immediately repricable in the gap analysis.
    NMBT has continued to focus its marketing efforts on the origination of adjustable rate loans for its own portfolio. The origination of adjustable rate loans reduces interest rate risk by increasing the portion of the loan portfolio that constitutes interest sensitive assets. In addition, management has continued to emphasize shorter repricing frequencies through the origination of loans that reprice monthly or with market rates, and the reduction in the balance of loans with longer repricing periods. At December 31, 1996, approximately 77 percent of NMBT's accruing loan portfolio consisted of variable rate loans, compared to 80 percent at December 31, 1995, and 76 percent at December 31,1994. Borrower demand for fixed rate mortgage loans accelerated during 1996 as interest rates remained low. The increased refinancing activities as a result of the low interest rate environment in 1996 was a continuation of 1995.
    Stable interest rates throughout 1996 leveled off NMBT's yield on assets, which was offset by increased volume of deposits and loans, and a favorable mix of deposits. These factors combined to maintain the spread realized between the yield on assets and the cost of funds. Lower rates in 1995 and 1996 invited continued migration from savings and transaction accounts to time deposits which began in late 1994. This changing deposit mix is expected to continue into 1997.
    The following table summarizes the year-to-year changes in NMBT's net interest income resulting from fluctuations in interest rates and from volume changes in interest-earning assets and interest-bearing liabilities. Changes due to rate are the change in rate multiplied by the prior year's volume. Changes due to volume are the change in volume multiplied by the prior year's rate. Changes in volume and rate that cannot be separately identified have been allocated in proportion to the relationship of the absolute dollar amounts of the changes in rate and volume.


---------------------------------------------------------------------------------------------------------------
Rate/Volume Analysis
                                                    1996 Compared to 1995               1995 Compared to 1994
                                                 Increase (Decrease) Due to          Increase (Decrease) Due to
                                                ----------------------------       ----------------------------
Dollars in thousands                            Volume      Rate       Total       Volume       Rate      Total
---------------------------------------------------------------------------------------------------------------
INTEREST EARNED ON:
Loans                                             $824      ($135)      $689       $1,714     $1,540    $3,254
Taxable securities                                 787        160        947           (3)       289       286
Tax-exempt securities                              389         (3)       386           12         (1)       11
Interest-bearing deposits                          (43)       (14)       (57)         100         19       119
--------------------------------------------------------------------------------------------------------------
                                                 1,957          8      1,965        1,823      1,847     3,670
--------------------------------------------------------------------------------------------------------------
INTEREST PAID ON:
Deposits                                           326         60        386          580      1,744     2,324
FHLB advances and capital leases                   549        (25)       524          (11)        14         3
--------------------------------------------------------------------------------------------------------------
                                                   875         35        910          569      1,758     2,327
--------------------------------------------------------------------------------------------------------------

Increase (decrease) in net interest income      $1,082       ($27)    $1,055       $1,254        $89    $1,343
--------------------------------------------------------------------------------------------------------------


Dollars in thousands                             1996         1995          1994         1993         1992
==============================================================================================================

Net Interest Income                             $12,306       $11,379      $10,040        $7,708        $7,848
Net Interest Margin                                4.74%         4.82%        4.73%         4.12%         4.06%
--------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS


     The following table presents average balance sheets (daily averages), interest income [on fully tax-equivalent (FTE)] basis and interest expense, and the corresponding yields earned and rates paid. The average loan balances include both performing and nonperforming loans. Interest income on loans does not include interest on loans for which NMBT has ceased to accrue interest.


--------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY;
INTEREST RATES AND INTEREST DIFFERENTIAL

DOLLARS IN THOUSANDS                          1996                            1995                         1994
                                   --------------------------     ---------------------------    -------------------------
                                  AVERAGE     FTE      YIELD/     AVERAGE    FTE       YIELD/    AVERAGE    FTE     YIELD/
ASSETS                            BALANCE    INTEREST   RATE      BALANCE   INTEREST    RATE     BALANCE  INTEREST  RATE
--------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Loans(l)                         $203,928    $16,534    8.11%   $193,751    $15,845   8.18%    $171,709   $12,591    7.33%
Taxable securities                 50,952      3,371    6.62%     38,936      2,424   6.23%      38,998     2,138    5.48%
Tax-exempt securities               6,219        422    6.79%        483         36   7.43%         316        25    7.91%
Interest-bearing deposits           2,154        113    5.25%      2,958        170   5.74%       1,150        51    4.44%
--------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets     263,253     20,440    7.76%    236,128     18,475   7.82%     212,173    14,805    6.98%
--------------------------------------------------------------------------------------------------------------------------
NONINTEREST-EARNING ASSETS:
Cash and due from banks            15,312                         13,979                         11,612
Premises and equipment, net         3,760                          3,927                          4,188
Other assets                        5,597                          6,005                          5,968
Allowance for loan losses          (3,469)                        (3,552)                        (4,208)
--------------------------------------------------------------------------------------------------------------------------
       Total                     $284,453                       $256,487                       $229,733
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Deposits                         $220,137     $7,255    3.30%   $210,255     $6,869   3.27%    $188,166   $ 4,545    2.42%
FHLB advances
  and capital leases               12,376        739    5.97%      3,113        215   6.91%       3,463       212    6.11%
--------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                      232,513      7,994    3.44%    213,368      7,084   3.32%     191,629     4,757    2.48%
--------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES:
--------------------------------------------------------------------------------------------------------------------------
Deposits                           28,681                         22,605                         19,294
Other liabilities                   2,160                          1,844                          1,699
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                 263,354                        237,817                        212,622
Stockholders' equity               21,099                         18,670                         17,111
--------------------------------------------------------------------------------------------------------------------------
       Total                     $284,453                       $256,487                       $229,733
--------------------------------------------------------------------------------------------------------------------------
Net interest income                          $12,446                        $11,391                       $10,048
Less FTE adjustment                              140                             12                             8
--------------------------------------------------------------------------------------------------------------------------
Net interest income per
   Statements of Operations                  $12,306                        $11,379                       $10,040
==========================================================================================================================
Interest rate spread (FTE)                              4.33%                         4.50%                          4.50%
Net interest margin (FTE)                               4.73%                         4.82%                          4.74%
--------------------------------------------------------------------------------------------------------------------------
(1) Included in interest income from loans is accretion (amortization) of net deferred loan fees and costs totaling, in thousands, ($33) in 1996, $223 in 1995, and $253 in 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS

LENDING ACTIVITIES
     NMBT's lending operation is currently divided into three primary functions: residential mortgage lending, commercial lending and consumer lending (including automobile loans, personal loans, guaranteed student loans and home equity loans).
     Residential mortgage lending is the focus of NMBT's community strategy. To increase originations, NMBT seeks referrals from real estate brokers and other sources and originates residential first and second mortgage loans. NMBT generally receives fees for originating loans and making loan commitments, which fees are generally deferred and amortized over the life of the loan.
     The amount NMBT is permitted to lend to one borrower is limited by statute and regulation. At December 31, 1996, the maximum amount which NMBT could lend to one borrower (and related entities) was $3.87 million ($6.44 million for loans fully secured by readily marketable collateral). At December 31, 1996, NMBT had no loans which exceeded either limit.
     NMBT uses its funds primarily for lending. Total loans increased by $13.53 million or 6.8% from 1995 to 1996. NMBT's policy is to emphasize loans utilizing variable rates as much as possible to protect its net interest margin and liquidity when the cost of its deposits fluctuate.


                      LOAN COMPOSITION AT DECEMBER 31, 1996

             65.4%    Residential Real Estate
             24.6%    Commercial Real Estate
              6.2%    Commercial and Industrial
              3.8%    Consumer


RESIDENTIAL LENDING
     NMBT's residential mortgage loan portfolio consists of loans originated by NMBT, and increasingly reflects NMBT's strong commitment to affordable housing and its Community Reinvestment Act (CRA) responsibilities. Underwriting and purchase guidelines emphasize credit quality and potential returns on equity, and not volume or market share alone. NMBT has continued to focus on residential first mortgage loan originations. NMBT has increased its originations of residential first mortgage loans through referrals from real estate agents, community contacts and NMBT's branches. Beginning in 1994, NMBT employed commissioned mortgage originators to foster better relations with realtors and improve outreach to low and moderate income buyers.
     NMBT originates fixed and variable interest rate loans having terms to maturity of not more than 30 years, including among others, balloon loans having terms to maturity of not more than seven years. NMBT currently intends to emphasize in its portfolio variable rate loans bearing interest at a rate adjusted within five years from the origination date. These transactions reflect implementation of NMBT's strategy to invest in adjustable rate or shorter-duration assets to manage interest rate risk.
     Eligible Federal Housing Administration (FHA) and Connecticut Housing Finance Authority (CHFA) loans are sold in the secondary market. Eligible fixed rate conventional mortgage loans were held in portfolio until May, 1994. At that time, management determined that all fixed rate residential mortgage loans originated would be sold with servicing retained. NMBT intends to expand its originations of loans over agency size limits (jumbos) using agency underwriting standards, to retain variable rate jumbos bearing interest at a rate adjusted within five years from the origination date and to sell other jumbos through private parties.
     In order to meet its commitment to affordable housing and its CRA responsibilities, NMBT offers several residential loan programs involving high loan-to-value ratios and more flexible underwriting standards. Because of refinancings and prepayments, residential mortgage loans generally remain outstanding for shorter periods than stated. Whether residential mortgage loans bear interest at a fixed or an adjustable rate depends upon consumer demand, which is influenced by market conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS

COMMUNITY REINVESTMENT PROGRAMS

     NMBT attempts to ascertain the credit needs of its communities, including low and moderate income areas, through a number of means, including reviewing the results of market research and the interaction of members of the Board of Directors and management with the local communities. NMBT also has a CRA committee of the Board of Directors whose function is to oversee all CRA activities of NMBT. NMBT offers various loans and participates in various loan programs designed to make credit available to low and moderate income persons. Many of NMBT's loan programs are advertised in local newspapers, and local realtors and builders are informed by periodic mailings. NMBT is committed to treating all members of the community equally and fairly. As such, NMBT conducts seminars and training sessions with employees throughout NMBT regarding fair lending practices and equal treatment in banking. NMBT has adopted anti-discrimination and fair housing statements of policy, along with the implementation of a second review policy for loans which have been rejected to ensure fair treatment for each applicant.
     NMBT maintains ongoing contact with many civic groups in its market area. These contacts, and joint sponsorship of various seminars and awareness meetings, foster what we consider to be an excellent working relationship between NMBT and the community.


                      NONPERFORMING ASSETS TO TOTAL ASSETS

                            1996              1.48%
                            1995              2.17%
                            1994              2.62%
                            1993              3.76%
                            1992              4.43%


COMMERCIAL MORTGAGE LENDING

     NMBT is engaged in commercial mortgage lending on such properties as industrial, retail, office and multi-family residential buildings and condominiums. Generally, NMBT will provide this type of lending only to existing customers or to prospective customers who represent the potential for a complete banking relationship. Such lending has been proven to be profitable, but entails certain additional risks when compared with residential mortgage lending. Accordingly, NMBT has implemented standards on such loans which attempt to mitigate these risks. Required conservative loan-to-value ratios and extensive research into the background of the borrower are among those standards. Owner-occupied properties are encouraged and property and environmental appraisals are conducted by qualified outside appraisers, and then reviewed by NMBT officers.
     Because the real estate market has stabilized, NMBT will selectively issue certain commercial mortgage loans which are speculative in nature. Such loans will be issued only to the most credit-worthy borrowers who have the financial strength to repay the loan outside of the real estate project involved. These loans must be modest in terms of dollar amounts and involve substantial equity. NMBT recognizes the need to continue to serve the commercial mortgage market, and its potential for providing profits to NMBT when done in a disciplined fashion.

MANAGEMENT'S DISCUSSION AND ANALYSIS

COMMERCIAL LENDING

     Commercial lending to small and medium-sized businesses is integral to NMBT's effort to achieve a higher level of profitability. Such lending entails somewhat different risks compared with mortgage or consumer lending, but also produces higher yields for NMBT, due in part to NMBT's policy of requiring depository relationships. Commercial loans tend to be directly affected by changes in the economic cycle while consumer loans are indirectly affected. As such, commercial loans must be more closely evaluated to ensure likely repayment. In order to accomplish this, NMBT has procedures and systems to provide for not only proper underwriting, but appropriate follow-up and monitoring of commercial loans. These procedures and systems helped to produce significantly reduced levels of problem loans and assets from 1993 to 1996. The reduction in time allocated to problem credits resulted in a much greater commercial new business effort in 1996. As a result, NMBT enjoyed growth in this area and is poised for an even greater effort in 1997. NMBT has continued to enhance its business calling effort with real emphasis on outreach into NMBT's communities.
     NMBT's commercial loan portfolio is generally amortizing, which provides some additional margin of safety, but also generates quicker repayment. As such, NMBT must be aggressive with its calling efforts in order to assure continued loan growth. Fortunately, the local economy is improving (albeit slowly) and management believes that hard work and community involvement will produce commercial loan growth in 1997.
     Notwithstanding the new business effort, management is acutely aware of its obligation to assure the safety of commercial loans. In that regard, NMBT's policy is generally to collateralize commercial loans with acceptable collateral and to obtain the personal guarantees of responsible business owners. NMBT has an active SBA-lending program to originate government-insured commercial loans. Emphasis will continue to be placed upon origination of the various types of SBA loans in an effort to more fully serve the credit needs of small businesses in NMBT's market area.
     NMBT is also aware of the need to provide appropriate ancillary services to expand its commercial loan base. Accordingly, a lock-box program is in place to facilitate collection of accounts receivable by customers. Wire transfer services, cash management, commercial letters of credit and various international services are available. NMBT offers one of the most attractive fee schedules for commercial deposit accounts in its market area.

ASSET QUALITY
     NMBT has a Special Assets Committee, which is a subcommittee of the Officer's Loan Committee, whose primary responsibility is to provide senior management oversight and ongoing review of the loan and real estate owned portfolios.
     Management reviews the adequacy of the allowance for loan losses and real estate owned valuation allowance on a monthly basis, and charges the related provisions for such losses to operations during the related period. The allowance for loan losses and real estate owned valuation allowance are based on a review of loss experience, loan balances, delinquent loans, real estate owned and other factors beyond NMBT's control, which may affect the ultimate collectibility of loans and realization from the disposition of real estate owned.
     There were no accruing loans past due 90 days or more at December 31, 1995. Accruing loans past due 90 days or more totaled $0.24 million at December 31, 1996 and $0.26 million at December 31, 1994. Nonaccruing loans were $4.03 million at December 31, 1996, $4.52 million at December 31, 1995, and $5.06 million at December 31, 1994. Nonaccruing loans consisted principally of residential and commercial loans collateralized by real estate. If the condition of the real estate market does not improve, the current levels of nonaccruals may continue.

MANAGEMENT'S DISCUSSION AND ANALYSIS

=====================================================================================================================
NONPERFORMING ASSETS
                                                                  NON-                         NON-
                                                               PERFORMING    REAL ESTATE    PERFORMING       % OF
                                                                 LOANS          OWNED         ASSETS        TOTAL
Dollars in thousands
---------------------------------------------------------------------------------------------------------------------
Collateralized by residential properties                        $2,215            $271        $2,486         55.0%
Collateralized by commercial properties                          1,749             225         1,974         43.6%
Construction and development                                        26               -            26          0.6%
Commercial, industrial and all other                                35               -            35          0.8%
---------------------------------------------------------------------------------------------------------------------
Total nonperforming assets on December 31, 1996                 $4,025            $496        $4,521        100.0%
---------------------------------------------------------------------------------------------------------------------
Total nonperforming assets on December 31, 1995                 $4,523          $1,314        $5,837        100.0%
---------------------------------------------------------------------------------------------------------------------
Total nonperforming assets on December 31, 1994                 $5,056          $1,567        $6,623        100.0%
---------------------------------------------------------------------------------------------------------------------


     NMBT's present allowance for loan losses, including additions made in 1996 of $0.39 million, compared to an addition of $0.16 million in 1995, is considered by management to be adequate for the present loan portfolio. There are no loans to foreign borrowers, no leveraged buyout loans and no undue concentrations of loans for commercial construction. NMBT generally, and as a matter of policy, does not lend outside of its market area.
     Real estate owned consists of commercial and residential properties located within NMBT's market area. The amount of real estate owned, net of valuation allowances, decreased $0.82 million from 1995 to 1996, and totaled $0.50 million at December 31, 1996.
     Management believes the decreases in nonperforming loans and real estate owned have been caused by a philosophy of restructuring and/or disposing of nonperforming assets in a timely manner and, to a lesser extent, a stabilization of the real estate market in western Connecticut.

LIQUIDITY MANAGEMENT

     Liquidity is a measure of NMBT's ability to meet its cash needs at a reasonable cost. Cash needs arise primarily as a result of the need to fund lending opportunities, the maturity of liabilities such as borrowings and the withdrawal of deposits. Asset liquidity is achieved through the management of earning asset maturities, loan amortization, deposit growth and access to borrowed funds. At December 31, 1996, liquid assets totaled $52.49 million, or 17.2% of total assets.
     NMBT is also a member of the FHLB, which makes substantial borrowings available to its members. NMBT's available borrowings from the FHLB are well in excess of NMBT's annual financing requirements. NMBT also maintains an interest-bearing checking account with the FHLB on which it may overdraw up to $5.38 million. This arrangement allows NMBT to obtain advances from the FHLB rather than having to rely on commercial bank lines of credit or federal funds purchased.
     At December 31, 1996, NMBT had approximately $54.48 million in loan commitments outstanding. It is expected these future loans will be funded principally by deposits, loan repayments and maturing investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     Securities purchased with the intent to hold to maturity for the purpose of earning interest income are stated at cost, and adjusted for amortization of premiums and accretion of discounts. Securities which management does not intend to hold to maturity are categorized as available for sale. These securities, which represent 44% of the securities portfolio on December 31, 1996, are reported at fair value with any unrealized gains and losses being reflected in a separate component of stockholders' equity. Trading securities are prohibited by NMBT's policy.



            DEPOSIT MIX AT DECEMBER 31, 1996

           CD's under $100,000          29.8%
           Interest-bearing checking    28.9%
           Savings                      23.1%
           Noninterest-bearing checking 13.5%
           CD's $100,000 or more         4.7%


     NMBT's funds management policy sets forth specific policies and operating procedures governing NMBT's liquidity levels and addresses plans for future liquidity needs. On occasion, available for sale securities are sold prior to maturity and the proceeds are used to fund loans when deposit in-flows are not adequate, the rates offered on FHLB advances are not favorable, and liquidity ratios support sales. Management believes this restructuring to be prudent since it provides an opportunity to reinvest the proceeds from sales of securities in higher yielding loans. NMBT also occasionally sells securities to restructure an asset/liability mismatch or to improve its tax position.
     NMBT maintains a favorable liquidity position in large part due to stable core deposits generated from its branch network and from a high quality securities portfolio. Core deposits (checking and savings accounts) represent a stable, low-cost source of funds which amounted to 65.5% of total deposits at December 31, 1996.


--------------------------------------------------------------------------------

REGULATORY CAPITAL
                                            DECEMBER 31,
                                    --------------------------
                                                                  REGULATORY
Dollars in Thousands                   1996            1995         MINIMUM
-------------------------------------------------------------------------------
     Risk-based capital ratios:
         Tier 1 capital ratio             11.74%         11.70%        4.00%
         Total capital ratio              13.00%         12.96%        8.00%
--------------------------------------------------------------------------------
     Leverage  ratio                       7.24%          7.23%        3.00% (1)
--------------------------------------------------------------------------------
     Tier 1 capital                     $21,678        $18,935
     Total capital                      $23,997        $20,977
     Total risk-adjusted assets        $184,623       $161,895
--------------------------------------------------------------------------------
          (1) Plus an additional cushion of at least 1 to 2 percent for all but the most highly rated institutions.

MANAGEMENT'S DISCUSSION AND ANALYSIS

CAPITAL MANAGEMENT

     At December 31, 1996, NMBT had $22.57 million in stockholders' equity, compared with $20.16 million at December 31, 1995. The growth in stockholders' equity from the end of 1995 was due to the receipt of proceeds of $0.15 million from the exercise of stock options, a $0.10 million positive adjustment for net unrealized gains on securities available for sale, and the retention of $2.79 million in net earnings, less cash dividends of $0.44 million.
     Regulatory risk-based capital requirements take into account the differing risk profiles of banking organizations by assigning risk weights to both assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers, tier 1 and tier 2.
     At December 31, 1996, banking organizations were required to meet a minimum total capital ratio of 8%, with at least one-half being in the form of tier 1 capital. Higher tier 1 and total capital ratios can be imposed on particular institutions at the discretion of the regulatory agencies. Banking organizations are also subject to a minimum leverage capital ratio of 3%.
     NMBT has a capital planning process that seeks to ensure NMBT maintains appropriate capital levels and ratios. NMBT has a five-year capital plan that is approved by the Board of Directors annually.
     During the year ended December 31, 1996, NMBT paid cash dividends of $0.44 million, or $0.17 per share, which represents 15.6% of 1996 net income. NMBT's dividend payment policy generally limits dividends paid in any year to no more than 30% of net earnings, absent mitigating factors. This was done in the interest of preserving capital which will be used in the continued growth and expansion of NMBT. NMBT reviews its dividend payment policy based on current earnings and by assessing the need to retain earnings to support long-term growth.
     Connecticut Banking Laws limit the amount of annual dividends that NMBT may pay to an amount which approximates NMBT's net income for the current year, plus its net income for the prior two years, net of dividends previously paid during the period. NMBT is also prohibited from paying a cash dividend that would reduce its capital ratios below minimum regulatory requirements.
     From a regulatory standpoint, NMBT has capital ratios which place it in the "well-capitalized" category. A well-capitalized institution, which is the highest capital category for an institution as defined by the Prompt Corrective Action regulations issued by the FDIC, is one which maintains a total risk-based ratio of 10% or above, a tier 1 risk-based ratio of 6% or above and a leverage ratio of 5% or above, and is not subject to any written order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level.

RECENT RELEVANT FINANCIAL
ACCOUNTING STANDARDS BOARD
RELEASES
     Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights" (SFAS 122) was issued in May, 1995, and is effective for fiscal years beginning after December 15, 1995. SFAS 122 requires the capitalization of mortgage servicing rights acquired through either purchase of mortgage loan servicing or origination and sale or securitization of mortgage loans with retention of servicing. SFAS 122 also requires the analysis of capitalized mortgage servicing rights for impairment to be based on the fair value of the rights. NMBT adopted SFAS 122 effective January 1, 1996. The effect of adoption of this standard by NMBT will vary based on the extent of mortgage servicing rights existing upon adoption and mortgage servicing rights acquired subsequent to adoption, but is not expected to have a material effect on NMBT's financial position or results of operations.
     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123) was issued in October, 1995, and became effective for fiscal years beginning after December 15, 1995. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument, and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, SFAS 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans, like NMBT's, have no intrinsic value at the grant date, and under APB 25 NMBT recognizes no compensation cost at the time stock options are granted. NMBT has elected to remain with the accounting in APB 25 and, therefore, makes proforma disclosure of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied beginning in 1996. Accordingly, SFAS 123 does not effect NMBT's financial position or results of operations.
     Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 125) was issued in June, 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. NMBT will be required to adopt SFAS 125, as amended by Statement of Financial Accounting Standards No. 127 "Deferral of Certain Provisions of FASB
Statement No. 125", for transfers and servicing of financial assets and extinguishment of liabilities occuring after December 31, 1996, on a prospective basis. The adoption of this standard is not expected to have a material impact on NMBT's financial condition or its results of operations.

IMPACT OF INFLATION AND
CHANGING PRICES
     NMBT's financial statements have been prepared in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Notwithstanding this, inflation can directly affect the value of loan collateral, in particular, real estate. Inflation, or disinflation, could continue to significantly affect NMBT's earnings in future periods.

FINANCIAL GLOSSARY

BASIS POINT
A basis point is equal to one one-hundredth of one percent (25 basis points equals 0.25 percent and 100 basis points equals one percent).

BOOK VALUE PER SHARE
The amount of NMBT's net worth represented by each share of outstanding common stock. It is obtained by dividing common stockholders' equity by the number of shares of common stock outstanding, excluding treasury stock.

EFFICIENCY RATIO
The efficiency ratio is a measure of relative overhead expense levels and is computed by dividing total noninterest expense (excluding provisions for real estate owned write-downs), by the sum of tax-equivalent net interest income plus noninterest income (excluding securities gains and losses).

FEDERAL FUNDS SOLD AND INTEREST-BEARING  DEPOSITS
Immediately available funds on deposit at a Federal Reserve Bank, the Federal Home Loan Bank of Boston or a correspondent bank. Banks with excess reserves lend such funds, generally on a overnight basis, to banks that are temporarily deficient in required reserves or that want to borrow federal funds to fund short-term assets.

INTEREST-EARNING  ASSETS AND  INTEREST-BEARING  LIABILITIES
Interest is a price paid by a lender for the use of money. NMBT's interest-earning assets result from transactions in which it acts as a provider of funds. These include loans to customers, purchases of debt securities and various transactions in the short-term money markets. Interest-bearing liabilities are those for which NMBT acts as borrower and pays interest to depositors and other suppliers of funds, such as the Federal Home Loan Bank of Boston.

INTEREST RATE SENSITIVITY
The exposure to financial gain or loss due to a change in the level of interest rates. In a given period, if more interest-earning assets than interest-bearing liabilities are subject to a change in interest rates because the assets are maturing or the contract calls for a rate change, NMBT is asset sensitive (or positive) for that period. Rising interest rates during that time would enhance earnings, while declining interest rates would reduce earnings. The reverse earnings effect would occur if NMBT were liability sensitive.

INTEREST  RATE  SPREAD
The difference between two interest rates. The phrase is most often used to refer to the difference between the interest yield on average interest-earning assets and the interest cost of average interest-bearing liabilities.

LEVERAGE RATIO
The ratio was established by federal bank regulators and is computed by dividing tier 1 capital by average quarterly assets less goodwill and other intangibles. A minimum leverage ratio of at least 3.00 percent must be maintained. This leverage ratio is a minimum requirement for the most highly rated banking organizations, and other banking organizations will be expected to maintain an additional cushion of at least 100 to 200 basis points.

NET INTEREST  INCOME
Net interest income is the difference between the interest earned on assets and the interest paid on liabilities. Interest income and expense are affected by changes in the volume and mix of average interest-earning assets and interest-bearing liabilities, as well as changes in the level of interest rates.

FINANCIAL GLOSSARY

NET INTEREST MARGIN
Net interest margin represents the tax-equivalent yield on interest-earning assets. This is obtained by dividing net interest income for a given accounting period by the average level of interest-earning assets for the period.
This relationship is usually expressed on a tax-equivalent basis.

NONACCRUING LOANS
Loans on which the accrual of interest income has been discontinued because of the uncertainty that exists regarding the collection of interest or principal. This circumstance typically results from the borrower's financial difficulties. Interest received on such loans is recorded as a reduction of principal or interest income if there is no doubt as to the collectibility of the loan. Also referred to as nonperforming loans.

NONPERFORMING  ASSETS
Nonperforming assets consist of real estate acquired through foreclosure, forgiveness of debt or otherwise in lieu of debt, collateral which has been in-substance foreclosed and nonaccrual loans.

RESTRUCTURED  LOANS
Loans with original terms which have been modified as a result of a change in the borrower's financial condition. Typically, interest rate concessions are made or repayment schedules are lengthened in these cases.

RETURN ON AVERAGE ASSETS
A ratio obtained by dividing net income by average assets. It is a measure of profitability in banking.

RETURN ON AVERAGE  EQUITY
A ratio obtained by dividing net income by average stockholders' equity. This is a standard measure of the rate of return on the stockholders' investment.

RISK-WEIGHTED  ASSETS
Established by federal bank regulators, this is computed based on the sum of risk-weighted balance sheet assets and off-balance sheet credit equivalent amounts calculated in accordance with federal guidelines.

TAX-EQUIVALENT  BASIS
An adjustment of income exempt from federal and state taxes or taxed at preferential rates, such as interest income on state and municipal bonds, to an amount that would yield the same pre-tax income had the income been subject to taxation. The result is to equate the true earnings value of tax-exempt and taxable income.

TIER 1  CAPITAL
Established by federal bank regulators, this is composed of common equity, retained earnings and perpetual preferred stock, reduced by goodwill and certain nonqualifying intangible assets. Tier 1 capital does not include the effect of adjustments associated with SFAS 115.

TIER 1 CAPITAL AND TOTAL CAPITAL  RATIOS
These measures of capital adequacy have been established by federal bank regulators, who require institutions to have a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum of total capital to risk-weighted assets of 8.00 percent. The ratios are obtained by dividing tier 1 capital or total capital by risk-weighted assets.

TOTAL CAPITAL
Established by federal bank regulators, this consists of tier 1 capital plus a limited amount of allowable debt, certain other financial instruments and a limited amount of the allowance for loan losses.

REPORT OF MANAGEMENT

The accompanying financial statements were prepared by management, which is responsible for the integrity and objectivity of the data presented, including amounts that must be based on judgments and estimates. The financial statements were prepared in conformity with generally accepted accounting principles, and in situations where acceptable alternative accounting principles exist, management selected the method that was most appropriate.

     Management depends upon NMBT's internal control structure in meeting its responsibilities for reliable financial statements. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgments are required to assess and balance the relative cost and the expected benefits of these controls. As an integral part of the internal control structure, during 1996 NMBT maintained a staff of internal auditors who conducted operational, financial and special audits, and coordinated audit coverage with the independent auditors.

     The financial statements have been audited by our independent auditors, Deloitte & Touche LLP, who render an independent professional opinion on management's financial statements. Management believes that all representations made to the independent auditors during their audit were valid and appropriate.

     The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the internal auditors, the independent auditors and management to review the work of each to ensure that they are properly discharging their responsibilities. The internal auditors and the independent auditors have free access to the Audit Committee, without management present, to discuss the results of their audit work, their evaluations of the adequacy of internal controls and the quality of financial reporting.

MICHAEL D. CARRIGAN, President & CEO      JAY C. LENT, Executive Vice President,
                                          Secretary & CFO

/s/ MICHAEL D. CARRIGAN                   /s/ JAY C. LENT
-----------------------                   ------------------------

                         REPORT OF INDEPENDENT AUDITORS


REPORT OF INDEPENDENT AUDITORS
TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS:

     We have audited the accompanying statements of condition of The New Milford Bank & Trust Company (NMBT) as of December 31, 1996 and 1995, and the related statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of NMBT's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the financial position of NMBT as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31,1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Stamford, Connecticut
January 23, 1997

                             STATEMENTS OF CONDITION


                                                                                    Dollars in thousands, except share data
                                                                                                DECEMBER 31,
                                                                                        -----------------------------
                                                                                            1996            1995
                                                                                        --------------  -------------
ASSETS
Cash and due from banks                                                                       $17,855        $20,417
Interest-bearing deposits                                                                       6,135          4,165
---------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents                                                                  23,990         24,582
---------------------------------------------------------------------------------------------------------------------
Securities:
    Available for sale, at fair value (amortized cost of $28,020 in 1996
       and $21,291 in 1995)                                                                    28,240         21,663
    Held to maturity, at amortized cost (fair value of $35,611 in 1996
       and $18,670 in 1995)                                                                    35,521         18,543
---------------------------------------------------------------------------------------------------------------------
       Total securities                                                                        63,761         40,206
---------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income                                                                 211,686        198,158
Less allowance for loan losses                                                                  3,212          3,553
---------------------------------------------------------------------------------------------------------------------
       Loans, net                                                                             208,474        194,605
---------------------------------------------------------------------------------------------------------------------
Real estate owned, net                                                                            496          1,314
Premises, equipment and capital leases, net                                                     3,648          3,911
Excess of cost over fair value of net assets acquired, net                                        741            976
Accrued interest and other assets                                                               4,435          3,582
=====================================================================================================================
       Total assets                                                                          $305,545       $269,176
=====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
    Deposits
       Noninterest-bearing checking                                                           $36,013        $31,149
       Interest-bearing checking                                                               76,989         72,506
       Savings                                                                                 61,432         62,689
       Time deposits under $100                                                                79,320         70,100
       Time deposits $100 or more                                                              12,407         10,623
---------------------------------------------------------------------------------------------------------------------
       Total deposits                                                                         266,161        247,067
---------------------------------------------------------------------------------------------------------------------
Advances from Federal Home Loan Bank of Boston (FHLB)                                          14,564              -
Accrued interest and other liabilities                                                          2,255          1,952
---------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                      282,980        249,019
---------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
       Common stock, $1 per share par value
          Shares authorized:   8,000,000
          Shares issued:       1996 - 2,681,305; 1995 - 2,656,705
          Shares outstanding:  1996 - 2,588,058; 1995 - 2,562,858                               2,681          2,657
       Additional paid-in capital                                                              15,266         15,142
       Retained earnings                                                                        5,195          2,839
       Unrealized gain on securities available for sale, net of tax                               146            246
       Treasury stock, at cost:1996 - 93,247 shares; 1995 - 93,847 shares                        (723)          (727)
---------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                              22,565         20,157
---------------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                                            $305,545       $269,176
=====================================================================================================================

See notes to financial statements.

                            STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data
                                                                             YEARS ENDED DECEMBER 31,
                                                                         ------------------------------
                                                                          1996        1995       1994
                                                                         -------    --------   --------
INTEREST AND DIVIDEND INCOME
   Interest and fees on loans                                            $16,534    $15,845    $12,591
   U.S. Treasury and agency securities                                     3,272      2,315      2,032
   Municipal securities                                                      282         24         17
   Dividends on FHLB stock                                                    99        109        106
   Interest-bearing deposits                                                 113        170         51
----------------------------------------------------------------------   --------   --------   -------
      Total interest and dividend income                                  20,300     18,463     14,797
----------------------------------------------------------------------   --------   --------   -------
INTEREST EXPENSE
   Interest-bearing checking                                               1,140      1,185        974
   Savings                                                                 1,602      1,724      1,394
   Time deposits under $100                                                3,888      3,423      2,059
   Time deposits $100 or more                                                625        537        118
   FHLB advances and capital leases                                          739        215        212
----------------------------------------------------------------------   --------   --------   -------
      Total interest expense                                               7,994      7,084      4,757
----------------------------------------------------------------------   --------   --------   -------
   Net interest and dividend income                                       12,306     11,379     10,040
   Provision for loan losses                                                 390        160        240
----------------------------------------------------------------------   --------   --------   -------
   Net interest and dividend income after provision for loan losses       11,916     11,219      9,800
----------------------------------------------------------------------   --------   --------   -------
NONINTEREST INCOME
   Service charges on deposit accounts                                       965        766        733
   Other service charges, commissions and fees                               349        278        248
   Loan servicing fees                                                        23          8          3
   Net gains from loans sold                                                 178         60         10
   Realized net gains from available for sale securities                       -          -         60
   Other income                                                              125        163        160
----------------------------------------------------------------------   --------   --------   -------
      Total noninterest income                                             1,640      1,275      1,214
----------------------------------------------------------------------   --------   --------   -------
NONINTEREST EXPENSE
   Compensation, payroll taxes and benefits                                5,037      4,959      4,434
   Occupancy                                                                 917        905        805
   Furniture and equipment                                                   953        971        889
   Data processing                                                           246        204        199
   Federal deposit insurance premiums                                          2        261        498
   Stationery, printing and supplies                                         438        343        321
   Marketing, advertising and investor relations                             402        343        361
   Legal and professional fees                                               412        224        370
   Other general and administrative expense                                1,423      1,090        917
----------------------------------------------------------------------   --------   --------   -------
     Total general and administrative expense                              9,830      9,300      8,794
   Operations of real estate owned                                           320        263        385
   Amortization of intangible assets                                         235        235        157
----------------------------------------------------------------------   --------   --------   -------
     Total noninterest expense                                            10,385      9,798      9,336
----------------------------------------------------------------------   --------   --------   -------
   Income before provision for income taxes                                3,171      2,696      1,678
   Provision for income taxes                                                379        537        339
----------------------------------------------------------------------   --------   --------   -------
     Net income                                                          $ 2,792    $ 2,159    $ 1,339
======================================================================================================

Net income per share                                                     $  1.04    $  0.83    $  0.53
----------------------------------------------------------------------   --------   --------   -------

Dividends per share                                                      $  0.17    $  0.13    $  0.00
----------------------------------------------------------------------   --------   --------   -------

See notes to financial statements.

                            STATEMENTS OF CASH FLOWS

Dollars in thousands

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                   1996          1995          1994
                                                                                   ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $2,792        $2,159        $1,339
Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                  982           957           848
      Provision for loan losses                                                      390           160           240
      Provision for losses from real estate owned                                    314           207           245
      Net amortization of securities                                                 100           100            44
      Deferred income tax benefit                                                   (267)         (241)         (471)
      Realized securities gains, net                                                  -              -           (60)
      Loans originated for sale                                                  (14,859)      (10,342)       (2,205)
      Proceeds from loans sold, net                                               14,652         9,809         2,215
      Gains from loans sold, net                                                    (178)          (60)          (10)
      Realized gains from real estate owned, net                                    (135)          (80)         (214)
      Net increase in interest receivable                                           (331)         (113)         (217)
      Net (increase) decrease in other assets                                       (134)         (288)          572
      Net increase in interest payable                                                82            59            13
      Net increase in other liabilities                                              282            63           138
--------------------------------------------------------------------------- ------------- ------------- -------------
      Net cash provided by operating activities                                    3,691         2,390         2,477
--------------------------------------------------------------------------- ------------- ------------- -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of held to maturity (HTM) securities                                   (28,242)       (5,006)            -
Net loan originations                                                            (13,764)       (7,583)       (8,248)
Purchases of available for sale (AFS) securities                                  (9,671)      (11,274)       (9,802)
Net purchases of premises and equipment                                             (484)         (568)         (256)
Proceeds from sales of real estate owned                                             460           483           718
Proceeds from maturities of AFS securities                                         2,924           672         7,032
Proceeds from maturities of HTM securities                                        11,182        11,816         3,495
Proceeds from sales and early redemptions of AFS securities                            -         2,960        10,526
Purchases of FHLB stock                                                                -             -          (328)
Candlewood acquisition, net of cash and cash equivalents received                      -             -          (457)
--------------------------------------------------------------------------- ------------- ------------- -------------
      Net cash provided by (used for) investing activities                       (37,595)       (8,500)        2,680
--------------------------------------------------------------------------- ------------- ------------- -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in advances from FHLB                                     14,564        (7,304)       (1,196)
Net increase in time deposits                                                     11,004        16,603         2,167
Net increase (decrease) in checking and savings deposits                           8,090         4,707        (1,436)
Net sales of treasury stock                                                            4             5             -
Cash dividends                                                                      (436)         (329)            -
Other                                                                                 87           240           (38)
--------------------------------------------------------------------------- ------------- ------------- -------------
      Net cash provided by (used for) financing activities                        33,313        13,922          (503)
--------------------------------------------------------------------------- ------------- ------------- -------------
Increase (decrease) in cash and cash equivalents                                    (592)        7,812         4,654
Cash and cash equivalents, beginning of year                                      24,582        16,770        12,116
--------------------------------------------------------------------------- ------------- ------------- -------------
Cash and cash equivalents, end of year                                           $23,990       $24,582       $16,770
=========================================================================== ============= ============= =============

CASH PAID DURING YEAR
Interest to depositors and creditors                                              $7,912        $7,026        $4,743
Income taxes                                                                         957           778           435

NON-CASH TRANSFERS
Transfer of loans to real estate owned                                               581           683         1,101
Net change in unrealized gains (losses) on AFS securities                           (100)          489          (573)
Financed portion of sales of real estate owned                                       761           327           891
Acquisitions:
      Assets acquired, net of cash and cash equivalents received                       -             -        50,282
      Cash and cash equivalents received                                               -             -         5,617
      Liabilities assumed                                                              -             -        49,825

See notes to financial statements.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                        RETAINED       UNREALIZED
                                                         ADDITIONAL     EARNINGS      GAIN (LOSS)
                               SHARES       COMMON        PAID-IN     (ACCUMULATED   OR SECURITIES     TREASURY
In Thousands                 OUTSTANDING     STOCK        CAPITAL       DEFICIT)   AVAILABLE FOR SALE   STOCK        TOTAL
-------------------------------------------------------------------------------------------------------------------------------
JANUARY 1, 1994                 2,530       $13,120       $4,387          ($330)           $330         ($732)      $16,775
   Net income                                                             1,339                                       1,339
   Net change
     in unrealized gain
     (loss) on securities
     available from sale                                                                   (573)                       (573)
   Proceeds from exercise
     of stock options               1             5                                                                       5
   Par changed from $5 to $1
                                            (10,500)      10,500                                                          -
                             --------------------------------------------------------------------------------------------------

DECEMBER 31, 1994               2,531         2,625       14,887          1,009            (243)         (732)       17,546
   Net income                                                             2,159                                       2,159
   Net change in unrealized
     gain (loss) on
     securities available
     for sale                                                                               489                         489
   Cash dividends                                                          (329)                                       (329)
   Proceeds from exercise
     of stock options              32            32          254                                                        286
   Other                                                       1                                            5             6
                             --------------------------------------------------------------------------------------------------

DECEMBER 31, 1995               2,563         2,657       15,142          2,839             246          (727)       20,157
   Net income                                                             2,792                                       2,792
   Net change in unrealized
     gain (loss) on
     securities available
     for sale                                                                              (100)                       (100)
   Cash dividends                                                          (436)                                       (436)
   Proceeds from exercise
     of stock options              24            24          121                                                        145
   Other                            1                          3                                            4             7
                             ==================================================================================================

DECEMBER 31, 1996               2,588        $2,681      $15,266         $5,195            $146         ($723)      $22,565
                             ==================================================================================================


See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS
     The New Milford Bank & Trust Company (NMBT), headquartered in New Milford, Connecticut, is a state-chartered bank and trust company that was originally founded in 1975. NMBT's principal business is to provide full banking services to individuals and businesses in the Litchfield and northern Fairfield Counties of Connecticut. Deposits are insured up to applicable limits by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC).

BASIS OF FINANCIAL STATEMENT PRESENTATION
     The financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenue and expense for the period. Actual results could differ significantly from those estimates.

RECLASSIFICATIONS
     Certain amounts from 1995 and 1994 have been reclassified to conform to the 1996 presentation. Such reclassifications had no effect on net income.

CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, NMBT has defined cash and cash equivalents as cash and due from banks and interestbearing deposits with other banks having an original maturity of 90 days or less.

SECURITIES
     Securities that may be sold as part of NMBT's asset/liability or liquidity management, or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available for sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes, if any, as a separate component of stockholders' equity. Securities that NMBT has the ability and positive intent to hold to maturity are classified as held to maturity and carried at amortized cost. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis. There are no trading account securities.

 LOANS
         Loans are reported at the principal amount outstanding, net of unearned income. Interest income on loans, including impaired loans, is recorded on the accrual basis until an interest or principal payment is more than 90 days past due and/or, in the opinion of management, there is question as to the ability of the debtor to meet contract terms. At that time, the loan is placed on nonaccrual status and any unpaid accrued interest is reversed unless collection is assured. Interest received on nonaccrual loans is generally either applied against principal or reported as interest income, depending on management's judgment as to the ultimate collectibility of the loan according to its contractual terms. Generally, loans are returned to accrual status when the loan has been brought current, has performed in accordance with the contractual terms for a reasonable period of time (usually six months), and ultimate collectibility of all principal and interest due on the loan is no longer in doubt.
     Nonrefundable loan fees and direct origination costs are deferred and recognized as income over the life of the loan as an adjustment of yield.

NOTES TO FINANCIAL STATEMENTS

IMPAIRED LOANS
     Effective January 1,1995, NMBT adopted SFAS 114 "Accounting by Creditors for Impairment of a Loan", as amended by SFAS 118 "Accounting for Impairment of a Loan - Income Recognition and Disclosures". Adoption of SFAS 114 and 118 did not result in any adjustments to the allowance for loan losses as of January 1, 1995.
     A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan's contractual terms. A loan is not deemed to be impaired if NMBT expects to collect all amounts due, including interest accrued at the contractual rate during the period of delay. Measurement of impairment is based on the present value of expected cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
    If the fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established. If the impairment is considered to be permanent, a charge-off is recorded against the allowance for loan losses.
     Prior to adoption of SFAS 114 and 118, loans were considered troubled debt restructurings under SFAS 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings" if a concession had been granted to the borrower that NMBT would not have otherwise granted. Restructured loans are returned to accrual status when such loans have demonstrated acceptable payment performance in accordance with the restructured terms. Acceptable performance is generally evidenced by payments in accordance with the contractual terms of the loan for at least six months and other relevant factors.

LOAN LOSS AND REAL ESTATE OWNED VALUATION ALLOWANCES
     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans (real estate owned). In connection with the determination of the loan loss and real estate owned valuation allowances, management obtains independent appraisals for significant properties.
     The majority of NMBT's loans are collateralized by real estate located in western Connecticut, which has experienced a general decline in the market value of real property in the recent past. Accordingly, the ultimate collectibility of a substantial portion of NMBT's loan portfolio and real estate owned are particularly susceptible to changes in market conditions.
     Management believes the loan loss and real estate owned valuation allowances are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in western Connecticut. In addition, various regulatory agencies, as an integral part of their examination process, periodically review NMBT's allowance for loan losses and valuation of real estate owned. Such agencies may require NMBT to recognize additions to the allowances based on their judgments of information available to them at the time of their examinations. The most recent examination was completed in December, 1996 and that examination did not result in any adjustment to the allowance for loan losses or the real estate owned valuation allowance.

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued
     The loan portfolio and other extensions of credit are regularly reviewed to determine the adequacy of the allowance for loan losses. The impact of local and national economic conditions and the creditworthiness of borrowers is given major consideration in determining the adequacy of the allowance. Credit loss experience, changes in the character and size of the loan portfolio, and management's judgment are other factors used in assessing the overall adequacy of the allowance for loan losses, and the resulting provision for loan losses. Ultimate losses may vary from current estimates. The amount of the provision, which is a current expense, may be either greater than or less than actual loan losses.

REAL ESTATE OWNED
     Real estate acquired through foreclosure, forgiveness of debt or otherwise in lieu of debt (known collectively as real estate owned), is stated at the lower of cost (principally loan amount) or fair value, minus estimated selling expenses.
     Costs relating to the subsequent development or improvement of a property are capitalized, to the extent realizable. Holding costs and any subsequent provisions to reduce the carrying value of a property to fair value minus estimated selling expenses are charged to earnings. Fair value is generally determined by a current appraisal.

PREMISES, EQUIPMENT AND CAPITAL LEASES
     Premises and equipment, including capital leases, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the period of the related lease or the useful life of the improvement, whichever is shorter.

INCOME TAXES
     Deferred income tax assets and liabilities reflect the impact of temporary differences between values recorded as assets and liabilities for financial reporting purposes and amounts utilized for remeasurement in accordance with the tax laws. A valuation allowance is provided if the realization of a net deferred tax asset is not more likely than not.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
     Because of the earning power or special values of certain assets, NMBT paid amounts in excess of cost over the fair value of net assets acquired in the purchase transaction of Candlewood Bank and Trust Company. Such amounts are being amortized on a straight-line basis over seven years. Accumulated amortization of the excess cost over fair value of net assets acquired was $626,583 as of December 31, 1996. On an ongoing basis, management assesses the recoverability of this asset. If recoverability should become impaired, a charge to the statements of operations would be recorded.

NET INCOME PER SHARE
     Net income per share is computed by dividing net income by the weighted average common shares and common stock equivalents, if dilutive, outstanding during the year based on the treasury stock method. Common stock equivalents consist of shares subject to stock options. Weighted average common shares outstanding used to calculate earnings per share for the three years ended December 31, 1996 were as follows:

--------------------------------------------------------------------------------
                                                    1996       1995      1994
--------------------------------------------------------------------------------
Weighted   average  common shares                 2,684,124  2,589,754 2,530,360
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

2.   ACQUISITION
     On April 29, 1994, the acquisition of Candlewood Bank and Trust Company ("Candlewood"), a Connecticut state-chartered bank and trust company with offices in New Fairfield and Danbury, Connecticut, was completed. Pursuant to the Agreements and Plans of Merger, Candlewood was merged with and into NMBT. Total merger consideration of $5.80 million was paid in the form of cash for all of the outstanding common stock of Candlewood. The transaction was accounted for as a purchase under generally accepted accounting principles and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of cost over fair value of net assets acquired is being amortized over seven years on a straight-line basis. The operating results of Candlewood have been included in NMBT's statements of operations since the acquisition date.
     The following summarized pro forma (unaudited) information for 1994 gives effect to the acquisition as if it had occurred at the beginning of 1994:


--------------------------------------------------------------------------------
                                                                           1994
--------------------------------------------------------------------------------
                  Net interest income                                    $10,587
                  Net income                                              $1,057
                  Net income per common share                              $0.42
--------------------------------------------------------------------------------

     The above amounts reflect adjustments for amortization of the excess of cost over fair value of net assets acquired and the foregone interest on the funds used to purchase Candlewood.

3.   SECURITIES
     The aggregate amortized cost and estimated fair values of securities available for sale at December 31, 1996 and 1995 are as follows:


--------------------------------------------------------------------------------
DECEMBER 31, 1996
                                         Gross      Gross     Estimated
                              Amortized Unrealized Unrealized  Fair
Dollars in thousands            Cost     Gains      Losses     Value
--------------------------------------------------------------------------------
U.S.. Treasury and
agency securities              $12,527     $75         $-      $12,602
Municipal securities             8,785      82          8        8,859
Mortgage-backed securities       5,166      80          9        5,237
--------------------------------------------------------------------------------
Total debt securities           26,478     237         17       26,698
FHLB Stock                       1,542       -          -        1,542
--------------------------------------------------------------------------------
Total securities
available for sale             $28,020    $237        $17      $28,240
================================================================================

--------------------------------------------------------------------------------
DECEMBER 31, 1995

                                         Gross      Gross     Estimated
                              Amortized Unrealized Unrealized  Fair
Dollars in thousands            Cost     Gains      Losses     Value
--------------------------------------------------------------------------------
U.S.. Treasury and
agency securities              $10,487    $213         $-      $10,700
Municipal securities             3,166      25          1        3,190
Mortgage-backed securities       6,096     135          -        6,231
--------------------------------------------------------------------------------
Total debt securities           19,749     373          1       20,121
FHLB Stock                       1,542       -          -        1,542
================================================================================
Total securities
available for sale             $21,291    $373         $1      $21,663
================================================================================

NOTES TO FINANCIAL STATEMENTS

     The aggregate amortized cost and estimated fair values of securities held to maturity at December 31, 1996 and 1995 are as follows:

--------------------------------------------------------------------------------
DECEMBER 31, 1996
                                         Gross      Gross     Estimated
                              Amortized Unrealized Unrealized  Fair
Dollars in thousands            Cost     Gains      Losses     Value
--------------------------------------------------------------------------------
U.S.. Treasury and agency
   securities                  $11,175     $30        $70      $11,135
Mortgage-backed securities      24,346     196         66       24,476
--------------------------------------------------------------------------------
Total securities
   held to maturity            $35,521    $226       $136      $35,611
================================================================================


--------------------------------------------------------------------------------
DECEMBER 31, 1995
                                         Gross      Gross     Estimated
                              Amortized Unrealized Unrealized  Fair
Dollars in thousands            Cost     Gains      Losses     Value
--------------------------------------------------------------------------------
U.S.. Treasury and agency
   securities                   $8,017     $32         $8      $8,041
Mortgage-backed securities      10,526     103          -      10,629
--------------------------------------------------------------------------------
Total securities
   held to maturity            $18,543    $135         $8      $18,670
================================================================================
     The aggregate amortized cost and estimated fair values of securities available for sale at December 31, 1996 and 1995, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

--------------------------------------------------------------------------------
DECEMBER 31, 1996
                                                     Amortized    Fair
Dollars in thousands                                   Cost      Value
--------------------------------------------------------------------------------
Due in one year or less                              $ 4,495    $4,520
Due after one year through five years                  9,792     9,851
Due after five years through ten years                 7,025     7,090
Due after ten years                                        -         -
--------------------------------------------------------------------------------
                                                      21,312   21,461
Mortgage-backed securities                             5,166    5,237
--------------------------------------------------------------------------------
   Total debt securities available for sale          $26,478  $26,698
================================================================================


--------------------------------------------------------------------------------
DECEMBER 31, 1995
                                                     Amortized    Fair
Dollars in thousands                                   Cost      Value
--------------------------------------------------------------------------------
Due in one year or less                              $ 1,995    $1,999
Due after one year through five years                  9,337     9,559
Due after five years through ten years                 2,321     2,332
Due after ten years                                        -         -
--------------------------------------------------------------------------------
                                                      13,653    13,890
Mortgage-backed securities                             6,096     6,231
--------------------------------------------------------------------------------
   Total debt securities available for sale          $19,749   $20,121
================================================================================

NOTES TO FINANCIAL STATEMENTS

     The aggregate amortized cost and estimated fair values of debt securities held to maturity at December 31, 1996 and 1995, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

--------------------------------------------------------------------------------
DECEMBER 31, 1996
                                                     Amortized    Fair
Dollars in thousands                                   Cost      Value
--------------------------------------------------------------------------------
Due in one year or less                              $     -    $    -
Due after one year through five years                  5,000     4,950
Due after five years through ten years                 6,175     6,185
Due after ten years                                        -         -
--------------------------------------------------------------------------------
                                                      11,175    11,135
Mortgage-backed securities                            24,346    24,476
--------------------------------------------------------------------------------
Total debt securities held to maturity               $35,521   $35,611
================================================================================


--------------------------------------------------------------------------------
DECEMBER 31, 1995
                                                     Amortized    Fair
Dollars in thousands                                   Cost      Value
--------------------------------------------------------------------------------
Due in one year or less                              $ 8,017    $8,041
Due after one year through five years                      -         -
Due after five years through ten years                     -         -
Due after ten years                                        -         -
--------------------------------------------------------------------------------
                                                       8,017     8,041
Mortgage-backed securities                            10,526    10,629
--------------------------------------------------------------------------------
   Total debt securities held to maturity            $18,543   $18,670
================================================================================
     Proceeds from sales of debt securities were, in thousands, $10,526 in 1994. Gross gains, in thousands, of $84 in 1994 and gross losses, in thousands, of $24 in 1994 were realized on these sales. Securities with a carrying value of $5.1 million were pledged as collateral for public deposits as of December 31, 1996.
     Mortgage-backed securities include participation certificates issued by the Government National Mortgage Association (GNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Association (FNMA).
     As required by the Federal Home Loan Bank, NMBT must hold FHLB stock equal to 1% of assets secured by residential housing. As of December 31, 1996 and 1995, NMBT was in compliance with the FHLB stock requirement.

4.       LOANS AND ALLOWANCE FOR LOAN LOSSES

--------------------------------------------------------------------------------
                                                        DECEMBER 31,
                                                     -------------------
Dollars in thousands                                  1996        1995
--------------------------------------------------------------------------------
LOANS
Collateralized by residential
properties                                           $138,442   $136,067
Collateralized by commercial
properties                                             46,044     41,815
Construction and development                            5,999      4,891
Commercial and industrial                              13,203     11,917
Installment and education                               7,129      2,641
Cash reserve and credit cards                             870        840
--------------------------------------------------------------------------------
   Total loans                                        211,687    198,171

LESS
Allowance for loan losses                               3,212      3,553
Unearned income                                             1         13
--------------------------------------------------------------------------------
   Loans, net                                        $208,474   $194,605
================================================================================
                                       18

NOTES TO FINANCIAL STATEMENTS

As described in Note 1, effective January 1, 1995, NMBT adopted SFAS 114 which defines when a loan is considered to be impaired and requires such loans to be measured at the lower of cost or fair value. The recorded investment in impaired loans was, in thousands, $3,598 at December 31, 1996 and $3,933 at December 31, 1995 and consists of loans for which allowances of, in thousands, $490 and $457, respectively have been established.
     Generally, the fair value of impaired loans was determined using the fair value of the underlying collateral of the loan.
     Additional information regarding impaired loans is as follows:


--------------------------------------------------------------------------------

Dollars in thousands                                             1996    1995
--------------------------------------------------------------------------------
Income recorded on impaired loans during the                    $    75  $  57
  portion of the year that they were impaired

Income recorded on impaired loans                                     4      5
  recognized on the cash basis

Average investment in impaired loans                              3,953  4,037
================================================================================
     Nonaccrual loans at December 31, 1996, 1995 and 1994, and related interest income data are summarized as follows:



--------------------------------------------------------------------------------
Dollars in thousands                                    1996     1995     1994
================================================================================
Nonaccrual loans                                      $ 4,025  $4,523  $ 5,056
================================================================================
Interest income in
accordance with original
terms                                                 $   309  $  169  $   233

Interest income recorded                                   30      37       30
--------------------------------------------------------------------------------
Reduction in interest income                          $   279  $  132  $   203
================================================================================
     Nonaccrual loans at December 31, 1996 and 1995 include, in thousands, $2,812 and $3,138 of loans considered to be impaired under SFAS 114.
     Changes in the allowance for loan losses were as follows:


--------------------------------------------------------------------------------
                                                              DECEMBER 31,
                                                      --------------------------
          Dollars in thousands                           1996     1995     1994
--------------------------------------------------------------------------------
          Allowance for loan losses                     $3,553   $3,965  $3,769
          at beginning of year

          Allowance acquired from                            -        -   1,192
          Candlewood

          Provision for loan losses                        390      160     240
          charged against income

          Transfer to liability for                       (200)       -       -
          estimated losses from
          off-balance sheet credit
          instruments

          Loan losses, net of                             (531)    (572) (1,236)
          recoveries
--------------------------------------------------------------------------------
          Allowance for loan                           $3,212   $3,553    $3,965
          losses at end of year
================================================================================
     Loans to executive officers, principal stockholders, directors, companies of which directors are principal owners, and individuals directly related to or affiliated with directors and executive officers aggregated $2.94 million and $3.09 million at December 31, 1996 and 1995, respectively. During 1996, new or renewed loans totalling $1.09 million were granted, and payments of $1.24 million were received.
     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage

NOTES TO FINANCIAL STATEMENTS

Servicing Rights". SFAS 122 amends SFAS 65 "Accounting for Certain Mortgage Banking Activities" to require that NMBT recognize an asset for rights to service mortgage loans for others, however those servicing rights are acquired. It also requires NMBT to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 was applied prospectively beginning January 1, 1996. During 1996, NMBT recognized servicing assets for originated mortgages totalling $76,954, of which $7,318 was amortized during the year. As of December 31, 1996, an asset of $69,636 is recorded for mortgage servicing rights. This amount is included in other assets on the statement of condition.
     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 125). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. NMBT will be required to adopt SFAS 125 for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, on a prospective basis. The adoption of this standard is not expected to have material impact on NMBT's financial condition or its results of operations.

5.       REAL ESTATE OWNED
     Real estate acquired through foreclosure is stated net of a valuation allowance. Upon adoption of SFAS 114 in 1995, in-substance foreclosed loans were reclassified to loans. Real estate owned properties consisted of the following:



--------------------------------------------------------------------------------
                                                        DECEMBER 31,
                                                    --------------------
          Dollars in thousands                         1996       1995
--------------------------------------------------------------------------------
          One-to-four family residential             $  511     $  316

          Commercial                                    405      1,362
--------------------------------------------------------------------------------
          Total real estate owned                       916      1,678

             Less:  valuation allowance                 420        364
================================================================================
             Real estate owned, net                  $  496     $1,314
================================================================================


--------------------------------------------------------------------------------
          CHANGES IN THE VALUATION ALLOWANCE
          Valuation allowance at beginning
          of year                                    $  364        433
          Provision for real estate owned
          losses charged against income                 314        207
          Real estate owned losses                     (258)      (276)
--------------------------------------------------------------------------------
          Valuation allowance at end of year         $  420     $  364
================================================================================
6.       PREMISES AND EQUIPMENT

--------------------------------------------------------------------------------
           DECEMBER 31, 1996

          Dollars in thousands                    OWNED     CAPITAL
                                                 PROPERTY   LEASES    TOTAL
--------------------------------------------------------------------------------
          Premises and improvements              $ 3,751   $   401   $ 4,152
          Equipment and furniture                  4,420         -     4,420
--------------------------------------------------------------------------------
                                                   8,171       401     8,572

          Less accumulated
          depreciation and                         4,552       372     4,924
          amortization
--------------------------------------------------------------------------------
          Premises, equipment and                $ 3,619   $    29   $ 3,648
          capital leases, net
================================================================================
                                       19

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
          DECEMBER 31, 1995

          Dollars in thousands                    OWNED     CAPITAL
                                                 PROPERTY   LEASES    TOTAL
--------------------------------------------------------------------------------
          Premises and improvements              $ 3,646   $   401   $ 4,047
          Equipment and furniture                  4,307         -     4,307
--------------------------------------------------------------------------------
                                                   7,953       401     8,354

          Less accumulated
          depreciation and
          amortization                             4,098       345     4,443
--------------------------------------------------------------------------------
          Premises, equipment and                $ 3,855   $    56   $ 3,911
          capital leases, net
================================================================================

7.       ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON
     Following is rate and maturity data on outstanding advances from the FHLB at December 31, 1996:

--------------------------------------------------------------------------------
          Dollars in thousands

          MATURITY DATE                          RATE     AMOUNT
--------------------------------------------------------------------------------
          January 30, 1997                       5.46%     $4,200
          June 9, 1997                           6.11%      1,685
          June 11, 1997                          6.09%      1,000
          November 1, 1999                       6.05%      3,412
          June 11, 2001                          7.03%        550
          June 19, 2001                          6.65%      3,717
--------------------------------------------------------------------------------
                                                          $14,564
================================================================================

     There were no advances outstanding at December 31, 1995.
     NMBT has access to a preapproved line of credit with the FHLB for up to 2% of its total assets. In accordance with an agreement with FHLB, NMBT is required to maintain qualified collateral, as defined in FHLB Statement of Credit Policy, free and clear of liens, pledges and encumbrances, as collateral for the advances and the preapproved line of credit. NMBT maintained qualified collateral well in excess of the amount required to collateralize the outstanding advances at December 31,1996.

8.   STOCK OPTION PLANS
     NMBT has two stock option plans for the benefit of employees, officers and directors. The 1988 Non-Statutory Stock Option Plan (the 1988 Plan) permits a maximum of 93,786 shares of common stock to be issued at exercise prices at or above 85% of the fair market value. The 1994 Non-Qualified Stock Option Plan (the 1994 Plan) permits a maximum of 300,000 shares of common stock to be issued at fair market value.
     The Board of Directors determine when such options will be granted, and when they will become exercisable, with the term of each option not to exceed five years under the 1988 Plan and ten years under the 1994 Plan. The Plans also provide for the issuance of stock appreciation rights, at the discretion of the Board of Directors, concurrent with the issuance of options. The number of shares of common stock reserved, and outstanding, for stock options and stock appreciation rights will be adjusted for any stock splits declared after establishment of the Plans. Options have been granted to purchase common stock principally at the fair market value at the date of the grant. Options are exercisable immediately after the grant. Upon the exercise of options, proceeds received in excess of par value are credited to additional paid-in capital.

NOTES TO FINANCIAL STATEMENTS

           Stock option transactions under the Plans were as follows:
--------------------------------------------------------------------------------
                             SHARES    EXERCISE       WEIGHTED
                             UNDER-    PRICE          AVERAGE
                             LYING     PER            PRICE     MATURITY
          OUTSTANDING        OPTIONS   SHARE          PER         RANGE
          OPTIONS                      RANGE          SHARE
--------------------------------------------------------------------------------
          As of January 1,   336,620   $5.00-$6.00    $5.889    1995-2004
          1995

          Granted             10,000   $9.75          $9.750    2004

          Canceled or         (3,550)  $5.00-$6.00    $5.338    1995-1999
          expired

          Exercised          (31,770)  $5.00-$6.00    $5.893    1995-1999
--------------------------------------------------------------------------------
          As of December     311,300   $5.875-$9.75   $6.018    1999-2004
          31, 1995

          Granted              7,500   $11.875        $11.875   2004

          Canceled or           (600)  $6.00          $6.000    1999
          expired

          Exercised          (24,600)  $5.875-$6.00   $5.914    1999-2004

================================================================================
          As of December     293,600   $5.875-$11.875 $6.177    1999-2004
          31, 1996
================================================================================
     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS 123 also allows NMBT to continue to measure compensation costs for stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB No.25 "Accounting for Stock Issued to Employees" (APB 25) and make pro forma disclosure of net income and earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. NMBT has elected not to adopt the accounting requirements of SFAS 123 and continue to account for stock-based compensation plans in accordance with APB 25. Had compensation cost for NMBT's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, NMBT's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
          Dollars in thousands, except per        1996       1995
          share data
--------------------------------------------------------------------------------
          Net income          As reported        $2,792     $2,159
                              Pro forma          $2,756     $2,109

          Earnings per share  As reported        $1.04      $0.83
                              Pro forma          $1.03      $0.81
================================================================================
     The fair value of each option grant in 1995 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996 respectively: dividend yield of 1.6 percent for all years; expected volatility of 30 percent, risk-free interest rates of 7 percent for the options; and expected lives of
8.67 and 8 years for the options, respectively. All 1995 and 1996 option grants expire in 2004. The weighted average fair value of options granted during 1995 and 1996 was $6.29 and $5.46, respectively.

9.   STOCKHOLDERS' EQUITY CAPITAL REQUIREMENTS
     NMBT is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on NMBT's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, NMBT must meet specific capital guidelines that involve quantitative measures of NMBT's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. NMBT's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require NMBT to maintain minimum amounts and

NOTES TO FINANCIAL STATEMENTS

ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that NMBT meets all capital adequacy requirements to which it is subject.
     As of December 31, 1996, the most recent notification from the FDIC categorized NMBT as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized NMBT must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.
     NMBT's actual capital amounts and ratios are also presented in the table.

------------------------------------------------------------------------------------------------
                                                                              TO BE WELL
                                             FOR CAPITAL                      CAPITALIZED
                                               ADEQUACY                          UNDER
                               ACTUAL          PURPOSES:                   PROMPT CORRECTIVE
                                                                           ACTION PROVISIONS:
Dollars in thousands      AMOUNT    RATIO   AMOUNT               RATIO  AMOUNT           RATIO
------------------------------------------------------------------------------------------------
 AS OF DECEMBER 31, 1996:
 Total Capital
 (to Risk-Weighted
 Assets)                 $23,997    13.0%   $14,770      greater  8.0%  $18,462  greater 10.0%
                                                         than or                 than or
                                                         equal to                equal to

 Tier 1 Capital
 (to Risk-Weighted        21,678    11.7%     7,385      greater  4.0%   11,077  greater  6.0%
 Assets)                                                 than or                 than or
                                                         equal to                equal to

 Tier 1 Capital
 (to Average Assets)      21,678     7.2%    12,002      greater  4.0%   15,002  greater  5.0%
                                                         than or                 than or
                                                         equal to                equal to
------------------------------------------------------------------------------------------------
 AS OF DECEMBER 31, 1995:
 Total Capital
 (to Risk-Weighted       $20,977    13.0%   $12,952      greater  8.0%  $16,189  greater 10.0%
 Assets)                                                 than or                 than or
                                                         equal to                equal to
 Tier 1 Capital
 (to Risk-Weighted        18,935    11.7%     6,476      greater  4.0%    9,714  greater  6.0%
 Assets)                                                 than or                 than or
                                                         equal to                equal to
 Tier 1 Capital
 (to Average Assets)      18,935     7.2%    10,519      greater  4.0%   13,148  greater  5.0%
                                                         than or                 than or
                                                         equal to                equal to
 -----------------------------------------------------------------------------------------------

     DIVIDENDS
     There are certain restrictions on the payment of dividends by NMBT. Under Connecticut law, NMBT is prohibited from declaring a cash dividend on its common stock except from net earnings for the current year and the preceding two years.

NOTES TO FINANCIAL STATEMENTS

10. INCOME TAXES

     The following table represents a reconciliation of the provision for income taxes as shown in the statements of operations with that which would be computed by applying the statutory federal income tax rate (34%) to income before income taxes:

--------------------------------------------------------------------------------
          RECONCILIATION   OF  THE   PROVISION   FOR INCOME TAXES

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
          Dollars in thousands                           1996      1995    1994
--------------------------------------------------------------------------------
          Federal income tax provision
            at statutory rate                           $1,078     $917    $571
          Increase  (decrease) in income taxes
            resulting from:
            State   income   taxes,   net   of             142      153     168
              federal tax effect
          Changes in valuation  allowance  and
            other deferred tax adjustments                (701)    (640)   (471)
          Other                                           (140)     107      71
--------------------------------------------------------------------------------
          Actual provision for income taxes               $379     $537    $339
================================================================================


--------------------------------------------------------------------------------
          COMPONENTS  OF THE  PROVISION  FOR  INCOME TAXES

                                                        YEARS ENDED DECEMBER 31,
          Dollars in thousands                           1996      1995    1994
--------------------------------------------------------------------------------
          Current income tax expense:
          Federal                                        $431      $546    $572
          State                                           215       232     238
--------------------------------------------------------------------------------
                                                          646       778     810
          Deferred income tax benefit                    (267)     (241)   (471)
--------------------------------------------------------------------------------
          Total provision for income taxes               $379      $537    $339
================================================================================
     The tax effect of temporary differences giving rise to NMBT's deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

--------------------------------------------------------------------------------
          Dollars in thousands                           1996      1995
--------------------------------------------------------------------------------
          DEFERRED TAX ASSETS
          Allowance for loan losses                      $771      $867
          Deferred compensation                           452       410
          Capital loss carryforward                       105       304
          Deferred loan fees                              (83)      156
          Real estate owned                               165        12
          Other                                           (25)       75
--------------------------------------------------------------------------------
          Total deferred tax assets                     1,385     1,824
--------------------------------------------------------------------------------
          DEFERRED TAX LIABILITIES
          Depreciation                                      -      (307)
          Securities                                     (106)     (162)
--------------------------------------------------------------------------------
           Total deferred tax liabilities                (106)     (469)
--------------------------------------------------------------------------------
          Valuation allowance                            (105)     (499)
--------------------------------------------------------------------------------
          Net deferred tax assets                      $1,174      $856
================================================================================
     NMBT will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not. A valuation reserve is established for tax benefits available but for which realization is in doubt. In 1996, NMBT reduced the valuation allowance to approximately 6% of the deferred tax asset to recognize the remaining available Federal income tax benefits together with the remaining available State income tax benefits which NMBT expected to utilize, and other book/tax temporary differences. At December 31, 1996, NMBT recorded a valuation reserve against 100% of the State and Federal capital loss carryforwards which NMBT does not expect to utilize.

11. BENEFIT PLANS
     NMBT has a defined contribution Retirement and Thift 401(k) Plan for its employees who meet certain length of service and age requirements. The provisions of the 401(k) Plan allow eligible employees to contribute between 1% and 15% of their annual salary, with a matching contribution by NMBT equal to 100% of the employee's contribution, up to 4% of annual salary. NMBT can also make discretionary contributions to the Plan. NMBT's expense under

NOTES TO FINANCIAL STATEMENTS

this plan was $0.23 million, $0.21 million and $0.16 million in 1996, 1995 and 1994, respectively.
     In 1985 and 1986, the Board of Directors of NMBT approved Deferred Compensation Agreements for its Directors and selected Executive Officers. These agreements permitted the Directors and selected Executive Officers to defer a portion of their cash compensation. The accrued liability at December 31, 1996 was $1.12 million. To fund this liability, NMBT has purchased life insurance contracts on the applicable parties. NMBT is the owner and beneficiary of such contracts. Although NMBT may be obligated for certain cash payments prior to the receipt of proceeds from the purchased life insurance policies, NMBT should ultimately be reimbursed in whole from such life insurance proceeds.
     Distributions under the Plan are payable by NMBT as either a lump sum, in a maximum of ten equal annual installments, or in either 120 or 180 equal monthly installments depending upon the basis for the distribution. In cases of death, attaining normal retirement age or other terminations, lump sum distributions or installment payments are authorized. Retirement distributions are made upon attaining normal retirement age. NMBT's aggregate distributions in 1996 pursuant to this Plan totaled $0.14 million.

12. COMMITMENTS AND CONTINGENCIES

    OFF-BALANCE SHEET COMMITMENTS
     NMBT is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and, from time to time, to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition. The contract amounts of those instruments reflect the extent of involvement NMBT has in particular classes of financial instruments. NMBT's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees is represented by the contractual amount of those instruments. NMBT uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
         Commitments and conditional obligations at December 31, 1996 were as follows:

--------------------------------------------------------------------------------
          Dollars in thousands                              CONTRACT AMOUNT
--------------------------------------------------------------------------------
          FINANCIAL INSTRUMENT WHOSE CONTRACT
          AMOUNTS REPRESENT CREDIT RISK:

          Commitments to extend credit                           $51,327
          Standby letters of credit                                3,152

--------------------------------------------------------------------------------
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. NMBT evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by NMBT upon the extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but is principally real estate and other income producing property.
     Standby letters of credit and financial guarantees are conditional commitments issued by NMBT to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support commercial borrowing arrangements. Most guarantees are for twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. NMBT holds certificates of deposit or real estate as collateral supporting those commitments for which collateral is deemed necessary. NMBT generally requires an initial loan to value ratio of no greater than 80% when real estate collateralizes a loan commitment.

NOTES TO FINANCIAL STATEMENTS

CONCENTRATIONS OF CREDIT RISK
     NMBT primarily grants loans to customers located within its primary market area in western Connecticut. The majority of NMBT's loan portfolio and commitments (86%) are comprised of loans collateralized by real estate in western Connecticut. Of these loans, approximately 74% are collateralized by residential real estate.

LEASE COMMITMENTS
     NMBT leases certain of its premises and equipment under capital and operating lease agreements. Rent expense for operating leases was, in thousands, $253, $233 and $167 for the years ended December 31, 1996, 1995 and 1994, respectively. The present value of future minimum lease payments under capital leases is included in other liabilities.
     The future minimum lease payments by year, and in the aggregate, under capital and noncancelable operating leases consisted of the following at December 31, 1996:

--------------------------------------------------------------------------------
                                               CAPITAL   OPERATING
          Dollars in thousands                  LEASES    LEASES
--------------------------------------------------------------------------------
           YEARS ENDED DECEMBER 31:
                         1997                      $57      $193
                         1998                       20       179
                         1999                       -        178
                         2000                       -         90
                         2001                       -         86
                         2002 and thereafter        -        489
--------------------------------------------------------------------------------
           Total future minimum lease payments      $77    $1,215
          Amounts representing interest             (7)
--------------------------------------------------------------------------------
          Present value of future minimum
          lease payments                           $70
================================================================================
LEGAL PROCEEDINGS
     NMBT is a defendant in certain claims and legal actions that arose in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these proceedings, in the aggregate, are not expected to have a materially adverse effect on the financial position, results of operations or liquidity of NMBT.

CASH AND DUE FROM BANKS
     Cash and due from banks includes reserve balances that NMBT is required to maintain with the Federal Reserve Bank of Boston. These required reserves are based upon deposits outstanding and were $5.7 million and $4.5 million at December 31, 1996 and 1995, respectively. These reserve balances averaged $5.1 million and $3.8 million in 1996 and 1995, respectively.

EMPLOYMENT CONTRACTS
     NMBT has employment agreements with certain members of senior management. The agreements provide for an initial term of one year expiring on December 31, 1996, and provide for one year extensions unless the employee is terminated in accordance with the terms contained therein. One agreement provides for the payment of cash severance equal to three times average annual gross income for the previous five years, less one dollar, upon voluntary or involuntary termination within twelve months following a "change in control" (as such term is defined therein). The agreements for two others provide for the payment of cash severance equal to one time average annual gross income for the previous five years, less one dollar, upon voluntary or involuntary termination within twelve months following a "change in control" (as such term is defined therein).

13. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS
         SFAS 107 "Disclosures About Fair Value of Financial Instruments", requires disclosure of fair value information for certain financial instruments, including loans, securities, deposits and borrowings. Quoted market prices are not available for a significant portion of NMBT's financial instruments and, as a result, the fair values presented may not be indicative of net realizable or liquidation values.
     Fair values are estimates derived using present value or other valuation techniques and are based on judgments regarding future

NOTES TO FINANCIAL STATEMENTS

expected loss experience, current economic conditions, risk characteristics and other factors. In addition, fair value estimates are based on market conditions and information about the financial instrument at a specific point in time. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Such items include premises and equipment, real estate owned and income taxes. In addition, the tax ramifications relating to the realization of unrealized gains and losses may have a significant effect on fair value estimates and have not been considered in the estimates.

     The following is a summary of the methodologies and assumptions used to estimate the fair value of NMBT's financial instruments pursuant to SFAS 107.
     CASH, CASH EQUIVALENTS AND OTHER: The estimated fair value of cash and due from banks, deposits with banks, federal funds sold, accrued interest receivable and accrued interest payable, is considered to approximate the book value due to their short-term nature and negligible credit losses.

     SECURITIES: Securities classified as available for sale are carried at fair value. Fair value for securities held to maturity was determined generally by secondary market and independent broker quotations.

     LOANS: Estimated fair values for loans collateralized by real estate are based on discounted projected cash flows using yield spreads determined by property type, adjusted for prepayment assumptions, changes in credit risk and interest rate parameters for variable rate loans. Estimated fair values for commercial and consumer loans, not collateralized by real estate, are based on applicable fixed yields. Credit cards and cash reserve loans are based on carrying values.

     DEPOSITS: The estimated fair values disclosed for checking and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. Estimated fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     FHLB ADVANCES: The carrying amounts for FHLB advances approximate the fair value because rates currently available for advances with similar terms approximate actual rates on NMBT advances.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Estimated fair values for NMBT's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standing.

     The following table summarizes the carrying value and estimated fair values of NMBT's on- and off-balance sheet financial instruments at December 31:

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                  1996                            1995
                          ------------------------------------------------------
 Dollars in                  CARRYING      ESTIMATED      CARRYING     ESTIMATED
 thousands                    VALUE       FAIR VALUE       VALUE      FAIR VALUE
--------------------------------------------------------------------------------
 FINANCIAL ASSETS
   Cash and due
   from banks                $17,855       $17,855         $20,417     $20,417
   Interest-bearing
   deposits                    6,135         6,135           4,165       4,165
   Securities
   available
   for sale                   28,240        28,240          21,663      21,663
   Securities
   held to
   maturity                   35,521        35,611          18,543      18,670
   Loans, net
   Accrued                   208,474       206,655         194,605     193,835
   Interest
   receivable                  1,923         1,923           1,542       1,542
--------------------------------------------------------------------------------
 FINANCIAL LIABILITIES

   Noninterest-bearing
   checking                  $36,013       $36,013         $31,149     $31,149
   Interest-bearing
   checking                   76,989        76,989          72,506      72,506
   Savings                    61,432        61,432          62,689      62,689
   Time deposits              91,727        91,399          80,723      80,366
   Accrued
   interest
   payable                       336           336             254         254
   FHLB advances              14,564        14,564               -           -
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  1996                 1995
                           -------------------- -------------------
                           CONTRACT  ESTIMATED  CONTRACT ESTIMATED
          Dollars in        AMOUNT   FAIR       AMOUNT   FAIR
          thousands                  VALUE               VALUE
--------------------------------------------------------------------------------
          OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
          Commitments
            to extend
            credit        $51,327      $564    $40,414      $458
          Standby
            letters of
            credit          3,152        63     1,313         26
--------------------------------------------------------------------------------
                                       23

QUARTERLY RESULTS OF OPERATIONS

Dollars in thousands,
except per share data                               FIRST             SECOND            THIRD            FOURTH
-------------------------------------------------------------------------------------------------------------------
1996
Interest and dividend income                            $4,804            $4,903           $5,205            $5,388
Interest expense                                         1,819             1,898            2,106             2,171
-------------------------------------------------------------------------------------------------------------------
Net interest income                                      2,985             3,005            3,099             3,217
Provision for loan losses                                   60                90               90               150
-------------------------------------------------------------------------------------------------------------------
Noninterest income                                         385               392              425               438
Noninterest expense                                      2,518             2,407            2,459             3,001
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 792               900              975               504
Net income                                                 594               675              731               792
===================================================================================================================

Per share amounts:
   Net income per share (1)                              $0.23             $0.25            $0.28             $0.29
   Cash dividends per share                             $0.040            $0.040           $0.045            $0.045
-------------------------------------------------------------------------------------------------------------------
   Average market ask price                             $10.50            $10.75          $11.125            $12.50
   Average market bid price                              $9.50            $9.625          $10.125            $11.50
-------------------------------------------------------------------------------------------------------------------

1995
Interest and dividend income                            $4,369            $4,552           $4,757            $4,785
Interest expense                                         1,650             1,766            1,820             1,848
-------------------------------------------------------------------------------------------------------------------
Net interest income                                      2,719             2,786            2,937             2,937
Provision for loan losses                                   40                 -               60                60
-------------------------------------------------------------------------------------------------------------------
Noninterest income                                         303               309              316               347
Noninterest expense                                      2,390             2,474            2,397             2,537
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 592               621              796               687
Net income                                                 444               466              597               652
===================================================================================================================

Per share amounts:
   Net income per share (1)                              $0.18             $0.18            $0.24             $0.23
   Cash dividends per share                             $0.030            $0.030           $0.035            $0.035
-------------------------------------------------------------------------------------------------------------------
   Average market ask price                             $6.500            $8.250           $8.750            $9.750
   Average market bid price                             $5.750            $7.125           $7.500            $8.500
-------------------------------------------------------------------------------------------------------------------

(1) The sum of quarterly per share data may not equal the annual amounts due to changes in the weighted average shares and share equivalents outstanding

STOCK INFORMATION

Investment Information
Stockholders are encouraged to contact NMBT with any questions or comments about their investments. Direct letters to:

Jay C. Lent
The New Milford Bank & Trust Company
100 Park Lane
New Milford, CT 06776-2400

Common Stock Listing
The New Milford Bank & Trust Company's common stock is traded on the National Association of Securities Dealers (NASDAQ) SmallCap Market under the symbol NMBT. As of December 31, 1996, there were approximately 2,000 stockholders of record.

STOCK TRANSFER AGENT

Requests for changes in the registration of stock certificates, replacement of lost or destroyed certificates, or undeliverable dividend checks, should be referred to NMBT's transfer agent:

ChaseMellon Shareholder Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
(800)288-9541

Telecommunications Devices for the Deaf (TDD) for the hearing and speech impaired are available by calling (800)231-5469.

                                       24